Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

DEPUY SYNTHES, INC.

and

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Dated as of February 14, 2017

i

ARTICLE VIII

Employees

SECTION 8.01.	Employee Benefits Matters	75

SECTION 8.02.	Regulatory Approvals	82

ARTICLE IX

Termination

SECTION 9.01.	Buyer Termination	84

SECTION 9.02.	Seller Termination	84

SECTION 9.03.	Effect of Termination	85

ARTICLE X

Indemnification

SECTION 10.01.	Survival	87

SECTION 10.02.	Indemnification by Seller	87

SECTION 10.03.	Indemnification by Buyer	87

SECTION 10.04.	Limitations on Liability	88

SECTION 10.05.	Claims	88

SECTION 10.06.	Defense of Actions	89

SECTION 10.07.	Limitation, Exclusivity, No Duplicate Recovery	90

SECTION 10.08.	Calculation of Damages	91

SECTION 10.09.	Tax Treatment of Indemnity Payments	91

ARTICLE XI

Miscellaneous

SECTION 11.01.	No Reliance by Buyer; Own Due Diligence	91

SECTION 11.02.	Financial Information and Projections	91

SECTION 11.03.	To the Knowledge	91

SECTION 11.04.	Waivers	92

Annexes

Annex 2.02(a)	Transferred Assets
Annex 2.02(b)	Excluded Assets
Annex 2.02(c)	Assumed Liabilities
Annex 2.02(d)	Excluded Liabilities

Exhibits

Exhibit A	Products
Exhibit B	Form of General Assignment
Exhibit C	Form of Patent Assignment
Exhibit D	Form of Trademark Assignment
Exhibit E	Form of Assumption Agreement
Exhibit F	Form of Country Transfer Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Transition Manufacturing Services Agreement
Exhibit I	Draft Reverse Transition Services Agreement

Schedules

Schedule 1.01(a)	2014/2015 Draft Financial Statements
Schedule 1.01(b)	2016 Draft Summary P&L
Schedule 1.01(c)	Accounting Policies
Schedule 1.01(d)	Form of Quarterly Comparative Financial Statements
Schedule 1.01(e)	Employees of the Business
Schedule 1.01(f)	Employees of the Business Exceptions
Schedule 1.01(g)	Inventory Target
Schedule 1.01(h)	Non-Principal Country Units

v

Schedule 1.01(i)	Shared Services
Schedule 2.02(a)(i)	Transferred Real Property
Schedule 2.02(a)(viii)(A)(1)	Transferred Trademarks
Schedule 2.02(a)(viii)(A)(2)	Transferred Patents
Schedule 2.02(a)(ix)	Transferred Domain Names
Schedule 2.02(a)(x)	Transferred IT
Schedule 2.02(b)(xv)	Excluded Equipment
Schedule 2.02(b)(xx)	Other Retained Assets
Schedule 2.02(d)(vii)	Other Excluded Liabilities
Schedule 2.03(b)	Foreign Currency Jurisdictions and Currencies
Schedule 2.04(b)	Consideration Adjustment Statement - Form
Schedule 2.05(b)	Allocation Schedule
Schedule 3.03(a)	Title to Property Exceptions
Schedule 3.03(b)	Permitted Liens
Schedule 3.04	Transferred Assets Exceptions
Schedule 3.05(b)	Transferred Real Property Compliance Exceptions
Schedule 3.06(e)	No Undisclosed Liabilities
Schedule 3.07	Consents and Approvals
Schedule 3.09(a)	Material Transferred Contracts and Material Commingled Contracts
Schedule 3.09(d)	Material Transferred Contract Exceptions
Schedule 3.10(a)(i)	Patent and Trademark IP Exceptions
Schedule 3.10(a)(ii)	Transferred IP Exceptions
Schedule 3.10(b)	IP Rights and Agreements
Schedule 3.10(d)	Adverse Third Party IP Actions or Claims
Schedule 3.10(e)	Transferred IP Violations
Schedule 3.11(a)	Legal Proceedings
Schedule 3.11(b)	Judgments
Schedule 3.12(a)	Collective Bargaining Agreements
Schedule 3.13(a)	Business Employee Benefit Plans
Schedule 3.14	Environmental Matters
Schedule 3.15	Absence of Certain Developments
Schedule 3.17(b)	Product Registrations
Schedule 3.17(e)	Recalls
Schedule 3.17(h)	Product Claims
Schedule 3.20(a)	Material Suppliers
Schedule 3.20(b)	Material Supplier Terminations
Schedule 5.01(f)	Anti-Trust Approvals
Schedule 6.01	Conduct of Business by Seller
Schedule 6.05(e)	Divestiture Financial Information
Schedule 6.06(e)	Financial Information
Schedule 7.05	Returned Goods Policy
Schedule 7.07	Reverse Transition Services Agreement
Schedule 7.09	Additional Obligations
Schedule 8.01(b)	Information Concerning Employees of the Business
Schedule 8.01(q)(i)	Non-Line Transfers
Schedule 8.01(q)(ii)	Raynham Schedule
Schedule 11.03(a)	Individuals with Knowledge (Seller)
Schedule 11.03(b)	Individuals with Knowledge (Buyer)

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 14, 2017, between DePuy Synthes, Inc., a Delaware corporation (“Seller”), and Integra LifeSciences Holdings Corporation, a Delaware corporation (“Buyer”).

W I T N E S S E T H :

WHEREAS, Seller directly and indirectly through certain of its Affiliates (as defined below), currently conducts a global business of researching, developing, manufacturing or having made, marketing, distributing and selling, as the case may be, the products set forth on Exhibit A (the “Products”) for use in connection with neurosurgery procedures, but, for the avoidance of doubt, excluding the business and technology of products for use in connection with neurovascular procedures and drug delivery and cranio maxillofacial procedures (collectively, the “Business”); and

WHEREAS, Seller desires to sell (or to cause to be sold), and Buyer desires to purchase or cause certain of its Affiliates to purchase, certain assets related to the Business as a going concern and Buyer is willing to assume or cause certain of its Affiliates to assume certain liabilities related to the Business, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions and Interpretations

SECTION 1.01. Definitions. (a) The following terms used in this Agreement shall have the respective meanings assigned to them below:

“2014/2015/2016 Audited Financial Statements” means the following special purpose carve-out financial statements with respect to the Transferred Assets and Assumed Liabilities and associated revenues and direct expenses of the Business: (a) the audited Statements of Assets Acquired and Liabilities Assumed as of January 1, 2017 and January 3, 2016 and (b) the audited Statements of Revenues and Direct Expenses for the fiscal years ended January 1, 2017, January 3, 2016 and December 28, 2014.

“2014/2015 Draft Financial Statements” means the following special purpose carve-out financial statements with respect to the Transferred Assets and Assumed Liabilities and associated revenues and direct expenses of the Business: (a) the draft unaudited Statements of Assets Acquired and Liabilities Assumed as of January 3, 2016 and (b) the draft unaudited Statements of Revenues and Direct Expenses for the fiscal years ended January 3, 2016 and December 28, 2014, in each case, as set forth on Schedule 1.01(a).

“2016 Draft Summary P&L” means an unaudited summary statement of revenues and direct expenses of the Business for the fiscal year ended January 1, 2017, as set forth on Schedule 1.01(b).

“Accounting Policies” means Seller’s internal accounting policies as described in Schedule 1.01(c).

“Action” means, any claim, charge, complaint, action, suit, litigation, cause of action, arbitration, proceeding, hearing, audit or investigation, whether in contract, tort or otherwise, whether at law or in equity and whether civil, criminal, investigative, judicial or administrative, of any Person or Governmental Entity.

“Affiliate”, with respect to any specified Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Alternate Financing” means the funding under the Alternate Financing Commitments.

“Alternate Financing Commitments” means the Existing Credit Agreement (as defined in the Financing Commitments) if and when amended pursuant to the Amendment (as defined in the Financing Commitments), including the revolving commitments thereunder and the commitment of the lenders under the Financing Commitments to fund the Incremental Term Loan B Facility thereunder.

“Ancillary Agreements” means, other than this Agreement, the agreements and instruments, including, to the extent required by applicable Law, any Country Transfer Agreements and any related instruments of transfer, and including the Transition Services Agreement, the Transition Manufacturing Services Agreement, the Reverse Transition Services Agreement and the Final Binding Offer Letter, in each case, including the exhibits and schedules thereto, executed and delivered in connection with the Transactions.

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial) which apply to Seller or any of its Affiliates or the Business, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Public Official or foreign government employee to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Trust Approvals” means all authorizations, orders, grants, consents, clearances, permissions and approvals and all expirations, lapses and terminations of any required waiting periods (including extensions thereof), in each case under any merger control or similar legislation in order to consummate the Transactions.

“Anti-Trust Filings” means all applicable notifications to or filings with an anti-trust or competition authority in the United States, the European Union (or any member state thereof) or any other jurisdiction required to consummate the Transactions.

“Applicable Closing” means (a) with respect to the Principal Country Units, the Principal Closing and (b) with respect to any Non-Principal Country Unit, the applicable Non-Principal Country Unit Closing.

“Applicable Closing Date” means (a) with respect to the Principal Country Units, the Principal Closing Date and (b) with respect to any Non-Principal Country Unit, the applicable Non-Principal Country Unit Closing Date.

“Assumed Benefit Plan” means any Business Employee Benefit Plan for which liabilities and/or assets transfer to Buyer or its Affiliates under applicable Law as a result of the Transactions.

“Assumed Liabilities” means the obligations and liabilities set forth or described on Annex 2.02(c).

“Assumed Pension Plan” means any Business Employee Benefit Plan for which assets transfer to Buyer or its Affiliates under applicable Law as a result of the Transactions that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA.

“Benefits Continuation Period” means (a) with respect to any Transferred Employee primarily providing service to a Principal Country Unit, other than any Raynham Employee, a period of time commencing on the Principal Closing Date and ending on the eighteen (18) month anniversary of the Principal Closing Date and (b) with respect to any Transferred Employee primarily providing service to any Non-Principal Country Unit or any Raynham Employee, a period of time commencing on the Applicable Closing Date and ending on the later of (i) the eighteen (18) month anniversary of the Principal Closing Date and (ii) the twelve (12) month anniversary of the Applicable Closing Date.

“Business Employee Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject thereto), and each other employee benefit or compensatory plan, program, policy, practice, agreement or arrangement (including each individual employment, consulting, severance, transaction, retention and/or change in control agreement or arrangement), in each case, sponsored, contributed to or maintained by Seller or any of its Affiliates, and providing benefits to any Employee of the Business, or any former employee who would be an Employee of the Business if employed on the date hereof or the Applicable Closing Date, or any beneficiary or dependent thereof, excluding any plan, program, agreement or arrangement required by applicable Law or regulation (e.g., government mandated severance plans).

“Buyer Group” means, collectively, (i) Buyer, (ii) any of its former, current and future controlling persons, directors, officers, employees, agents, attorneys, Affiliates, stockholders or assignees, (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing Persons described in clause (ii), and (iv) the Financing Sources.

“Closing” means the Principal Closing or any Non-Principal Country Unit Closing, as applicable.

“Closing Date” means the date on which the relevant Closing shall occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commingled Contract” means any Contract, whether written or oral, relating both to (i) the Business and (ii) one or more other businesses of Seller or any Affiliate of Seller, but in each case specifically excluding any Contracts related to the provision of Shared Services.

“Comparative Q1 2017 and Q1 2016 Financial Statements” means the following special purpose carve-out financial statements with respect to the Transferred Assets and Assumed Liabilities and associated revenues and direct expenses of the Business: (a) the unaudited Statement of Assets Acquired and Liabilities Assumed as of March 31, 2017 and (b) the unaudited Statement of Revenues and Direct Expenses for the fiscal quarter ended March 31, 2017, setting forth in comparative form such information for the previous year end or comparable fiscal quarter (as the case may be), consistent with the form of financial statements set forth on Schedule 1.01(d), and reviewed by Seller’s auditors in accordance with applicable SEC regulations.

“Comparative Q3 2017 and Q3 2016 Financial Statements” means the following special purpose carve-out financial statements with respect to the Transferred Assets and Assumed Liabilities and associated revenues and direct expenses of the Business: (a) the unaudited Statement of Assets Acquired and Liabilities Assumed as of October 1, 2017 and (b) the unaudited Statement of Revenues and Direct Expenses for the fiscal quarter ended October 1, 2017, setting forth in comparative form such information for the previous year end or comparable fiscal quarter (as the case may be), consistent with the form of financial statements set forth on Schedule 1.01(d), and reviewed by Seller’s auditors in accordance with applicable SEC regulations.

“Comparative Quarterly Financial Statements” means, for the fiscal quarters of the Business ending March 31, 2017 and June 30, 2017, the following special purpose carve-out financial statements with respect to the Transferred Assets and Assumed Liabilities and associated revenues and direct expenses of the Business: (a) an unaudited Statement of Assets Acquired and Liabilities Assumed as of the end of such fiscal quarters and (b) an unaudited Statement of Revenues and Direct Expenses for such fiscal quarters, setting forth in comparative form such information for the previous year end or comparable fiscal quarter (as the case may be), consistent with the form of financial statements set forth on Schedule 1.01(d), and reviewed by Seller’s auditors in accordance with applicable SEC regulations.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 23, 2015, between Johnson & Johnson and Buyer.

“Country Unit” means the Transferred Assets and Assumed Liabilities related to a part of the Business conducted in a particular country by Seller or a particular Selling Affiliate.

“Damages” means any and all claims of any kind, losses, liabilities, damages, deficiencies, obligations, settlement payments, awards, judgments, fines, interest awards, penalties and costs and expenses (including Taxes) incurred or suffered (and, if applicable, reasonable fees of attorneys, auditors, consultants and other third party agents associated therewith), whether or not based on contract, tort, warranty claims or otherwise, but shall not include indirect, incidental, special, punitive, consequential or lost profits damages of any kind, or damages based on a “multiple of profits” or “multiple of cash flow” methodology, in each case, that are not reasonably foreseeable, other than to the extent any such damages are payable to any Person not party to this Agreement in connection with any Claim.

“Data Room” means the electronic data room located at www.smartroom.com containing documents and materials relating to the Business.

“Disclosure Letter” means the confidential disclosure letter delivered to Buyer by Seller prior to or simultaneously with entering into this Agreement; all references to Schedules shall refer to Schedules to the Disclosure Letter.

“Divestiture Employee Allocation Time” means (a) with respect to any Divestiture Employee primarily providing service to a Principal Country Unit, other than any Raynham Employee, 12:01 A.M., local time, on the day following the Principal Closing and (b) with respect to any Divestiture Employee primarily providing service to any Non-Principal Country Unit or any Raynham Employee, 12:01 A.M., local time, on the day following the Applicable Closing Date.

“Employee of the Business” means each employee of Seller and the Selling Affiliates (a) who as of the Applicable Closing Date spends at least 50% of his or her work time in the operation of the Business, (b) whose employment will transfer to Buyer or one of its Affiliates on the Applicable Closing Date by operation of applicable Law or (c) who is set forth on Schedule 1.01(e), including in all cases, each such employee who as of the Applicable Closing Date is on leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability) or vacation; provided, that any individual set forth on Schedule 1.01(f) shall not be an “Employee of the Business”.

“Environmental Claim” means any notice of violation, claim, action, cause of action, suit, proceeding or written notice alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials or (b) any Environmental Law.

“Environmental Law” means applicable federal, state, local or foreign Law relating to pollution, protection of the environment or natural resources, and/or protection of the health or safety of persons from exposure to Hazardous Materials that have been Released into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Excluded Inventory Amount” means Seller’s good faith estimate of the Excluded Inventory Amount as of the Principal Closing Date.

“Estimated Prepaid Tax Amount” means Seller’s good faith estimate of the Prepaid Tax Amount as of the Principal Closing Date.

“Excluded Assets” means the property of Seller and its Affiliates set forth or described on Annex 2.02(b), which property is not to be transferred to Buyer hereunder.

“Excluded Inventory Amount” means the book value of the Excluded Inventory as of the Principal Closing Date, calculated to reflect any accounting reserves or adjustments (including for obsolescence) and otherwise determined in a manner consistent with the Inventory Accounting Policies.

“Excluded Liabilities” means the liabilities and obligations of Seller and its Affiliates set forth or described on Annex 2.02(d), which are not to be assumed by Buyer hereunder.

“Final Binding Offer Letter” means the Final Binding Offer Letter from Buyer addressed to Seller and dated as of the date of this Agreement.

“Financing” means the financing contemplated by the Financing Commitments or the Alternate Financing Commitments, as the case may be.

“Financing Failure” means a refusal, for any reason, of the Financing Sources to provide any or all of the Financing (or any replacement financing provided for pursuant to Section 6.06(d)) or any other failure, for any reason, of any or all of the Financing (or any replacement financing provided for pursuant to Section 6.06(d)) to be provided, in each case, on the terms and conditions thereof.

“Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing or any other financing in connection with the Transactions contemplated hereby, including the parties to any joinder agreements, indentures, purchase agreements, stockholders agreements or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ former, current or future officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Foreign Currency” means any currency other than U.S. dollars.

“Fundamental Representations” means the representations and warranties of Seller contained in Section 3.01 (Organization and Good Standing), Section 3.02 (Authority), Section 3.03 (Title to Tangible Property) and Section 3.16 (Brokerage Fees), and the representations and warranties of Buyer contained in Section 4.01 (Buyer’s Organization; Power; Execution) and Section 4.06 (Brokerage Fees).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any supranational, domestic or foreign, national, federal, state or local court, tribunal or arbitral body, administrative, legislative, executive or regulatory agency or other governmental authority (or any department, agency or political subdivision thereof) or any other body exercising regulatory, taxing or other governmental authority, including the European Union.

“Hazardous Materials” means all substances that, in relevant form and concentration, are defined as hazardous or toxic or, in relevant form and concentration, are regulated under any Environmental Law.

“Indebtedness” means, at any specified time, any of the following indebtedness of any Person (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees and sale or liquidity participation amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations; (c) any obligations of such Person to pay the deferred purchase price of property, goods or services (but excluding trade accounts payable); (d) all liabilities of such Person under conditional sale or other title retention agreements (but excluding trade accounts payable); (e) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (f) guaranties of any such indebtedness of any other Person.

“Inventory” means, with respect to each Country Unit, the inventory of all finished Products (including consignment stock), Product specific work in process and Product specific raw materials, excluding the Excluded Inventory.

“Inventory Target” means, with respect to each Country Unit, the Inventory target amount set forth with respect to such Country Unit on Schedule 1.01(g).

“IP Rights” means all domestic, foreign and multinational intellectual property rights, including all: (a) patents and patent applications, utility models and industrial designs, and all applications and registrations therefor, together with all reissuances, divisions, renewals, revisions, extensions (including any supplementary protection certificates), reexaminations, provisionals, continuations and continuations-in-part with respect thereto and including all foreign equivalents (collectively, “Patents”), (b) trademarks, service marks, trade dress, logos, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor (collectively, “Trademarks”), (c) all copyrights, applications and registrations and renewals therefor (collectively, “Copyrights”), and (d) all trade secrets, and all intellectual property rights in inventions, research and development, clinical trial results, know-how, discoveries, improvements, formulas, compositions, commercially practiced processes, technical data, designs, drawings and specifications (collectively, “Know-How”).

“IRS” means the United States Internal Revenue Service.

“Japan Corporate-Split Law” means (i) the Companies Act of Japan (Law No. 86 of 2005, as amended) that provides for “corporate splits”, (ii) the Supplemental Provisions of the Amendment of the Commercial Code of Japan (Law No. 90 of 2000) and (iii) the Law Concerning the Succession Etc. of Labor Contracts, upon Corporate Split (Law No. 103 of 2000, as amended).

“Judgment” means any judgment, award, order, writ, injunction, ruling, legally binding agreement with a Governmental Entity, stipulation or decree.

“Law” or “Laws” means any statute, law, ordinance, treaty, rule, code, constitution, regulation, Judgment or other binding directive issued, promulgated or enforced by any Governmental Entity, as amended, including any requirements of stock exchanges or similar regulatory bodies.

“Lien” means any deed of trust, option, claim, mortgage, pledge, lien, charge, security interest, easement, right of first refusal or first offer, adverse claim or other similar third party (or governmental) right or encumbrance of any kind.

“Line Transfer” means, with respect to any production line used to manufacture the Products at the Raynham Facility, the time and date, as mutually agreed by Seller and Buyer in good faith, that Seller and its Affiliates shall fully terminate the operation by Seller and its Affiliates of such production line.

“Marketing Financial Information” means the following financial information of the Business: (a) the 2014/2015/2016 Audited Financial Statements and (b) the Comparative Q1 2017 and Q1 2016 Financial Statements.

“Marketing Period” means the period of 15 consecutive calendar days following the date on which Buyer shall have received the Marketing Financial Information; provided that if, pursuant to the foregoing, the 15 consecutive calendar day period would not have ended on or prior to August 11, 2017, then it will not commence until after September 5, 2017.

“Non-Principal Country Units” means the Country Units set forth on Schedule 1.01(h).

“Non-Principal Country Unit Closing” means the closing of the transfer of the Transferred Assets relating to a Non-Principal Country Unit and the assumption of the Assumed Liabilities relating to such Non-Principal Country Unit.

“Non-U.S. Transferred Employee” means any Transferred Employee who is not a U.S. Transferred Employee.

“Outside Date” means October 1, 2017, subject to extension pursuant to Section 9.01(b) or 9.02(b).

“Permitted Liens” means (a) such Liens as are set forth on Schedule 3.03(b), (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (c) Liens arising under purchase price conditional sales contracts or equipment leases with third parties, in each case entered into in the ordinary course of business, (d) Liens for Taxes or other governmental charges that are not yet delinquent and may thereafter be paid without penalty, or that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (e) restrictions under leases, subleases, licenses or occupancy agreements that constitute Transferred Assets, none of which materially interferes with the present use of the related real property, (f) easements, covenants, rights-of-way and other similar restrictions of record, none of which materially interferes with the present use of the related real property, (g) (i) zoning, building and other similar restrictions, none of which materially interferes with the present use of the related real property and (ii) Liens that have been placed by any developer, landlord or other third party on property over which Seller or its Affiliates have easement rights and subordination or similar agreements relating thereto, in each case, that, individually or in the aggregate, do not impair, and are not reasonably likely to impair, the continued use and operation of the assets to which they relate in the conduct of the Business as conducted as of the date of this Agreement, (h) Liens created by or for the benefit of Buyer or its Affiliates, including those arising in connection with the Financing and (i) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not impair, and are not reasonably expected to impair, the continued use and operation of the assets to which they relate in the conduct of the Business as conducted as of the date of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity or other entity.

“Personal Information” means information that identifies a marketing lead, or current, or former customer of, or other Person with a business relationship with, the Business, including name, physical address, telephone number, email address, financial account number, credit card number or government-issued identifier (including Social Security number, driver’s license number or passport number), medical, health or insurance information, gender, date of birth, educational or employment information, and any other data used to precisely identify an individual (e.g., geolocation data).

“PIS/COFINS” means the Brazilian social contributions of Programa de Integração Social (Social Integration Program) and Contribuição para o Financiamento da Seguridade Social (Contribution for Social Security Financing).

“Post-Closing Tax Period” means any taxable period beginning after the Applicable Closing Date and the portion of any Straddle Period beginning after such Applicable Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Applicable Closing Date and the portion of any Straddle Period ending on or before such Applicable Closing Date.

“Prepaid Tax Amount” means the amount of any ad valorem property Taxes paid with respect to any Straddle Period by Seller or any Selling Affiliate with respect to the Transferred Assets, but only to the extent such Taxes are allocable to, and reduce the amount of Taxes otherwise payable by Buyer with respect to, the Post-Closing Tax Period (as determined pursuant to Section 7.06) and are not Excluded Liabilities.

“Principal Country Units” means Australia, Austria, Belgium, Canada, Czech Republic (including Slovakia), Denmark, Finland, France, Germany, Ireland, Italy, Japan, Mexico, Netherlands, New Zealand, Norway, Portugal, Puerto Rico, South Korea, Spain, Sweden, Switzerland, United Kingdom and United States.

“Principal Labor Countries” means the United States, Switzerland, Italy, Germany, France, United Kingdom, China, Russia, Brazil, Spain, Colombia, South Africa, Australia and Japan.

“Privacy Laws” means all Laws applicable to the Business which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding or security of Personal Information.

“Raynham Facility” means the industrial facility at 325 Paramount Drive, Raynham, Massachusetts, that is identified in the Transition Manufacturing Services Agreement.

“Redacted Fee Letter” means a fee letter from a Financing Source redacted in a manner reasonably satisfactory to such source; provided that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate amount of the Financing or other funding being made available by such source.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“SEC” means the United States Securities and Exchange Commission.

“SEC Waiver” means the waiver related to certain financial statements and other financial information of the Business granted by the SEC on January 25, 2017.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Material Adverse Effect” means any effect, development, occurrence, state of facts, circumstance or change that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of the Business, taken as a whole; provided that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Seller Material Adverse Effect: (a) the failure of the Business to meet projections or forecasts (for the avoidance of doubt, any underlying cause for any such failure shall not be excluded by this clause (a)); or (b) any adverse effect or change arising from or relating to (i) the economy in general, or the securities, syndicated loan, credit or financial markets, (ii) the economic, business, financial or regulatory environment (including changes with respect to pricing or reimbursement by any insurance provider or other commercial entity or any governmental payor whether stemming from United States healthcare reform initiatives or otherwise), in each case, generally affecting the industries or any geographic markets in which the Business operates, (iii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, (iv) an Excluded Asset or Excluded Liability (except to the extent such Excluded Asset or Excluded Liability affects the business, assets, results of operations or financial condition of the Business), (v) changes or proposed changes after the date hereof in applicable Law or GAAP (or the applicable accounting standards in any jurisdiction outside of the United States) or the enforcement thereof, (vi) the announcement of the Transactions, including any litigation, any reduction in revenues or income, any loss of employees or customers, any cancellation of or delay in customer orders, any disruption in supplier, distributor or similar relationships, in each case, to the extent resulting from the announcement of the Transactions or any action taken pursuant to Section 6.05(f) (provided, that the exception set forth in this clause (vi) shall not apply in connection with any representation or warranty set forth herein expressly addressing the execution, announcement, pendency or consummation of this Agreement, or the transactions contemplated hereby, or any condition as it relates to any such representation or warranty) or (vii) changes or effects that are the result of actions or omissions of Buyer or any of its Affiliates, or actions or omissions of Seller or any of its Affiliates that are consented to in writing by Buyer or any of its Affiliates; provided further, however, that any effect or change referred to in clauses (b)(i), (ii), (iii) or (v) may be taken into account in determining whether there has been or would reasonably be expected to be, a Seller Material Adverse Effect to the extent such effect or change has a materially disproportionate adverse effect on the Business, taken as a whole, as compared to other participants in the industries in which the Business operates.

“Seller Related Party” shall mean Seller and its Affiliates and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Selling Affiliates” means all of the Affiliates of Seller that own or hold other rights to any Transferred Assets or that have obligations or liabilities in respect of any Assumed Liabilities.

“Shared Services” means those shared services and systems provided to the Business by Seller and/or its Affiliates, or on their behalf, and which are listed on Schedule 1.01(i).

“Straddle Period” means a taxable period that includes but does not end on the Applicable Closing Date.

“Subsidiary” of any Person (for purposes of this definition, the “Controlling Company”) means any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

“Tax” and “Taxes” means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, business, goods and services, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, whether disputed or not, and in each case in the nature of a tax, imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto.

“Tax Proceeding” means any audit, request for information, investigation, hearing, litigation, legal action or judicial contest relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate, collect or administer the imposition of Taxes.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” mean, collectively, the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities.

“Transfer Taxes” mean any federal, state, county, local, foreign and other sales, use, transfer, value added, VAT, PIS/COFINS, conveyance, documentary transfer, stamp duty, recording or other similar Tax, fee or charge imposed in connection with the Transactions or the recording of any sale, transfer, or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Transferred Assets” means the properties of Seller and the Selling Affiliates set forth or described on Annex 2.02(a), which expressly exclude the Excluded Assets, with such changes between the date of this Agreement and the Applicable Closing Date as shall have occurred in compliance with the terms of this Agreement.

“Transferred Employee” means each Employee of the Business who, as of the Applicable Closing Date (or, if applicable, such later date that such employee commences employment with Buyer or one of its Affiliates), becomes an employee of Buyer or one of its Affiliates whether by operation of Law or by acceptance of Buyer’s or one of its Affiliate’s offer of employment pursuant to Section 8.01.

“Transferred Employee Personal Information” means, with respect to any Transferred Employee, (i) any information that is identifying or can be reasonably used to identify such Transferred Employee, including individual demographic information of such Transferred Employee; (ii) a social security number (or a foreign equivalent thereof) of such Transferred Employee; and (iii) any other information or data that is defined as “personal information” or “personal data” of such Transferred Employee under applicable Law.

“U.S. Transferred Employee” means any Transferred Employee who is principally employed in the United States as of the Applicable Closing Date (or, if applicable, such later date that such employee commences employment with Buyer or one of its Affiliates).

“VAT” means any value added Tax (including any value added tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended) and any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere), goods and services Tax, similar indirect Tax or any Tax analogous thereto imposed in connection with, or otherwise relating to, the transactions contemplated by this Agreement or any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement or the Country Transfer Agreements.

(b) The following terms used in this Agreement shall have the meanings assigned to them in the respective Sections of this Agreement or Schedules to the Disclosure Letter set forth below:

Term	Location
2014/2015 Draft Financial Statements	§1.01(a)
2014/2015/2016 Audited Financial Statements	§1.01(a)
2016 Draft Summary P&L	§1.01(a)
Accounting Firm	§2.04(d)
Accounting Policies	§1.01(a)
Action	§1.01(a)
Affiliate	§1.01(a)
Agreement	Preamble
Allocated Cash Consideration	§2.05(g)(ii)
Allocation	§2.05(a)
Allocation Schedule	§2.05(b)
Ancillary Agreements	§1.01(a)
Anticorruption Laws	§1.01(a)
Anti-Trust Approvals	§1.01(a)
Anti-Trust Filings	§1.01(a)
Applicable Closing	§1.01(a)
Applicable Closing Date	§1.01(a)
Assumed Benefit Plan	§1.01(a)
Assumed Liabilities	§1.01(a)
Assumed Pension Plan	§1.01(a)
Assumption Agreement	§2.02(c)
Benefits Continuation Period	§1.01(a)
BofA	§4.04
Business	Recitals
Business Claims	Annex 2.02(c)
business day	§1.02(d)
Business Employee Benefit Plan	§1.01(a)
Business Interests	Annex 2.02(a)
Buyer	Preamble
Buyer Group	§1.01(a)
Buyer Indemnitees	§10.02
Buyer Plans	§8.01(g)
Buyer Tax Act	§7.06(c)(ii)
Cash Consideration	§2.03(a)
Cash Consideration Adjustment Due Date	§2.04(i)
Claim	§10.05
Closing	§1.01(a)
Closing Date	§1.01(a)
Closing Inventory	§2.04(b)
Code	§1.01(a)
Collective Bargaining Agreements	§3.12(a)
Commingled Contract	§1.01(a)
Comparative Q1 2017 and Q1 2016 Financial Statements	§1.01(a)
Comparative Q3 2017 and Q3 2016 Financial Statements	§1.01(a)
Comparative Quarterly Financial Statements	§1.01(a)
Confidential Rating Agency Information	§6.06(g)

Confidentiality Agreement	§1.01(a)
Consideration Adjustment Statement	§2.04(b)
Contracts	Annex 2.02(a)
Controlled Group Liability	§3.13(g)
Controlling Company	§1.01(a)
Copyrights	§1.01(a)
Country Transfer Agreement	§2.02(e)
Country Unit	§1.01(a)
Damages	§1.01(a)
Data Room	§1.01(a)
Directive	§3.12(a)
Disclosure Letter	§1.01(a)
Divestiture Employee Allocation Time	§1.01(a)
Divestiture Employees	§8.02
Employee of the Business	§1.01(a)
Environmental Claim	§1.01(a)
Environmental Law	§1.01(a)
Environmental Permits	§3.14(a)
ERISA	§1.01(a)
Estimated Excluded Inventory Amount	§1.01(a)
Estimated Prepaid Tax Amount	§1.01(a)
Exchange Rate	§1.02(c)
Excluded Assets	§1.01(a)
Excluded Contracts	Annex 2.02(b)
Excluded Equipment	Annex 2.02(b)
Excluded Inventory	Annex 2.02(b)
Excluded Inventory Amount	§1.01(a)
Excluded Liabilities	§1.01(a)
FCPA	§3.19(a)
Final Binding Offer Letter	§1.01(a)
Financing	§4.04
Financing Commitments	§4.04
Financing Failure	§1.01(a)
Financing Sources	§1.01(a)
Foreign Currency	§1.01(a)
Forward-Looking Statements	§11.02(a)
Fundamental Representations	§1.01(a)
GAAP	§1.01(a)
General Assignment	§2.02(a)
Governmental Entity	§1.01(a)
Hazardous Materials	§1.01(a)
Healthcare Laws	§3.17(a)
HIPAA	§3.17(a)
Home Relocation	§8.01(c)

Inactive Employee	§8.01(c)
Indebtedness	§1.01(a)
Indemnified Party	§10.05
Indemnifying Party	§10.05
Inventory	§1.01(a)
Inventory Accounting Policies	§2.04(c)
Inventory Target	§1.01(a)
IP Rights	§1.01(a)
IRS	§1.01(a)
Japan Corporate-Split Law	§1.01(a)
JPMCB	§4.04
Judgment	§1.01(a)
Know-How	§1.01(a)
Law	§1.01(a)
Licensed IP Contracts	§3.10(b)
Lien	§1.01(a)
Line Transfer	§1.01(a)
Listed Plans	§3.13(a)
Marketing Financial Information	§1.01(a)
Marketing Period	§1.01(a)
Material Commingled Contracts	§3.09(c)
Material Suppliers	§3.20
Material Transferred Contracts	§3.09(b)
Non-Line Transfer	§8.01(q)
Non-Principal Closing Legal Impediment	§5.03(b)
Non-Principal Country Unit Closing	§1.01(a)
Non-Principal Country Unit Closing Date	§2.01(b)
Non-Principal Country Units	§1.01(a)
Non-U.S. Transferred Employee	§1.01(a)
Notice of Disagreement	§2.04(d)
Outside Date	§1.01(a)
Patent Assignment	§2.02(a)
Patents	§1.01(a)
Permits	§3.08
Permitted Liens	§1.01(a)
Person	§1.01(a)
Personal Information	§1.01(a)
PIS/COFINS	§1.01(a)
Post-Closing Tax Period	§1.01(a)
Potential Purchasers	§6.05(e)
Pre-Closing Accounts Payable	Annex 2.02(d)
Pre-Closing Tax Period	§1.01(a)
Prepaid Tax Amount	§1.01(a)
Principal Closing	§2.01(a)

Principal Closing Date	§2.01(a)
Principal Closing Legal Impediment	§5.01(e)
Principal Country Units	§1.01(a)
Principal Labor CBAs	§3.12(a)
Principal Labor Countries	§1.01(a)
Principal Labor Plans	§3.13(a)
Privacy Laws	§1.01(a)
Product Claims	Annex 2.02(c)
Product Registrations	§3.17(b)
Products	Recitals
Proposed Allocation	§2.05(b)
Public Official	§3.19(b)
Raynham Employees	§8.01(q)
Raynham Facility	§1.01(a)
Raynham Line Employee	§8.01(q)
Raynham Non-Line Employee	§8.01(q)
Raynham Schedule	§8.01(q)
Redacted Fee Letter	§1.01(a)
Release	§1.01(a)
Reverse Transition Services Agreement	§7.07
SEC	§1.01(a)
SEC Waiver	§1.01(a)
Securities Act	§1.01(a)
Seller	Preamble
Seller Indemnitees	§10.03
Seller Material Adverse Effect	§1.01(a)
Seller Related Party	§1.01(a)
Selling Affiliates	§1.01(a)
Shared Services	§1.01(a)
Solvent	§4.05
Straddle Period	§1.01(a)
Subsidiary	§1.01(a)
Tax	§1.01(a)
Tax Proceeding	§1.01(a)
Tax Return	§1.01(a)
Taxing Authority	§1.01(a)
Termination Fee	§9.03(b)
Trademark Assignment	§2.02(a)
Trademarks	§1.01(a)
Transaction Documents	§1.01(a)
Transactions	§1.01(a)
Transfer Regulations	§3.12(a)
Transfer Taxes	§1.01(a)
Transfer Time	§8.01(c)

Transferred Assets	§1.01(a)
Transferred Contracts	Annex 2.02(a)
Transferred Employee	§1.01(a)
Transferred Employee Liabilities	Annex 2.02(c)
Transferred Employee Personal Information	§1.01(a)
Transferred IP	Annex 2.02(a)
Transferred IP Licenses	Annex 2.02(a)
Transferred IT	Annex 2.02(a)
Transferred Real Property	Annex 2.02(a)
Transferred Records	Annex 2.02(a)
Transition Manufacturing Services Agreement	§7.07
Transition Services Agreement	§7.07
U.S. Transferred Employee	§1.01(a)
VAT	§1.01(a)
Workers Compensation Event	§8.01(i)

SECTION 1.02. Interpretation and Construction. (a) Unless otherwise provided herein all monetary values stated herein are expressed in United States currency and all references to “dollars” or “$” will be deemed references to the lawful money of the United States.

(b) Each accounting term set forth herein and not otherwise defined shall have the meaning accorded it under GAAP as applied on a consistent basis by Seller. For the avoidance of doubt, in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control.

(c) Except as provided in Section 2.03, whenever conversion of values from any Foreign Currency for a particular date or period shall be required, such conversion shall be made using the closing rate provided by Bloomberg at 5:00 A.M. New York City time (the “Exchange Rate”) three (3) business days prior to the applicable date or dates.

(d) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to a party or to a Section, Exhibit or Annex, such reference shall be to a party to, a Section of, or an Exhibit or Annex to, this Agreement, unless otherwise indicated. When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule to the Disclosure Letter. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit or Annex to this Agreement or any Schedule to the Disclosure Letter or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Whenever used in this Agreement,

“business day” shall mean any day, other than a Saturday or a Sunday or a day on which banking and savings and loan institutions are authorized or required by applicable Law to be closed in the State of New York. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein. The words “asset” and “property” shall be construed to have the same meaning and effect. References to a Person are also to its permitted successors and assigns. In the event of any conflict between this Agreement and any Country Transfer Agreement, the terms of this Agreement shall control.

ARTICLE II

Closings

SECTION 2.01. Closings. (a) The closing of the purchase and sale of the Transferred Assets relating to the Principal Country Units and the assumption of the Assumed Liabilities relating to the Principal Country Units (the “Principal Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP in New York, New York, at 10:00 A.M., New York City time, on the second business day (or such other date as the parties may mutually agree upon in writing) following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article V with respect to the Principal Closing (excluding those conditions intended to be satisfied at the Principal Closing but subject to their satisfaction or, to the extent permitted by applicable Law, waiver at such time); provided, however, that in no event shall Buyer be obligated to consummate the Principal Closing prior to the second business day immediately following the final day of the Marketing Period (or such date during the Marketing Period specified by Buyer on at least three (3) business days’ written notice to Seller (it being understood that such date may be conditioned upon the simultaneous completion of the Financing)). The date on which the Principal Closing occurs is referred to in this Agreement as the “Principal Closing Date”. The Principal Closing shall be deemed to take effect at 12:00 A.M., local time (in each Principal Country Unit), on the day immediately following the Principal Closing Date. The parties hereto specifically acknowledge that time is of the essence because Seller’s intention to exit the Business is or will become known to its employees, customers, suppliers and others having dealings with Seller.

(b) The closing of the transfer of the Transferred Assets relating to each Non-Principal Country Unit and the assumption of the Assumed Liabilities relating to such Non-Principal Country Unit will occur as soon as reasonably practicable after the Principal Closing Date on the date agreed to by Buyer and Seller within the period specified in Exhibit E to the Transition Services Agreement, so long as the conditions set forth in Article V with respect to such Non-Principal Country Unit (excluding those conditions intended to be satisfied at such Closing but subject to their satisfaction or, to the extent permitted by applicable Law, waiver at such time) have been satisfied or, to the extent permitted by applicable Law, waived by such date (each such date, a “Non-Principal Country Unit Closing Date”). During the period from the Principal Closing Date until the occurrence of the applicable Non-Principal Country Unit Closing, none of the assets or liabilities of the applicable Non-Principal Country Unit shall be transferred to or assumed by Buyer, as the case may be, and Seller shall hold and operate such Non-Principal Country Unit in a manner consistent with Seller’s obligations under Section 6.01. The parties shall enter into a distribution arrangement giving effect to the foregoing with respect to such Non-Principal Country Unit pursuant to the Transition Services Agreement.

SECTION 2.02. Transferred/Excluded Assets; Assumed/Excluded Liabilities. (a) Transferred Assets. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Applicable Closing, Seller will, and will cause the relevant Selling Affiliates to, sell, convey, assign and transfer to Buyer, and Buyer will purchase, acquire and accept, all of Seller’s and its Affiliates’ right, title and interest in the Transferred Assets related to the applicable Country Unit, free and clear of all Liens other than Permitted Liens. Accordingly, Seller will, or will cause the relevant Selling Affiliates to, execute and deliver at the Principal Closing a general assignment and bill of sale in the form of Exhibit B (the “General Assignment”), a general patent assignment in the form of Exhibit C (the “Patent Assignment”) and a general trademark assignment in the form of Exhibit D (the “Trademark Assignment”), the other deliverables set forth in Section 2.08 and at each Applicable Closing such other instruments of conveyance, assignment and transfer as Buyer reasonably requests, in each case to convey to Buyer all of Seller’s or each Selling Affiliate’s right, title and interest in and to the applicable Transferred Assets. All risk of loss with respect to the Transferred Assets (whether or not covered by insurance) shall be on Seller up to the time of the Applicable Closing, whereupon such risk of loss with respect to the Transferred Assets conveyed at such Closing shall pass to Buyer.

(b) Excluded Assets. Anything to the contrary herein notwithstanding, Buyer is not purchasing, pursuant to this Agreement or any of the Transactions, Seller’s (or any of its Affiliates’) right, title or interest in any asset that is not a Transferred Asset. Specifically, Seller’s (and any of its Affiliates’) right, title or interest in any Excluded Asset is not being conveyed to Buyer.

(c) Assumed Liabilities. At the Applicable Closing, Buyer shall assume the Assumed Liabilities related to the applicable Country Unit and shall agree to pay, perform and discharge when due the liabilities and obligations of Seller (and its

Affiliates) in respect of the Assumed Liabilities related to the applicable Country Unit. Buyer will execute and deliver to Seller at the Principal Closing an assumption agreement in the form of Exhibit E (the “Assumption Agreement”) and at each Non-Principal Country Unit Closing such other agreements and instruments as Seller reasonably requests (the form and substance of which shall be mutually agreed between the parties), whereby Buyer agrees to assume and undertakes to pay, perform and discharge as and when due, the Assumed Liabilities related to the applicable Country Units. For the avoidance of doubt, Buyer’s assumption of the Assumed Liabilities under this Section 2.02(c) shall not limit, restrict or otherwise modify the obligations of Seller set forth in Article X of this Agreement.

(d) Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge, whether presently existing or arising hereafter, any Excluded Liability. Seller and its Affiliates, as the case may be, will remain liable to pay, perform and discharge when due, all Excluded Liabilities.

(e) Country Transfer Agreements. To the extent required by applicable Law, the transfer of each Country Unit will be effected pursuant to a short-form agreement or one or more instruments of transfer, such as a bill of sale, share transfer agreement, business transfer agreement, real estate transfer agreement or other asset assignment document, which agreement shall be prepared by Seller and shall be on terms consistent with the applicable terms of this Agreement and in the form of Exhibit F, with only such changes as may be required by local Law (each, a “Country Transfer Agreement”). If required, the parties shall enter into the Country Transfer Agreements as soon as reasonably practicable after the date hereof and not later than the relevant Applicable Closing.

(f) Designation of Affiliates. To the extent that any of the Transferred Assets are under the control of any of Seller’s Affiliates, Seller shall cause its Affiliates to promptly take such legal action as may be necessary to consummate the transfer to Buyer and its Affiliates of such Transferred Assets under terms and conditions of this Agreement. Prior to, and in any event at least 30 days in advance of, any Applicable Closing, Buyer may designate one or more Affiliates to, at the Applicable Closing, (i) acquire all or part of the Transferred Assets, (ii) assume all or part of the Assumed Liabilities or (iii) pay a designated portion of the Cash Consideration pursuant to Section 2.03, in each case related to the applicable Country Unit, as the case may be, in which event all references herein to Buyer will be deemed to refer to such Affiliates, as appropriate; provided, however, that no such designation will in any event limit or affect the obligations of Buyer under this Agreement to the extent not performed by such Affiliates.

(g) Transferred Assets Subject to Third-Party Consent. To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer (or one of its Affiliates) of any Transferred Asset is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals (including Anti-Trust Approvals), consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Applicable Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. For a period of eighteen months after the Applicable Closing Date, the parties shall use reasonable best efforts to cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers and to give any notices required for the transfer of such Transferred Asset and to obtain from third parties an approval or consent to establish a new contract with Buyer or its designated Affiliate with respect to the portion of any Commingled Contract related to the Business, pursuant to which Buyer or its designated Affiliate will have access to the rights and benefits of such Commingled Contract with respect to the Business on substantially the same terms and conditions provided to Seller and its Affiliates prior to the Applicable Closing, or to assign such portion to Buyer or its designated Affiliate; provided, however, that neither party shall be required to pay any consideration or make any concession therefor. If such authorization, approval, consent or waiver is obtained, Seller shall promptly assign, transfer, convey or deliver any such Transferred Asset or, if applicable, that portion of any Commingled Contract, as the case may be, to Buyer or its designee pursuant to Section 2.02(f) at no additional cost. Pending the earlier of obtaining such authorization, approval, consent or waiver or the expiration of such eighteen-month period, the parties shall use reasonable best efforts to cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer all economic benefits and burdens of any such Transferred Asset. During such time period, Seller and its applicable Affiliates shall comply with all applicable covenants and obligations with respect to such Transferred Asset, including the payment of any costs or expenses in connection therewith, which shall be performed by Seller or its applicable Affiliate for Buyer’s account and Buyer shall promptly (but in no event later than thirty (30) days following receipt of an invoice from Seller) reimburse Seller for any such out-of-pocket costs, expenses or payments made by Seller or its applicable Affiliate in respect of such Transferred Asset. Subject to Seller’s compliance with this Section 2.02(g), Buyer further agrees that no representation, warranty or covenant of Seller contained in this Agreement shall be breached or deemed breached, and no condition to Buyer’s obligations to close the Transactions shall be deemed not satisfied, solely as a result of the failure to obtain any authorization, approval, consent or waiver, except that Seller shall comply with the covenant set forth on Schedule 2.02(g) (it being understood that this sentence shall not be deemed to impair the rights of Buyer in respect of any breach of the representations and warranties set forth in Section 3.07).

(h) Buyer’s Recording and Similar Responsibilities. Notwithstanding the foregoing provisions of this Section 2.02, it shall be Buyer’s responsibility (i) to prepare the applicable country patent assignments and trademark assignments from Seller or its applicable Affiliates to Buyer and to record such assignments following execution thereof by Seller or its applicable Affiliate, (ii) to apply for its own marketing authorizations for the Products to the relevant regulatory authorities where it is not within the power of Seller to cause, by giving notice to the applicable regulatory authority, the transfer directly to Buyer (or to a third party designee of Buyer) of the existing marketing authorizations that are Transferred Assets and (iii) to bear the fees and other costs in accordance with Section 2.06(d). Seller shall, and shall cause its Affiliates to, provide all reasonable assistance to Buyer in connection with the foregoing at Buyer’s expense.

(i) Japan Corporate Split. Seller may elect to transfer, assign and convey to Buyer on the Applicable Closing Date the Transferred Assets and Assumed Liabilities relating to Japan by way of an “absorption-type company split” pursuant to Japan Corporate-Split Law. If Seller so elects, Seller and Buyer shall, and shall cause their Affiliates to, execute and deliver a Country Transfer Agreement or other document (it being understood that, in the event of any conflict between this Agreement and any Country Transfer Agreement or other document, the terms of this Agreement shall control), and to take such other actions, as may be necessary or desirable to give effect to the foregoing, including, if applicable, using commercially reasonable efforts to cooperate on any public notice of demerger.

SECTION 2.03. Purchase Price. (a) Subject to the terms and conditions of this Agreement, at the Principal Closing:

Buyer shall (or shall cause one or more of its Affiliates as Buyer may designate pursuant to Section 2.02(f) to) pay or cause to be paid to Seller (or one or more of its Affiliates as Seller may designate), in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller at least five business days prior to the Principal Closing Date, cash in U.S. dollars (subject to Section 2.03(b)) as directed by Seller in an amount exclusive of any Transfer Taxes equal to One Billion Forty-Five Million dollars and 00/100 cents ($1,045,000,000.00), minus the Estimated Excluded Inventory Amount (the “Cash Consideration”).

(b) Buyer shall pay the portion of the Cash Consideration applicable to the Country Units identified on Schedule 2.03(b) in the applicable Foreign Currency set forth on such Schedule. The conversion rate from U.S. dollars to the applicable Foreign Currency shall be the closing rate provided by Bloomberg at 5:00 A.M. New York City time two (2) business days prior to the Principal Closing Date. In the event that the portion of the Cash Consideration allocated to any Non-Principal Country Unit pursuant to Section 2.05 is required by applicable Law to be paid in a Foreign Currency on the Applicable Closing Date and the portion of the Cash Consideration allocable to such Country Unit was previously paid by Buyer in U.S. dollars, on the Applicable Closing Date, (i) Buyer or its Affiliates will pay to Seller an amount in the applicable Foreign Currency equal to (x) the portion of the Cash Consideration allocated to such Non-Principal Country Unit in U.S. dollars multiplied by (y) the Exchange Rate with respect to each Foreign Currency as of two (2) business days prior to the Applicable Closing Date and (ii) simultaneously with Buyer’s or its Affiliate’s payment pursuant to the immediately preceding clause (i) Seller or its Affiliates shall refund to Buyer the portion of the Cash Consideration allocated to such Country Unit pursuant to Section 2.05 in U.S. dollars.

(c) The Cash Consideration shall be subject to the adjustment provisions of Section 2.04 and the Cash Consideration shall be allocated as described in Section 2.05.

(d) No later than 5 business days prior to the Principal Closing Date, Seller shall deliver to Buyer a preliminary schedule setting forth its good faith estimate of the Estimated Prepaid Tax Amount and the Estimated Excluded Inventory Amount.

SECTION 2.04. Cash Consideration Adjustment. (a) For the purposes of clarification only, Seller is retaining all accounts payable and accounts receivable with respect to each Country Unit arising out of the operation and conduct of the Business before the Applicable Closing for such Country Unit and the only purchase consideration adjustment with respect to changes in the working capital of the Business after any Closing will be the adjustment of the Inventory and the Excluded Inventory Amount pursuant to this Section 2.04.

(b) Within 120 days after the Applicable Closing Date, Seller shall prepare and deliver to Buyer a statement in the form of Schedule 2.04(b) (in its draft form, a “Consideration Adjustment Statement”), setting forth, with respect to the applicable Country Units, (i) the book value of the Inventory transferred to Buyer in respect of such Country Unit as of the Applicable Closing Date (the “Closing Inventory”), (ii) the Prepaid Tax Amount as of the Principal Closing Date and (iii) the Excluded Inventory Amount as of the Principal Closing Date. To the extent that the applicable Closing Inventory (once final and binding pursuant to the provisions of this Section 2.04) is greater than the applicable Inventory Target or less than the applicable Inventory Target, the Cash Consideration shall be adjusted as described in Section 2.04(f) below. To the extent that the Prepaid Tax Amount (once final and binding pursuant to the provisions of this Section 2.04) as of the Principal Closing Date is greater than the Estimated Prepaid Tax Amount or less than the Estimated Prepaid Tax Amount, the Cash Consideration shall be adjusted as described in Section 2.04(g) below. To the extent that the Excluded Inventory Amount (once final and binding pursuant to the provisions of this Section 2.04) as of the Principal Closing Date is greater than the Estimated Excluded Inventory Amount or less than the Estimated Excluded Inventory Amount, the Cash Consideration shall be adjusted as described in Section 2.04(h) below.

(c) In connection with the preparation of each Consideration Adjustment Statement, (i) Buyer shall (A) assist, and shall cause its Affiliates to assist, Seller, its accountants, advisors and other representatives in its preparation of each Consideration Adjustment Statement and (B) afford to Seller, its accountants, advisors and other representatives, reasonable access during normal business hours to the personnel, properties, books and records of the Business to the extent relevant to the preparation of any Consideration Adjustment Statement (including any taking and preparing of physical counts of Inventory) and (ii) Seller shall, and shall cause its Affiliates to provide Buyer, its accountants, advisors and other representatives with any reasonably requested information, data or back-up materials with respect to Buyer’s review of any Consideration Adjustment Statement. For purposes of this Section 2.04, the calculation of the Excluded Inventory Amount and the book value of the Inventory will reflect any accounting reserves or adjustments (including for obsolescence) and otherwise be determined in a manner consistent with Seller’s inventory and other relevant accounting policies used in the preparation of the 2014/2015 Draft Financial Statements (the “Inventory Accounting Policies”).

(d) Each Consideration Adjustment Statement shall become final and binding upon the parties on the 45th day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Seller, then the relevant Consideration Adjustment Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters in dispute are resolved by an accounting firm (in accordance with the procedure set forth in this Section 2.04) selected by Seller and Buyer or, if the parties are unable to agree, an independent accounting firm selected by Seller’s and Buyer’s independent accounting firms (such firm, the “Accounting Firm”).

(e) Buyer and Seller acknowledge and agree that the dispute resolution provisions set forth in Section 11.13 shall not apply to any dispute described in this Section 2.04. During the 30-day period immediately following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30-day period, Seller and Buyer shall submit for review and resolution by the Accounting Firm any and all matters which remain in dispute and which were included in the Notice of Disagreement, and the Accounting Firm shall make a final determination of the values set forth on the relevant Consideration Adjustment Statement (and shall use such determination to prepare the relevant final Consideration Adjustment Statement ), which determination shall be binding on the parties; provided, however, the scope of such determination by the Accounting Firm shall be limited to: (i) those matters that remain in dispute and that were included in the Notice of Disagreement, (ii) whether, for each calculation of Inventory, such calculation was prepared in accordance with this Section 2.04, specifically, whether the Inventory Accounting Policies were used, and (iii) whether there were mathematical errors in the relevant Consideration Adjustment Statement , and the Accounting Firm is not authorized or permitted to make any other determination. Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of Section 3.06 or any other representation or warranty in this Agreement or as to compliance by Seller, Buyer or any of their respective Affiliates with any of the covenants in this Agreement (other than this Section 2.04). The relevant Consideration Adjustment Statement shall become final and binding on Buyer and Seller on the date the Accounting Firm delivers the relevant final Consideration Adjustment Statement to the parties. The fees and expenses of the Accounting Firm pursuant to this Section 2.04 shall be borne one-half each by Buyer and Seller.

(f) If the Consideration Adjustment Statement discloses that the book value of the applicable Closing Inventory exceeds the applicable Inventory Target, then the amount of such excess shall be added on a dollar-for-dollar basis to the Cash Consideration. If the Consideration Adjustment Statement discloses that the book value of the applicable Closing Inventory is less than the applicable Inventory Target, then the Cash Consideration shall be reduced on a dollar-for-dollar basis by the amount of such deficit. If the Consideration Adjustment Statement discloses that the book value of the applicable Closing Inventory is equal to the applicable Inventory Target, then there shall be no adjustment to the Cash Consideration in respect of the Applicable Closing.

(g) If the Consideration Adjustment Statement discloses that the Prepaid Tax Amount as of the Principal Closing Date exceeds the Estimated Prepaid Tax Amount, then the amount of such excess shall be added on a dollar-for-dollar basis to the Cash Consideration. If the Consideration Adjustment Statement discloses that the Prepaid Tax Amount as of the Principal Closing Date is less than the Estimated Prepaid Tax Amount, then the Cash Consideration shall be reduced on a dollar-for-dollar basis by the amount of such deficit. If the Consideration Adjustment Statement discloses that the Prepaid Tax Amount as of the Principal Closing Date is equal to the Estimated Prepaid Tax Amount, then there shall be no Prepaid Tax Amount adjustment to the Cash Consideration in respect of the Principal Closing.

(h) If the Consideration Adjustment Statement discloses that the Excluded Inventory Amount as of the Principal Closing Date exceeds the Estimated Excluded Inventory Amount, then the Cash Consideration shall be reduced by the amount of such excess on a dollar-for-dollar basis. If the Consideration Adjustment Statement discloses that the Excluded Inventory Amount as of the Principal Closing Date is less than the Estimated Excluded Inventory Amount, then the amount of such deficit shall be added on a dollar-for-dollar basis to the Cash Consideration. If the Consideration Adjustment Statement discloses that the Excluded Inventory Amount as of the Principal Closing Date is equal to the Estimated Excluded Inventory Amount, then there shall be no Excluded Inventory Amount adjustment to the Cash Consideration in respect of the Principal Closing.

(i) No payment pursuant to this Section 2.04 need be made by either party until the date that is 15 business days after the determination of each final Consideration Adjustment Statement (the “Cash Consideration Adjustment Due Date”); provided that, on or before any Cash Consideration Adjustment Due Date, (i) Buyer (or one or more of its Affiliates as may be designated by Buyer) shall pay or cause to be paid to Seller (or one or more of the Selling Affiliates as may be designated by Seller), in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller at least two (2) business days prior to such Cash Consideration Adjustment Due Date, cash in U.S. dollars (or, with respect to any Cash Consideration adjustment for any Country Unit for which a portion of the Cash Consideration was paid in a Foreign Currency pursuant to Section 2.03(b), and to the extent payment in a Foreign Currency is required by applicable Law, in such Foreign Currency at the Exchange Rate as determined pursuant to Section 1.02(c)) as directed by Seller in an amount equal to the positive Cash Consideration adjustment under Section 2.04(f), Section 2.04(g) or Section 2.04(h), if any, or (ii) Seller (or one or more of its Affiliates as may be designated by Seller) shall pay or cause to be paid to Buyer (or one or more of its Affiliates as may be designated by Buyer), in immediately available funds by wire transfer to one or more bank accounts designated in writing by Buyer at least two (2) business days prior to such Cash Consideration Adjustment Due Date, cash in U.S. dollars (or, with respect to any Cash Consideration adjustment for any Country Unit for which a portion of the Cash Consideration was paid in a Foreign Currency pursuant to Section 2.03(b), and to the extent payment in a Foreign Currency is required by applicable Law, in such Foreign Currency at the Exchange Rate as determined pursuant to Section 1.02(c)) as directed by Buyer in an amount equal to the negative Cash Consideration adjustment under Section 2.04(f), Section 2.04(g) or Section 2.04(h), if any.

SECTION 2.05. Allocation of Cash Consideration. (a) Buyer and Seller shall use commercially reasonable efforts to agree on an allocation of the Cash Consideration and Assumed Liabilities (the “Allocation”) as promptly as practicable after the date of this Agreement and prior to the Principal Closing Date. The Allocation shall allocate the Cash Consideration and Assumed Liabilities among the Transferred Assets of each Selling Affiliate in a manner consistent with Section 1060 of the Code and this Section 2.05.

(b) Within 120 calendar days after the date of this Agreement, Seller shall deliver a draft of the Allocation (the “Proposed Allocation”) to Buyer. Except as provided in Sections 2.05(c) and (d), at the close of business on the 45th calendar day after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon Buyer and Seller, shall be set forth on Schedule 2.05(b) (the “Allocation Schedule”), and shall be the Allocation.

(c) Buyer shall raise any objection (so long as such objection is reasonable) to the Proposed Allocation in writing within 45 calendar days of the delivery of the Proposed Allocation. Buyer and Seller shall negotiate in good faith to resolve any differences within 30 calendar days after delivery of Buyer’s objection. If Buyer and Seller reach written agreement amending the Proposed Allocation within 30 calendar days after delivery of Buyer’s objection, the Proposed Allocation, as so amended, shall become binding upon Buyer and Seller, shall be set forth in the Allocation Schedule, and shall be the Allocation.

(d) Buyer and Seller acknowledge and agree that the dispute resolution provisions set forth in Section 11.13 of this Agreement shall not apply to any dispute described in this Section 2.05. If Buyer and Seller cannot agree on the Allocation within the time period set forth in Section 2.05(c), then all remaining disputed items shall be submitted for resolution by an independent appraisal firm mutually selected by Buyer and Seller as promptly as practicable. Buyer and Seller shall each request that the independent appraisal firm make a final determination as to the disputed items, including the valuation methodology (if at issue), within 30 calendar days after such submission. Any additional data requested by the independent appraisal firm at its sole discretion in order to make a final determination shall be delivered by the parties to the independent appraisal firm in a timely manner. The Proposed Allocation shall be amended in accordance with the findings of such independent appraisal firm, and the Proposed Allocation, as so amended, shall become binding upon Buyer and Seller, shall be set forth in the Allocation Schedule, and shall be the Allocation. The fees, costs and expenses of the independent appraisal firm pursuant to this Section 2.05(d) shall be borne equally by Buyer and Seller.

(e) The Allocation shall be amended to reflect any adjustments (including those described in Section 2.04) to the Cash Consideration under this Agreement, and any other adjustments mutually agreed to between the parties. If, after all adjustments to the Allocation are made, the Allocation with respect to the Closing Inventory of any Selling Affiliate, when expressed in the relevant local currency at the Exchange Rate used to determine the Closing Inventory, is different from the local currency net book value recorded on the statutory books for the Closing Inventory of such Selling Affiliate as of the Applicable Closing Date, then the Allocation with respect to the Closing Inventory of such Selling Affiliate shall be adjusted so that it is equal to such local currency net book value, and the parties will agree to a corresponding upward or downward adjustment (as appropriate) elsewhere in the Allocation.

(f) Each of Seller, Buyer and their respective Affiliates shall prepare and file its Tax Returns (including IRS Form 8594) on a basis consistent with the Allocation and shall take no position inconsistent with the Allocation on any Tax Return or in any proceeding before any Taxing Authority or otherwise, except as otherwise required by applicable Law. In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and both Seller and Buyer agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding, and the dispute shall be governed by the procedures for Claims in Section 10.05; provided that neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation.

(g) In the event that the Allocation has not become final pursuant to this Section 2.05 by the Applicable Closing:

(i) The allocated purchase consideration included in the Proposed Allocation shall be used for the purpose of (A) including allocated purchase consideration in the Country Transfer Agreements for each Country Unit and (B) determining the amount of any payments made on the Principal Closing Date to the applicable Selling Affiliate with respect to such Country Unit. The inclusion of such allocated purchase consideration shall not be deemed to waive, amend or otherwise alter any of the rights or obligations of the parties set forth in this Section 2.05 and shall not be used for any purpose in resolving, or result in any prejudice with respect to, any dispute with respect to the Proposed Allocation or the Allocation.

(ii) To the extent that the amounts paid to any Selling Affiliate on the Principal Closing Date are not equal to the portion of the Cash Consideration and Assumed Liabilities allocated to the Transferred Assets of such Selling Affiliate in the Allocation, as adjusted pursuant to Section 2.05(e) (with respect to any Selling Affiliate, the “Allocated Cash Consideration”), the parties shall and shall cause their respective Affiliates to take all necessary actions to refund, repay and redistribute as promptly as reasonably practicable any amounts paid to any Selling Affiliate in excess of such Selling Affiliate’s Allocated Cash Consideration, such that, after giving effect to any such refunds, repayments and redistributions, the amounts received by each Selling Affiliate shall be equal to such Selling Affiliate’s Allocated Cash Consideration, as adjusted pursuant to Section 2.05(e).

SECTION 2.06. Transfer Taxes and Other Costs. (a) All Transfer Taxes payable in connection with the transfer of the Transferred Assets to Buyer and the Transactions shall be borne and paid solely by Buyer when due in compliance with applicable Transfer Tax laws; provided, however, that if Seller determines (in accordance with Section 2.06(c)) that it is required by applicable Law to pay any Transfer Taxes, then Seller shall pay such Transfer Taxes, and Buyer shall, subject to receipt of reasonably satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller in dollars (or, at Seller’s request, reimburse a Selling Affiliate in local currency), whether or not such Transfer Taxes were correctly or legally imposed by the applicable Governmental Entity.

(b) Seller and Buyer shall file all necessary Tax Returns and other documentation required to be filed by it with respect to all Transfer Taxes, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. In order to assist Seller with invoicing, as soon as practicable and in no event later than thirty (30) calendar days prior to the Applicable Closing Date, Buyer shall identify to Seller the Affiliate or Affiliates of Buyer in each Country Unit that will acquire the Transferred Assets and assume the Assumed Liabilities related to such Country Unit.

(c) Seller and Buyer agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax. The determination of whether any exemption from (or reduction in) Transfer Taxes is available with respect to the consummation of the Transactions shall be made by Seller in its reasonable discretion after having reasonably consulted with Buyer and taking into account any reasonable comments made by Buyer as part of such consultation. In making such determination, Seller and Buyer shall take into account any duly completed exemption certificates delivered to Seller from Buyer no later than 10 calendar days prior to the Applicable Closing Date to which the certificate relates.

(d) All reasonable costs and fees associated with transferring to Buyer or one of its Affiliates the Transferred IP, the Transferred IT and marketing authorizations for the Products conveyed to Buyer or its Affiliate at the Applicable Closing shall be borne and paid solely by Buyer when due; provided, however, that if any such amount shall be incurred by Seller, Buyer shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller.

(e) All reasonable costs and expenses associated with removing and moving any Transferred Asset to a location designated by Buyer shall be borne and paid solely by Buyer when due; provided, however, that if any such amount shall be incurred by Seller, Buyer shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller.

SECTION 2.07. Withholding Taxes. Buyer is permitted to withhold amounts from the Cash Consideration as required under applicable Law. However, within 15 days prior to the expected Principal Closing Date, Buyer shall deliver a schedule of expected withholding amounts to Seller (which schedule, for the avoidance of doubt, shall be prepared in accordance with Section 2.05(g) in the event that the Allocation has not yet been finalized by the time such schedule is prepared by Buyer). Furthermore, Buyer shall reasonably cooperate with Seller to reduce the amount of withholding Taxes imposed on the payment of the Cash Consideration, including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes. To the extent that amounts are withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

SECTION 2.08. Delivery by Seller. (a) At the Principal Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously), the following:

(i) the officer’s certificate referred to in Section 5.01(c) hereof;

(ii) the secretary’s certificate referred to in Section 5.01(d) hereof;

(iii) duly executed counterparts of the Ancillary Agreements as contemplated by Section 7.07;

(iv) duly executed counterparts of any Country Transfer Agreement related to the Principal Country Units;

(v) a duly executed General Assignment, Patent Assignment and Trademark Assignment as contemplated by Section 2.02(a);

(vi) with respect to any non-foreign Selling Affiliate that transfers a “United States real property interest” within the meaning of Section 897(c) of the Code, a duly executed certificate of non-foreign status in accordance with Treasury Regulations Section l.1445-2(b)(2), in form reasonably agreed upon by the parties;

(vii) with respect to any foreign Selling Affiliate that transfers any Transferred Assets, an affidavit, dated within seven days of the Closing Date, certifying that such Transferred Assets are not “United States real property interests” within the meaning of Section 897(c) of the Code, in form reasonably agreed upon by the parties; and

(viii) such other instruments of transfer or conveyance as may be reasonably requested by Buyer or may be necessary to effect the transfer of the Transferred Assets to Buyer.

(b) At each Non-Principal Country Unit Closing, Seller shall deliver or cause to be delivered any applicable Country Transfer Agreement and any other documents specified therein or as contemplated by Section 2.02(a) with respect to each Country Unit to be transferred at such Non-Principal Country Unit Closing.

SECTION 2.09. Delivery by Buyer. (a) At the Principal Closing, Buyer will deliver or cause to be delivered to Seller or, as designated by Seller, one or more of Seller’s Affiliates (unless previously delivered), the following:

(i) the Cash Consideration by wire transfer to one or more bank accounts designated in writing by Seller at least five business days prior to the Principal Closing Date;

(ii) the officer’s certificate referred to in Section 5.02(c) hereof;

(iii) the secretary’s certificate referred to in Section 5.02(d) hereof;

(iv) duly executed counterparts of the Ancillary Agreements as contemplated by Section 7.07;

(v) duly executed counterparts of any Country Transfer Agreement related to the Principal Country Units;

(vi) a duly executed Assumption Agreement as contemplated by Section 2.02(c);

(vii) the Estimated Prepaid Tax Amount; and

(viii) such other instruments of transfer or conveyance as may be reasonably requested by Seller or may be necessary to effect the transfer of the Transferred Assets to Buyer.

(b) At each Non-Principal Country Unit Closing, Buyer shall deliver or cause to be delivered any applicable Country Transfer Agreement and any other documents specified therein with respect to each Country Unit to be transferred at such Non-Principal Country Unit Closing (including a duly executed assumption agreement with respect to the Assumed Liabilities of the applicable Non-Principal Country Unit as contemplated by Section 2.02(c)).

ARTICLE III

Representations and Warranties of Seller

Except as otherwise expressly set forth in the Transaction Documents, Buyer acknowledges and agrees that the Transferred Assets are sold “as is, where is” and Buyer agrees to accept the Transferred Assets on the relevant Closing Date in the condition they are in at the place they are located on such Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by, on behalf of or imputed to Seller. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty, express or implied, with respect to (i) any forecasts, projections, estimates or budgets provided or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or (ii) any other information or documents provided or made available to Buyer or its counsel, accountants or advisors with respect to the Business, in each case except as expressly set forth in the Transaction Documents. BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN IN THE TRANSACTION DOCUMENTS BY SELLER ARE IN LIEU OF, AND, EXCEPT IN THE CASE OF FRAUD, BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Subject to the foregoing and except as set forth in the schedules to the Disclosure Letter (each of which relates to the corresponding Section of this Agreement and to each other Section of this Agreement to the extent its applicability is reasonably apparent based on the content and context of such disclosure), Seller represents and warrants to Buyer as follows:

SECTION 3.01. Organization and Good Standing. Each of Seller and the Selling Affiliates is a legal entity duly organized, validly existing and in good standing (where such concept is recognized in the relevant jurisdiction) under the Laws of its jurisdiction of incorporation or formation, and has all requisite corporate power and authority to own or lease and operate its respective properties relating to the Business and to carry on the Business as now being operated and conducted.

SECTION 3.02. Authority. Seller has full power and authority to execute and deliver this Agreement and the Final Binding Offer Letter and to carry out, or cause to be carried out, the transactions contemplated hereby and thereby. Seller and each of the Selling Affiliates have, or will have at the Applicable Closing, full power and authority to execute and deliver each Transaction Document (other than this Agreement and the Final Binding Offer Letter) to which it is or will be a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Transaction Documents (other than this Agreement and the Final Binding Offer Letter) to which it is or will be a party. This Agreement and the Final Binding Offer Letter have been duly authorized by all necessary action on the part of Seller and have been duly executed and delivered by Seller and constitute valid and legally binding obligations of Seller in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies. Each of the Transaction Documents (other than this Agreement and the Final Binding Offer Letter) has been duly authorized by all necessary action on the part of Seller and each Selling Affiliate and has been, or will be at the Applicable Closing, duly executed and delivered by Seller and each Selling Affiliate and constitutes or will constitute a valid and legally binding obligation of Seller and each such Selling Affiliate in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.

SECTION 3.03. Title to Tangible Property. Except as otherwise set forth on Schedule 3.03(a), Seller or a Selling Affiliate has good and valid title to, or the right to transfer (or cause to be transferred) in accordance with the terms of this Agreement, all the material tangible Transferred Assets, free and clear of any Liens other than Permitted Liens. This Section 3.03 does not relate to Transferred Real Property or interests in Transferred Real Property, such items being the subject of Section 3.05.

SECTION 3.04. Assets of the Business. The Transferred Assets, together with (a) the Shared Services, (b) the services to be provided by the Selling Affiliates to Buyer and its Affiliates pursuant to the Ancillary Agreements and (c) the Excluded Assets set forth or described in clauses (i) – (xx) of Annex 2.02(b), constitute all of the assets used in the Business as it is conducted as of the date of this Agreement. Except as set forth on Schedule 3.04, the Transferred Assets, together with (i) the Shared Services, (ii) the services to be provided by the Selling Affiliates to Buyer and its Affiliates pursuant to the Ancillary Agreements and (iii) the Excluded Assets set forth or described in clauses (i) – (iv), (vi), (vii), (viii), (xiv), (xvii) and (xx) of Annex 2.02(b) are sufficient in all material respects for the conduct of the Business in substantially the same manner as it is conducted as of the date of this Agreement.

SECTION 3.05. Transferred Real Property. (a) None of the real property owned by Seller or a Selling Affiliate is primarily used in the operation of the Business. Schedule 2.02(a)(i) sets forth, as of the date of this Agreement, (i) all of the real property leased, subleased or licensed by Seller or a Selling Affiliate and primarily used in the operation of the Business and (ii) all leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Transferred Real Property. Seller or a Selling Affiliate has good and valid title to the Transferred Real Property, free and clear of any Liens, other than Permitted Liens.

(b) Except as set forth on Schedule 3.05(b) and except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business, (i) all improvements located on the Transferred Real Property have received all necessary approvals of Governmental Entities (including licenses and permits) required in connection with the present use thereof, (ii) there are no judicial or administrative actions or proceedings pending or, to the knowledge of Seller, threatened under any condemnation, environmental, zoning, land-use or other Law applicable to the Transferred Real Property which, if adversely decided, would interfere with the present use in the Business of the Transferred Real Property, and (iii) there are no outstanding unpaid assessment notices against any of the Transferred Real Property.

(c) This Section 3.05 does not relate to any environmental matters, such items being the subject of Section 3.14.

SECTION 3.06. Financial Information; No Undisclosed Liabilities. (a) The 2014/2015/2016 Audited Financial Statements, in each case, when delivered pursuant to the terms of this Agreement (and, for the avoidance of doubt, at the Closing), (i) will have been prepared from the books and records of Seller and (ii) will fairly present in all material respects the (x) net inventory and net property, plant and equipment of the Business as of the respective dates indicated therein, and (y) related direct net revenues and total net expenses for the fiscal years indicated therein and (iii) such financial statements have been prepared in accordance with the requirements and conditions of the SEC Waiver, and otherwise in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (it being understood that the representation and warranty in this clause (iii) assumes that such financial statements have previously been publicly filed with the SEC). For the avoidance of doubt, this assumption shall not be construed to be an obligation on the part of Seller or its Affiliates to publicly file the 2014/2015/2016 Audited Financial Statements with the SEC.

(b) The 2014/2015 Draft Financial Statements have been prepared in accordance with the Accounting Policies applied on a consistent basis throughout the periods covered thereby, and fairly present, in all material respects the (i) net inventory and net property, plant and equipment of the Business as of the respective dates indicated therein and (ii) related direct net revenues and total net expenses for the fiscal years indicated therein, subject to normal audit adjustments that are not, individually or in the aggregate, material to the Business.

(c) The 2016 Draft Summary P&L has been prepared from the books and records of Seller and in accordance with the Accounting Policies, applied on a consistent basis throughout the period covered thereby, and fairly presents, in all material respects the direct net revenues and EBITDA of the Business for the fiscal year ended January 1, 2017, subject to normal audit adjustments that are not, individually or in the aggregate, material to the Business.

(d) The Comparative Quarterly Financial Statements, when delivered pursuant to the terms of this Agreement (and, for the avoidance of doubt, at the Closing), (i) will have been prepared from the books and records of Seller and (ii) will fairly present in all material respects the (x) net inventory and net property, plant and equipment of the Business as of the respective dates indicated therein, and (y) related direct net revenues and total net expenses for the fiscal years indicated therein, subject to normal audit adjustments that are not, individually or in the aggregate, material to the Business, and (iii) such financial statements have been prepared in accordance with the requirements and conditions of the SEC Waiver, and otherwise in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (it being understood that the representation and warranty in this clause (iii) assumes that such financial statements have previously been publicly filed with the SEC). For the avoidance of doubt, this assumption shall not be construed to be an obligation on the part of Seller or any of its Affiliates to publicly file the Comparative Quarterly Financial Statements with the SEC.

(e) There are no material liabilities included in the Assumed Liabilities, except (i) as included, reserved against or reflected in the 2014/2015 Draft Financial Statements, (ii) as covered by the subject matter of the representations and warranties set forth in this Article III (other than this Section 3.06), (iii) as set forth on Schedule 3.06(e) or (iv) for those arising in the ordinary course of business consistent with past practice since January 3, 2016.

SECTION 3.07. Consents and Approvals; Absence of Violation or Conflicts. Neither the execution and delivery of this Agreement or any of the other Transaction Documents by Seller and the Selling Affiliates, nor the consummation by Seller and the Selling Affiliates of the Transactions nor compliance by Seller and the Selling Affiliates with any of the provisions hereof or thereof shall: (a) conflict with, violate or result in any breach of any provisions of the respective certificate of incorporation, by-laws or similar organizational documents of Seller or any of the Selling Affiliates; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) in connection with the Anti-Trust Filings, (ii) any consent, approval, authorization, license or permit required to be obtained by Buyer or filing or notification required to be made by Buyer in order to take title to the Transferred Assets or otherwise operate the Business, which consent, approval, authorization or permit is standard in transactions of the type contemplated hereby, (iii) any consent, approval, authorization or permit required to be obtained solely by reason of Buyer’s (as opposed to any third party’s) participation in the Transactions and (iv) where the failure to obtain any such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business and would not adversely affect, in any material respect, the ability of Seller or any of the Selling Affiliates to consummate the Transactions;

(c) violate any Law applicable to Seller, the Business or the Transferred Assets, except such violations that would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Business or otherwise materially impair the operation of the Business, and would not adversely affect, in any material respect, the ability of Seller to consummate the Transactions; (d) result in a material violation or breach of, or constitute (with or without notice or passage of time or both) a material default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Transferred Contract or Material Commingled Contract; or (e) result in the creation or imposition of a Lien (other than a Permitted Lien) upon any of the Transferred Assets.

SECTION 3.08. Compliance with Laws; Licenses and Permits. The conduct of the Business and ownership and use of the Transferred Assets by each of Seller and the Selling Affiliates are not, and since January 1, 2015 have not been, in violation of any applicable Laws, except such violations that would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business. Since January 1, 2015, no Seller or Selling Affiliate has (i) received any written notification from any Governmental Entity asserting that Seller or any of its Affiliates is not in compliance with any Law with respect to the Business or the Transferred Assets or (ii) to the knowledge of Seller, been subject of an investigation, audit or review by a Governmental Entity, except, in each case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business. Seller (or a Selling Affiliate) has all permits, approvals, certifications, qualifications, clearances, registrations, licenses, grants, authorizations, exemptions, orders and consents required for the operation of the Business as it is now being conducted (“Permits”), and are, and since January 1, 2015, have been, in compliance with the terms of each Permit, except for such failures to have any such Permit or instances of non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business. As of the date hereof, each Permit is valid and in full force and effect, in each case except for instances where the failure to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business. This Section 3.08 does not relate to labor and employee matters, employee benefit matters or environmental matters, such items being the subject of Sections 3.12, 3.13 and 3.14, respectively. This Section 3.08 also does not relate to product registration, product recall or product defect matters, or Taxes, such items being the subject of Sections 3.17 and 3.18, respectively.

SECTION 3.09. Transferred Contracts and Material Contracts. (a) Except for the Excluded Contracts, Schedule 3.09(a) sets forth all of the Material Transferred Contracts and Material Commingled Contracts as of the date of this Agreement.

(b) “Material Transferred Contracts” means (other than the Transferred IP Licenses and Collective Bargaining Agreements) each contract, agreement or commitment of Seller or any of its Affiliates in effect as of the date of this Agreement which is related primarily to the operation of the Business or the Transferred Assets, (i) that is reasonably expected to involve annual payments or other consideration to or by Seller or a Selling Affiliate in excess of $1,000,000 (excluding sales orders and purchase orders issued in the ordinary course of business); (ii) that is a joint venture, partnership or other similar agreement; (iii) which limits or purports to limit the ability of Seller or any Selling Affiliate (or, after the Principal Closing, Buyer and its Affiliates) to compete in any line of business or with any Person or in any geographic area or during any period of time (other than customary exclusive distribution agreements for the Products entered into in the ordinary course of business consistent with past practice); (iv) that contains any material indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business; (v) that grants a Lien (other than a Permitted Lien) on any material Transferred Asset (other than a Lien that will be released as of the Applicable Closing Date); (vi) with respect to any Transferred Real Property; (vii) that provides for the sale of any material Transferred Asset or the grant of any preferential rights to purchase any material Transferred Asset, in each case outside the ordinary course of business or for aggregate consideration under such Contract in excess of $250,000; (viii) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of Seller or any Selling Affiliate or (B) Seller or any Selling Affiliate has guaranteed any liabilities or obligations of any other Person; (ix) that is a material contract that provides for the manufacture of Products (or any part thereof) or the supply of raw materials or other components used in the manufacture of Products (or any part thereof), in each case excluding any sales orders and purchase orders in the ordinary course of business, for Seller or any Selling Affiliate; (x) relating to Indebtedness in a principal outstanding amount in excess of $250,000; (xi) providing for capital expenditures with an outstanding amount in excess of $250,000; (xii) that is a material contract with a sole source supplier of goods or services to the Business; (xiii) that is (A) a settlement or similar contract with any Governmental Entity or (B) an order or consent of any Governmental Entity to which Seller or any Selling Affiliate is subject, involving material performance by Seller or such Selling Affiliate after the date of this Agreement; (xiv) that is with a material customer of the Business and contains any (A) so-called “most favored nation” provisions or similar arrangements for pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other Persons or (B) “take or pay”, “requirements” or other similar provisions obligation a Person to provide the quantity of goods or services required by another Person; or (xv) with an Affiliate of Seller that is not entered into in the ordinary course of business (other than any contracts, agreements or commitments for the provision of Shared Services).

(c) “Material Commingled Contracts” means (other than the Transferred IP Licenses and Collective Bargaining Agreements) each Commingled Contract of Seller or any of its Affiliates in effect as of the date of this Agreement, the portion of which exclusively relates to the Business Interests, (i) is reasonably expected to involve annual payments or other consideration to or by Seller or a Selling Affiliate in excess of $1,000,000 (excluding sales orders and purchase orders issued in the ordinary course of business); (ii) is a joint venture, partnership or other similar agreement; (iii) which limits or purports to limit the ability of Seller or any Selling Affiliate (or after the Principal Closing, Buyer and its Affiliates) to compete in any line of business or with any Person or in any geographic area or during any period of time (other than customary exclusive distribution agreements for the Products); (iv) contains any material indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business; (v) that grants a Lien (other than a Permitted Lien) on any material Transferred Asset (other than a Lien that will be released as of the Applicable Closing Date); (vi) is with respect to any Transferred Real Property; (vii) provides for the sale of any material Transferred Asset or the grant of any preferential rights to purchase any material Transferred Asset, in each case outside the ordinary course of business or for aggregate consideration under such Contract in excess of $250,000; (viii) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of Seller or any Selling Affiliate or (B) Seller or any Selling Affiliate has guaranteed any liabilities or obligations of any other Person; (ix) is a material contract that provides for the manufacture of Products (or any part thereof) or the supply of raw materials or other components used in the manufacture of Products (or any part thereof), in each case excluding any sales orders and purchase orders in the ordinary course of business, for Seller or any Selling Affiliate; (x) relating to Indebtedness in a principal outstanding amount in excess of $250,000; (xi) providing for capital expenditures with an outstanding amount in excess of $250,000; (xii) is a material contract with a sole source supplier of goods or services to the Business; (xiii) is (A) a settlement or similar contract with any Governmental Entity or (B) an order or consent of any Governmental Entity to which Seller or any Selling Affiliate is subject, involving material performance by Seller or such Selling Affiliate after the date of this Agreement; or (xiv) is with a material customer of the Business and contains any (A) so-called “most favored nation” provisions or similar arrangements for pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other Persons or (B) “take or pay”, “requirements” or other similar provisions obligation a Person to provide the quantity of goods or services required by another Person.

(d) Except as set forth on Schedule 3.09(d), (i) subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, each Material Transferred Contract and Material Commingled Contract is valid, binding, in full force and effect and enforceable with respect to Seller or the relevant Selling Affiliate and, to the knowledge of Seller, the other party thereto and (ii) neither Seller nor the relevant Selling Affiliate is in material breach or default under any Material Transferred Contract or Material Commingled Contract. To the knowledge of Seller, none of the other parties to any Material Transferred Contract or Material Commingled Contract is in material breach or default thereunder.

(e) Seller has made available to Buyer a true, correct and, complete copy of each Material Transferred Contract subject to redactions of pricing terms, Personal

Information pursuant to applicable Privacy Laws, terms not related to the Business and other competitively sensitive information; provided, that, to the extent permitted by applicable Law, as soon as reasonably practicable after the date hereof, Seller shall use commercially reasonable efforts to provide Buyer with access to unredacted copies of each such Material Transferred Contract (but Seller shall not unredact any terms not related to the Business).

SECTION 3.10. Intellectual Property Rights. (a) Except as set forth on Schedule 3.10(a)(i), Seller or a Selling Affiliate is the sole and exclusive owner of the Trademarks and the Patents included in the Transferred IP. Except as set forth on Schedule 3.10(a)(ii), the Transferred IP contains all of the Trademarks used or held for use primarily in the conduct of the Business and all of the registered or applied for Patents used or held for use primarily in the conduct of the Business and under which the Business operates as conducted by Seller immediately prior to the date of this Agreement. Except as set forth on Schedule 3.10(d), no Action, or to the knowledge of Seller, governmental investigation is pending or, to the knowledge of Seller, is threatened in writing, that challenges the legality, validity, enforceability, registration, use or ownership of any Transferred IP that is material to the Business. No material item of Transferred IP that has been issued by, registered with, or applied for with the official governmental registers and/or issuers of such IP Rights has been abandoned, cancelled or otherwise compromised, except in the ordinary course of business, and each such material item has been maintained effective by all requisite filings, renewals and payments, and remains in full force and effect to the extent consistent with the ordinary course of business.

(b) Except with respect to non-exclusive licenses granted to third parties in the ordinary course of business, agreements with distributors entered into in the ordinary course of business or as otherwise contemplated by this Agreement, and except for “shrink wrap,” “commercially available off the shelf software package” or “click through” licenses with license fees of less than $25,000 per year, Schedule 3.10(b) lists, as of the date of this Agreement, all of the written agreements (i) pursuant to which Seller and its Affiliates obtained the right to use or practice rights under third party IP Rights (excluding Copyright rights, other than software that is not commercially available “off the shelf” software) that are used primarily in and are material to the conduct of the Business or (ii) by which Seller or any of its Affiliates has licensed or otherwise authorized a third party to use any Patent or Trademark included in the Transferred IP, including license agreements, settlement agreements and covenants not to sue (collectively, the “Licensed IP Contracts”). Subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, each Licensed IP Contract is valid, binding and in full force and effect with respect to Seller or the relevant Selling Affiliate and, to the knowledge of Seller, the other party thereto. Neither Seller nor the relevant Selling Affiliate is in material breach or default under any Licensed IP Contract and to the knowledge of Seller, as of the date of this Agreement, none of the other parties to any Licensed IP Contract is in material breach or default thereunder.

(c) Seller or its Affiliates have taken reasonable measures to protect the confidentiality of their respective trade secrets included in the Transferred IP. Seller or its Affiliates have used commercially reasonable efforts to maintain the secrecy of their respective confidential IP Rights currently used in the Business.

(d) Except as set forth on Schedule 3.10(d) and except as would not reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business, (i) to the knowledge of Seller, neither Seller nor any of its Affiliates is infringing, misappropriating, diluting or otherwise violating, the IP Rights of any Person in their conduct of the Business, and (ii) there are no adverse third party Actions or, to the knowledge of Seller, governmental investigations pending against Seller or any of its Affiliates by any Person in any court, arbitration or by or before any Governmental Entity or any written adverse third party allegations, in any such case to the effect that the operation or conduct of the Business, or any action by Seller or any of its Affiliates in connection with the Business, constitutes an infringement, misappropriation, dilution, or other violation of the IP Rights of any Person.

(e) Except as set forth on Schedule 3.10(e), to the knowledge of Seller, no Person is infringing, misappropriating, diluting, or otherwise violating, in any material respect, any Transferred IP that is material to the Business.

(f) All material Transferred IP that is owned (or purported to be owned) by Seller or any Selling Affiliate was (i) developed by current or former employees of Seller or such Selling Affiliate within the scope of their employment; or (ii) developed by current or former independent contractors who have entered into valid and binding agreements with Seller or such Selling Affiliate assigning the right, title and interest in and to such material Transferred IP to Seller and/or a Selling Affiliate. No such employee or contractor has asserted, and no such employee or contractor has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any material Transferred IP.

(g) Seller or the applicable Selling Affiliate is the exclusive owner or is validly licensed or otherwise authorized to use the Transferred IT. Since January 1, 2015, to the knowledge of Seller, there have been no security breaches pertaining to the Transferred IT that would, individually or in the aggregate, reasonably be expected to result in a material liability to the Business.

SECTION 3.11. Legal Proceedings, etc. (a) Except as set forth on Schedule 3.11(a), (i) as of the date of this Agreement, there are no Business Claims pending or, to the knowledge of Seller, threatened in writing, against Seller or any of its Affiliates, in each case, with respect to which liability is reasonably anticipated to exceed $150,000 and (ii) as of the Principal Closing Date, there are no Business Claims pending or, to the knowledge of Seller, threatened in writing, against Seller or any of its Affiliates that would reasonably be expected to result in a material liability to the Business or would otherwise materially impair the operation of the Business.

(b) Except as set forth on Schedule 3.11(b) and except as would not reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business, there are no Judgments binding on Seller or any of its Affiliates relating to the Business or the Transferred Assets. There are no Judgments binding on Seller or any of its Affiliates relating to the Business or the Transferred Assets that involve any criminal Action.

(c) Section 3.11 does not relate to intellectual property matters, labor and employee matters, employee benefit matters or environmental matters, such items being the subject of Sections 3.10, 3.12, 3.13 and 3.14, respectively. This Section 3.11 also does not relate to product registrations, product recalls or product defect matters, or Taxes, such items being the subject of Sections 3.17 and 3.18, respectively.

SECTION 3.12. Labor and Employee Matters. (a) Schedule 3.12(a) contains a complete and accurate list, as of the date of this Agreement, of each collective bargaining, works council or other material labor union contract or labor arrangement covering any Employee of the Business located in the Principal Labor Countries, excluding any national or industry contract or arrangement (the “Principal Labor CBAs”). True and complete copies of all Principal Labor CBAs have been made available in the Data Room. As soon as practicable after the date of this Agreement and in no event later than thirty (30) days prior to the Principal Closing Date, Seller shall provide Buyer a revised Schedule 3.12(a), which shall set forth, as of the date of such revised schedule, each collective bargaining, works council or other material labor union contract or labor arrangement covering any Employee of the Business, excluding any national or industry contract or arrangement (the “Collective Bargaining Agreements”), and true and complete copies of all Collective Bargaining Agreements will be made available in the Data Room at least thirty (30) days prior to the Principal Closing Date. As of the date of this Agreement, no other union or labor organization is currently certified or recognized, and there are no pending (for which Seller has received notice) or, to the knowledge of Seller, threatened strikes, material work stoppages, material requests for representation, material pickets or material walkouts that involve the labor or employment relations of Seller and its Affiliates with any Employee of the Business. As of the date of this Agreement, there is no pending (for which Seller has received notice), unresolved or, to the knowledge of Seller, threatened material unfair labor practice, charge or complaint before any court, arbitrator, the National Labor Relations Board or any other Governmental Entity relating to any Employee of the Business. No Employee of the Business has transferred into the Business by means of a relevant transfer pursuant to the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”) relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses or any country legislation implementing the Directive or any other similar Law (collectively, the “Transfer Regulations”) in circumstances that would result in such employee having rights or benefits under a defined benefit pension plan (including enhanced severance rights, early retirement rights or redundancy rights) that are move favorable than those provided pursuant to the terms of the applicable Business Employee Benefit Plans.

(b) With respect to the Employees of the Business, each of Seller and its Affiliates is in material compliance with the terms of the Collective Bargaining Agreements and all applicable Laws pertaining to employment, employment practices and the employment of labor, including all such Laws relating to terms and conditions of employment, labor relations, Transferred Employee Personal Information, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, consultation and/or information, wages, hours, working time, classification, family and medical leave, immigration, safety and health and workers’ compensation.

SECTION 3.13. Employee Plans. (a) Schedule 3.13(a) sets forth, as of the date of this Agreement, a true, correct and complete list of each material Business Employee Benefit Plan (excluding any offer letter or employment agreement required by applicable Law or any Collective Bargaining Agreement) in which any Employee of the Business located in the Principal Labor Countries is entitled to participate or to which he or she is a party (the “Principal Labor Plans”). As soon as practicable after the date hereof and in no event later than thirty (30) days prior to the Principal Closing Date, Seller shall provide Buyer a revised Schedule 3.13(a), which shall list, as of the date of such revised schedule, each material Business Employee Benefit Plan (excluding any offer letter or employment agreement required by applicable Law or any Collective Bargaining Agreement) (the “Listed Plans”) in which any Employee of the Business is entitled to participate or to which he or she is a party.

(b) With respect to each Principal Labor Plan that is an equity-based compensation plan in the United States, true and complete copies have been filed with the SEC as of the date of this Agreement. No Principal Labor Plan is an equity-based compensation plan outside of the United States. With respect to each Principal Labor Plan that is a defined benefit pension or retiree medical benefit plan in the United States, a summary of material terms thereof has been made available in the Data Room as of the date of this Agreement. Except as set forth in this Section 3.13(b), (i) with respect to each Principal Labor Plan, other than any equity-based compensation, defined benefit pension or retiree medical plan in the United States, true and complete copies of all plan documents (including all amendments and modifications thereof) or a summary of material terms thereof, or a form or sample of each material employment agreement (including an actual copy of any such agreement that contains material individualized terms, other than, for the avoidance of doubt, terms with respect to information covered by Section 8.01(b) or employee names or addresses) have been made available in the Data Room as of the date of this Agreement; (ii) with respect to each Listed Plan other than any equity-based compensation, defined benefit pension or retiree medical benefit plan in the United States, true and complete copies of all plan documents (including amendments and modifications thereof) or a summary of material terms thereof, or a form or sample of each material employment agreement (including an actual copy of any such agreement that contains material individualized terms, other than, for the avoidance of doubt, terms with respect to information covered by Section 8.01(b) or employee names or addresses) shall have been made available in the Data Room as soon as practicable after the date hereof and in no event later than thirty (30) days prior to the Principal Closing Date; (iii) with respect to each Assumed Benefit Plan that provides defined benefit pension or retiree medical benefits, a good faith estimate of the accumulated benefit obligation or accumulated postretirement benefit obligation of such Assumed Benefit Plan, as applicable, with respect to liabilities that, to the knowledge of Seller, may become obligations of the Buyer or its Affiliates, shall have been delivered to Buyer as of the date of this Agreement; and (iv) with respect to any Assumed Benefit Plan described in the preceding clause (iii) that is funded, a good faith estimate of the value of the assets of such plan that, to the knowledge of Seller, may transfer to Buyer, shall have been delivered to Buyer as of the date of this Agreement. No Assumed Benefit Plan is maintained in, or covers employees, directors or individual independent contractors located in, the United States. As soon as practicable after the date of this Agreement, and in no event later than (x) thirty (30) days after the date of this Agreement with respect to each Principal Labor Plan, and (y) sixty (60) days after the date of this Agreement with respect to each Listed Plan other than a Principal Labor Plan, Seller shall provide a revised Schedule 3.13(a) which shall identify each Principal Labor Plan or Listed Plan, as applicable, that is self-funded or self-insured.

(c) Each Assumed Benefit Plan (and each related trust, insurance contract or fund) that is intended to qualify for special Tax treatment meets, in all material respects, all requirements for such treatment.

(d) Each Assumed Benefit Plan (and each related trust, insurance contract or fund) has been maintained, contributed to, funded, operated and administered in all material respects in accordance with the terms of such Assumed Benefit Plan and applicable Law.

(e) Each Assumed Benefit Plan (and each related trust, insurance contract or fund), if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and as required by applicable Law.

(f) There are no material pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted in respect of Assumed Benefit Plans that could reasonably be expected to result in any material liability to any Governmental Entity, any participant in any Assumed Benefit Plan or any other party.

(g) Subject to Buyer’s compliance with its obligations under Section 8.01, there does not now exist, nor do any circumstances exist that could reasonably be expected to result in any Controlled Group Liability of Seller or its Affiliates that could be a liability of Buyer or any of its Affiliates following the Applicable Closing Date in respect of any employee benefit plan maintained or contributed to by Seller and its Affiliates and that is not an Assumed Benefit Plan. For purposes of this Agreement, (i) “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code, and (E) under corresponding or similar provisions of any foreign Law related to defined benefit pension plan funding requirements or post-termination medical insurance plan coverage.

(h) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, subject to Buyer’s compliance with its obligations under Section 8.01 of this Agreement, either alone or in combination with any event or events, (i) entitle any Employee of the Business to severance pay, unemployment compensation or any other material payment, (ii) result in or cause acceleration of the time of payment, vesting or funding of any payment or benefit due to any Employee of the Business, or (iii) materially increase any benefits otherwise payable to any Employee of the Business, in each case, except for (A) arrangements that will not result in any liability to Buyer or its Affiliates or (B) arrangements relating to the exercise by an Employee of the Business of any rights under applicable Law (including any right to object to a mandatory transfer of employment to Buyer or any of its Affiliates and any right to reject an offer of employment from Buyer or any of its Affiliates). The consummation of the transactions contemplated by this Agreement will not result in any “parachute payment” under Section 280G of the Code.

(i) Since January 3, 2016 to the date of this Agreement, neither Seller nor any of its Affiliates has taken any action that has materially increased the cost to Seller and its Affiliates of providing health and welfare and pension and other post-retirement benefits to Employees of the Business principally employed outside of the United States.

SECTION 3.14. Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business, Seller and its Affiliates, with respect to the Business, (i) are and since January 1, 2015 have been in compliance with Environmental Laws; (ii) have not received any written, or to the knowledge of Seller, oral communication from any Person alleging that Seller or any of its Affiliates is in violation of or has any liability arising under any Environmental Law, except to the extent the substance of any such communication has been materially resolved; (iii) have obtained, or have timely filed for, all approvals and permits required under Environmental Laws to conduct the Business as conducted as of the date of this Agreement (“Environmental Permits”); (iv) are and since January 1, 2015 have been in compliance with all terms and conditions of such Environmental Permits; (v) to the knowledge of Seller, have not Released any Hazardous Materials at any Transferred Real Property that require remediation under any Environmental Law; and (vi) are not subject to any pending or, to the knowledge of Seller, threatened, Environmental Claim against Seller, its Affiliates or any Person whose liability Seller has retained or assumed either contractually or by operation of Law. Notwithstanding any provision to the contrary, this Section 3.14 shall constitute the sole representations and warranties with respect to environmental matters.

(b) To the knowledge of Seller, none of the following are present at any of the Transferred Real Property in a manner or to an extent that would result in a material liability under Environmental Law: (i) underground storage tanks containing, or landfills used for the disposal of, Hazardous Materials; (ii) wetlands that have been filled in by Seller; (iii) “toxic mold”; or (iv) asbestos-containing building materials.

(c) Seller has provided materially true and accurate copies of all material Phase I and Phase II environmental site assessment reports completed during the five (5) years prior to the date hereof with respect to the Transferred Real Properties that are in Seller’s or its Affiliates’ possession or control.

SECTION 3.15. Absence of Certain Developments. Except as set forth on Schedule 3.15, since January 3, 2016 to the date of this Agreement, (a) the Business has been operated in the ordinary course of business consistent with past practice in all material respects, (b) there have not been any events or occurrences that have resulted in a Seller Material Adverse Effect and (c) neither Seller nor any of its Affiliates has, with respect to the Business, taken or permitted to occur (or agreed to take or permit to occur) any action that, were it to be taken from and after the date hereof, would require the consent of Buyer pursuant to clauses (v)-(ix), (xi), (xiii) and (xv) (insofar as it relates to (v)-(ix), (xi) and (xiii)) of Section 6.01(b).

SECTION 3.16. Brokerage Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Seller or its Affiliates.

SECTION 3.17. Regulatory Matters; Product Registrations; Recalls. (a) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business, since January 1, 2013, Seller and each Selling Affiliate has been and is in compliance with all foreign, federal, state and local healthcare Laws applicable to the operation of the Business including without limitation: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), (ii) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and any other foreign, federal, and state governmental healthcare programs; (iii) foreign, federal, and state criminal or civil healthcare Laws related to fraud and abuse, false claims and anti-kickback Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a- 7(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. §1320a-7b(a)), criminal Laws relating to healthcare fraud and abuse, including 18 U.S.C. §§ 286, 287 and 1001, Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a)), (iv) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. §1320d et seq.), as amended by the Health Information and Technology for Economic and Clinical Health Act of 2009, and any comparable foreign and state Laws related to privacy, data protection and information security, and (v) each as amended from time to time and the rules and regulations promulgated pursuant to all such applicable Laws (collectively the “Healthcare Laws”).

(b) Schedule 3.17(b) sets forth, as of the date of this Agreement, a list of the marketing approvals, clearances or other authorizations necessary to market the

Products and granted to Seller or any of the Selling Affiliates by, or pending with, any Governmental Entity (the “Product Registrations”), except for those approvals, clearances and authorizations that are not material to the Business.

(c) To the extent related to the Business, none of Seller or the Selling Affiliates, any of their respective officers, directors or employees, or, to the knowledge of Seller, any of their respective agents or suppliers, are excluded, debarred or suspended, or threatened in writing with exclusion, debarment or suspension for the award of contract by any Governmental Entity or for participation in governmental healthcare programs such as Medicare or Medicaid.

(d) All Products sold under the Product Registrations are manufactured and marketed in accordance with the specifications and standards contained in such Product Registrations, except where the failure to comply therewith would not reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business.

(e) Since January 1, 2013, except as set forth on Schedule 3.17(e), there has not been, nor, to the knowledge of Seller, is there currently under consideration by Seller, any Selling Affiliate or any Governmental Entity, any recall in respect of any Product, except for such instances which would not reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business.

(f) No Product is (i) adulterated within the meaning of 21 U.S.C. § 351, (ii) misbranded within the meaning of 21 U.S.C. § 352, (iii) in violation of 21 U.S.C. §§ 360 or 360e, in each case as would be a material violation of applicable Law, or (iv) subject to any Actions, demands, notices of violation, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product manufactured, distributed or sold by or on behalf of the Business or relating to alleged noncompliance by, or liability of, Seller or any Selling Affiliate under any Healthcare Laws.

(g) Neither Seller nor any Selling Affiliate is a party to, or has any ongoing reporting obligations pursuant to or under, any corporate integrity agreements, monitoring agreements, deferred prosecution agreement, consent decrees, settlement orders, or similar agreements with, or imposed by, any Governmental Entity with respect to the Business.

(h) Except as set forth on Schedule 3.17(h), (i) as of the date of this Agreement, there are no Product Claims pending or, to the knowledge of Seller, threatened in writing, against Seller or any of its Affiliates, in each case, with respect to which liability is reasonably anticipated to exceed $150,000 and (ii) as of the Principal Closing Date, there are no Product Claims pending or, to the knowledge of Seller, threatened in writing, against Seller or any of its Affiliates that would reasonably be expected to result in a material liability to the Business or would otherwise materially impair the operation of the Business.

SECTION 3.18. Taxes. (a) To the knowledge of Seller, Seller and the Selling Affiliates have timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by Seller or any Selling Affiliate) all Tax Returns that were required to be filed solely with respect to the Transferred Assets or the Business. To the knowledge of Seller, all such Tax Returns are complete and accurate in all material respects. To the knowledge of Seller, all Taxes owed by Seller or any Selling Affiliate solely with respect to the Transferred Assets or the Business (whether or not shown on any Tax Return) have been paid. To the knowledge of Seller, Seller and the Selling Affiliates are not currently the beneficiaries of any extension of time within which to file any Tax Return relating solely to the Transferred Assets or the Business. To the knowledge of Seller, no claim has ever been made by an authority in a jurisdiction in which Seller or a Selling Affiliate does not file a Tax Return that Seller or such Selling Affiliate is or may be subject to taxation by that jurisdiction in respect of Taxes relating solely to the Transferred Assets or the Business that would be covered by or the subject of such Tax Return.

(b) To the knowledge of Seller, there are no Tax Proceedings of Seller or any Selling Affiliate relating solely to the Transferred Assets or the Business. To the knowledge of Seller, Seller and the Selling Affiliates have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case relating solely to the Transferred Assets or the Business.

(c) There are no Liens for a material amount of Taxes upon any of the Transferred Assets or any other assets of the Business, except for Permitted Liens.

(d) Except in the case where the transactions described in Section 2.02(i) occur and include the transfer of equity interests in any Person, the Transferred Assets do not include any asset treated for U.S. federal income Tax purposes as an equity interest in any Person.

(e) Neither the Tax treatment of Buyer nor any of its Affiliates will be impacted by the occurrence or failure to occur of the transaction described in Section 2.02(i), including, without limitation, the adjustment of the Tax bases of the Transferred Assets relating to Japan to their fair market value; provided that this Section 3.18(e) shall not apply to any depreciation or amortization deductions that would otherwise have arisen during the period between the closing of the transaction described in Section 2.02(i) and the relevant Applicable Closing Date.

(f) Johnson & Johnson Medical Limited is registered for value added tax in the United Kingdom under VAT registration number GB592926302.

(g) Each of Seller and the Selling Affiliates has timely withheld and paid over to the appropriate Taxing Authority all material United Kingdom payroll Taxes

(PAYE) which it is required to withhold from amounts paid or owing to any employee, officer or consultant, in each case of the Business, and each of Seller and the Selling Affiliates has complied with all information reporting and backup withholding requirements with respect thereto in all material respects, including maintenance of required records with respect thereto.

Notwithstanding anything in this Agreement to the contrary, Seller makes no representation or warranty with respect to any income Taxes.

SECTION 3.19. Certain Compliance Matters. (a) Neither Seller nor any Affiliate, director, officer or employee, nor, to the knowledge of Seller, any distributor, agent, representative, sales intermediary or other third party acting on behalf of Seller or any of its Affiliates, in any way relating to the Business or the Transferred Assets: (i) has taken any action in violation of any applicable Anticorruption Laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.) or (ii) has corruptly offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly, to any “Public Official”, as defined in Section 3.19(b), for purposes of (A) influencing any act or decision of any Public Official in his official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a government, Governmental Entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled medical facilities), in order to assist the Business or any Person related in any way to the Business or the Transferred Assets, in obtaining or retaining business or directing any business to any Person except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Business or otherwise materially impair the operation of the Business.

(b) For purposes of this Section 3.19, “Public Official” means: (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state- owned or controlled medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above; and (v) any political party, party official or candidate for political office.

(c) None of Seller or any Selling Affiliate, nor, to the knowledge of Seller, any of their respective officers or directors, (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons

Who Commit, Threaten to Commit, or Support Terrorism, (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (C) the United States Trading with the Enemy Act of 1917, as amended, (D) the United States International Emergency Economic Powers Act of 1977, as amended, or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to money laundering; or (iv) to the knowledge of Seller, is under investigation by any Governmental Entity for money laundering.

SECTION 3.20. Material Suppliers. Schedule 3.20(a) contains a true, correct and complete list of the ten (10) largest suppliers with respect to the Business, and any other supplier to which Seller or a Selling Affiliate made payments in excess of $1,000,000, in each case, based on aggregate amounts spent by Seller or the applicable Selling Affiliate for the fiscal year ended December 31, 2015 (collectively, the “Material Suppliers”). As of the date hereof, except as set forth in Schedule 3.20(b), (a) no Material Supplier has terminated or canceled its relationship with Seller or any Selling Affiliate with respect to the Business and (b) neither Seller nor any Selling Affiliate has received a written notice that any Material Supplier has ceased or will cease to act as a supplier of the Business or that such Material Supplier intends to terminate or materially modify existing Material Contracts with Seller or any Selling Affiliate relating to the Business.

ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

SECTION 4.01. Buyer’s Organization; Power; Execution. Buyer and each Affiliate of Buyer that is a party to any Transaction Document are legal entities duly organized, validly existing and in good standing (where such concept is recognized in the relevant jurisdiction) under the Laws of their respective jurisdictions of incorporation or formation. Buyer has full power and authority to execute and deliver this Agreement and the Final Binding Offer Letter and to carry out, or cause to be carried out, the transactions contemplated hereby and thereby. Buyer and each Affiliate of Buyer that is a party to any Transaction Document (other than this Agreement and the Final Binding Offer Letter) have, or will have at the Applicable Closing, full power and authority to execute and deliver each Transaction Document (other than this Agreement and the Final Binding Offer Letter) to which it is or will be a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Transaction Documents (other than this Agreement and the Final Binding Offer Letter) to which it is or will be a party, including the Financing. This Agreement and the Final Binding Offer Letter have been duly authorized by all necessary action on the part of Buyer and have been duly executed and delivered by Buyer and constitute valid and legally binding obligations of Buyer in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies. Each of the Transaction Documents (other than this Agreement and the Final Binding Offer Letter) and the Financing has been duly authorized by all necessary action on the part of Buyer and each Affiliate of Buyer that is a party to any Transaction Document (other than this Agreement and the Final Binding Offer Letter), and has been, or will be at the Applicable Closing, duly executed and delivered by Buyer and each such Affiliate of Buyer and constitutes or will constitute valid and legally binding obligations of Buyer and each such Affiliate of Buyer in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.

SECTION 4.02. Consents and Approvals; Absence of Violation or Conflicts. Neither the execution and delivery of this Agreement or any of the other Transaction Documents by Buyer and each Affiliate of Buyer that is a party to any Transaction Document, nor the consummation by Buyer and each Affiliate of Buyer that is a party to any Transaction Document of the Transactions nor compliance by Buyer and each Affiliate of Buyer that is a party to any Transaction Document with any of the provisions hereof or thereof, including the Financing shall: (a) conflict with, violate or result in any breach of any provisions of (i) the respective certificate of incorporation, by-laws or similar organizational documents or (ii) any material contract, in each case, of Buyer or any Affiliate of Buyer that is a party to any Transaction Document; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) in connection with the Anti-Trust Filings and (ii) any consent, approval, authorization, license or permit required to be obtained by Seller or filing or notification required to be made by Seller in order to transfer title to the Transferred Assets or otherwise operate the Business, which consent, approval, authorization or permit is standard in transactions of the type contemplated hereby; (c) violate in any material respect any material Law applicable to Buyer or any Affiliate of Buyer that is a party to any Transaction Document; or (d) require any material consent, approval, authorization, or permit under any contract, agreement or commitment between Buyer or any Affiliate of Buyer that is a party to any Transaction Document and a third party.

SECTION 4.03. Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Buyer, threatened in writing concerning Buyer or any of its Affiliates relating to the Transactions.

SECTION 4.04. Financing. Buyer has delivered to Seller true and complete copies of (a) the executed commitment letter and Redacted Fee Letter, each dated as of the date hereof, between Buyer and Bank of America, N.A. (“BofA”), Merrill Lynch, Pierce Fenner & Smith Incorporated and JPMorgan Chase Bank, N.A. (“JPMCB”), and (b) the executed administrative agency Redacted Fee Letter, dated as of the date hereof, between Buyer and BofA (such agreements, as may be modified pursuant to Section 6.06, the “Financing Commitments”), pursuant to which each of BofA and JPMCB has agreed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding the Transactions and related fees and expenses (and, in the event the Amendment referenced therein is not obtained, to refinance existing indebtedness of Buyer specified in the Financing Commitments). Each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Buyer and the other parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies. As of the date hereof, the Financing Commitments have not been amended, supplemented or otherwise modified in any respect, no amendment, supplement or modification is contemplated, and the financing commitments thereunder have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or any other parties thereto under any term or condition of the Financing Commitments, and as of the date hereof, Buyer has no reason to believe that any term or condition of closing set forth in the Financing Commitments will not be satisfied on a timely basis, or that any portion of the Financing to be made thereunder will otherwise not be available to Buyer on a timely basis to consummate the Transactions at the time required pursuant to this Agreement. Buyer has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid thereunder on or prior to the date of this Agreement and shall in the future pay any such fees as they become due in accordance with the terms of the Financing. The Financing, when funded in accordance with the Financing Commitments or the Alternate Financing Commitments, together with cash on hand or other sources of immediately available funds, will provide Buyer with funds sufficient to satisfy all of Buyer’s obligations under this Agreement, including the obligations under Article II, pay any other amounts required to be paid by Buyer in connection with the consummation of the Transactions and pay all related fees and expenses of Buyer (and, in the event the Amendment referenced therein is not obtained, to refinance existing indebtedness of Buyer specified in the Financing Commitments). As of the date of this Agreement, the obligations to make the Financing available to Buyer pursuant to the terms of the Financing Commitments are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date of this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) to which Buyer or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Commitments and delivered to Seller prior to the date hereof.

SECTION 4.05. Solvency. Assuming (i) satisfaction of the conditions to Buyer’s obligation to consummate the Transactions, and after giving effect to the Transactions and the payment of the Cash Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, (ii) the accuracy of the representations and warranties of Seller set forth in Article III hereof in all material respects, and (iii) consummation of the Financing, Buyer and its Subsidiaries, on a consolidated basis taken as a whole, will be Solvent immediately after the completion of the Applicable Closing. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination (A) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (1) the value of all “liabilities of such person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (B) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.06. Brokerage Fees. Except for fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated (which fees are payable by Buyer), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Buyer or any Affiliate thereof.

ARTICLE V

Conditions to Closing

SECTION 5.01. Conditions Precedent to Buyer’s Obligations on the Principal Closing Date. All of the obligations of Buyer hereunder are subject to fulfillment, prior to or at the Principal Closing, of the following conditions (compliance with which or the occurrence of which may be waived, to the extent permitted by applicable Law, in whole or in part by Buyer in writing):

(a) The representations and warranties of Seller contained herein shall be true and correct (without giving effect to any materiality, Seller Material Adverse Effect or similar qualification contained therein) on and as of the Principal Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies that do not have a Seller Material Adverse Effect; provided, however, that the Fundamental Representations of Seller shall be true and correct in all material respects on and as of the Principal Closing Date (other than the Fundamental Representations made as of a specific date, which shall be true and correct in all material respects as of the date specified).

(b) Seller shall have performed and complied in all material respects with all the terms, covenants, agreements, provisions and conditions of this Agreement and the other Transaction Documents to be complied with and performed by Seller at or before the Principal Closing.

(c) Seller shall have delivered to Buyer a certificate dated the Principal Closing Date and executed by an authorized officer of Seller to the effect that each of the conditions specified above in Sections 5.01(a), (b) and (g) is satisfied in all respects.

(d) Seller shall have delivered to Buyer a certificate of a secretary or other authorized signatory of Seller enclosing a copy of (i) its certified certificate of incorporation, (ii) its by-laws and (iii) board of directors resolutions authorizing Seller to enter into this Agreement and the other Transaction Documents and to consummate the Transactions.

(e) No Law enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of any of the Transactions with respect to the Principal Country Units (each, a “Principal Closing Legal Impediment”) shall be in effect.

(f) All Anti-Trust Approvals in the jurisdictions specified on Schedule 5.01(f) shall have been obtained.

(g) Since the date of this Agreement, there has not been a Seller Material Adverse Effect.

(h) Seller shall have signed and delivered, or caused one or more of its Affiliates to sign and deliver, the Ancillary Agreements contemplated under Section 7.07.

(i) The actions set forth in Section 2.08(a) shall have been completed.

(j) Seller shall have delivered to Buyer each of the 2014/2015/2016 Audited Financial Statements and the Comparative Quarterly Financial Statements.

(k) Seller shall have delivered an Offer Acceptance in accordance with the Final Binding Offer Letter.

(l) Either (i) the Product Registrations used to market the Products in the Principal Country Units shall have transferred to, or shall have been approved in writing by the applicable Governmental Entity for transfer to, Buyer or its designee or (ii) Buyer or its designee otherwise shall have either (A) acceded to Seller’s rights in respect of marketing such Products under such Product Registrations, including by Seller designating Buyer or its designee as an authorized agent with respect to such Products, or (B) been designated as a sales or distribution agent with respect to the Products in the Principal Country Units, in the case of this clause (ii), pursuant to reasonable lawful and customary arrangements to effectuate the foregoing.

SECTION 5.02. Conditions Precedent to Seller’s Obligations on the Principal Closing Date. All of the obligations of Seller hereunder are subject to the fulfillment, prior to or at the Principal Closing, of the following conditions (compliance with which or the occurrence of which may be waived, to the extent permitted by applicable Law, in whole or in part by Seller in writing):

(a) The representations and warranties of Buyer contained herein shall be true and correct (without giving effect to any materiality or similar qualification contained therein) on and as of the Principal Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies that do not have a material adverse effect on the ability of Buyer and its Affiliates to perform their obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions; provided, however, that Buyer’s Fundamental Representations shall be true and correct in all material respects on and as of the Principal Closing Date (other than the Fundamental Representations made as of a specific date, which shall be true and correct in all material respects as of the date specified).

(b) Buyer shall have performed and complied in all material respects with all the terms, covenants, agreements, provisions and conditions of this Agreement and the other Transaction Documents to be complied with and performed by Buyer at or before the Principal Closing.

(c) Buyer shall have delivered to Seller a certificate dated the Principal Closing Date and executed by an authorized officer of Buyer to the effect that each of the conditions specified above in Sections 5.02(a) and 5.02(b) are satisfied in all respects.

(d) Buyer shall have delivered to Seller a certificate of a secretary or other authorized signatory of Buyer enclosing a copy of (i) its certified certificate of incorporation, (ii) its by-laws and (iii) board of directors resolutions authorizing Buyer to enter into this Agreement and the other Transaction Documents and to consummate the Transactions.

(e) No Principal Closing Legal Impediment shall be in effect.

(f) All Anti-Trust Approvals in the jurisdictions specified on Schedule 5.01(f) shall have been obtained.

(g) Seller shall have received the Cash Consideration (for itself and as agent for the Selling Affiliates) in accordance with Section 2.03.

(h) Buyer shall have signed and delivered, or caused one or more of its Affiliates to sign and deliver, the Ancillary Agreements contemplated under Section 7.07.

(i) The actions set forth in Section 2.09(a) shall have been completed.

SECTION 5.03. Conditions Precedent to Seller’s and Buyer’s Obligations on a Non-Principal Country Unit Closing Date. All of the respective obligations of Seller and Buyer hereunder with respect to each Non-Principal Country Unit Closing are subject to the fulfillment, prior to or at such Non-Principal Country Unit Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by the parties in writing):

(a) The Principal Closing shall have occurred.

(b) No Law enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of any of the Transactions with respect to such Non-Principal Country Unit (each, a “Non-Principal Closing Legal Impediment”) shall be in effect.

(c) The actions set forth in Sections 2.08(b) and 2.09(b) with respect to such Non-Principal Country Unit Closing shall have been completed.

(d) Either (i) the Product Registrations used to market the Products in such Non-Principal Country Unit shall have transferred to, or shall have been approved in writing by the applicable Governmental Entity for transfer to Buyer or its designee or (ii) Buyer or its designee otherwise shall have either (A) acceded to Seller’s rights in respect of marketing such Products under such Product Registrations, including by Seller designating Buyer or its designee as an authorized agent with respect to such Products, or (B) been designated as a sales or distribution agent with respect to the Products in such Non-Principal Country Unit, in the case of this clause (ii), pursuant to reasonable, lawful and customary arrangements to effectuate the foregoing.

ARTICLE VI

Certain Covenants

Seller covenants and agrees with Buyer and Buyer covenants and agrees with Seller that during the period from the date of this Agreement to the Applicable Closing Date:

SECTION 6.01. Conduct of Business by Seller. (a) Except as set forth on Schedule 6.01, as otherwise expressly permitted by this Agreement, as consented to by Buyer in writing or as necessary to comply with the specific restrictions set forth in Section 6.01(b), Seller agrees to (and to cause the Selling Affiliates to) use commercially reasonable efforts to run the Business in the ordinary course consistent with past practice and to use commercially reasonable efforts to:

(i) preserve the business relationships of the Business and keep available the services of its key employees and maintain its relations and goodwill with its key suppliers, customers, employees and others having business relationships with the Business;

(ii) maintain in effect the Transferred IP and all applications and registrations for Trademarks and Patents included in the Transferred IP (other than abandonments, expirations, or cancellations made in the ordinary course of business of Transferred IP that are not material to the Business); and

(iii) maintain all material structures, equipment and other tangible personal property of the Business in their present repair, order and condition, except for depletion and ordinary wear and tear.

Without limiting the foregoing, from the Principal Closing Date through the applicable Non-Principal Country Unit Closing, Seller agrees to (and to cause the applicable Selling Affiliates) use commercially reasonable efforts to run (x) the Business in the applicable Non-Principal Country Unit in the ordinary course consistent with past practice (including devoting resources to run the Business consistent with past practice) and in compliance with the specific restrictions set forth in Section 6.01(b) and (y) reasonably consult with Buyer in good faith (through the Agreement Coordinators (as defined in the Transition Services Agreement)), in connection with the operation of the Business in such Non-Principal Country Unit.

(b) Except as set forth on Schedule 6.01, as required by applicable Law or as otherwise expressly required by the terms of this Agreement, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Seller will not, and will cause its Affiliates not to, take any of the following actions to the extent related to the Business or with respect to any Transferred Asset or any Assumed Liability:

(i) adopt, grant, extend, amend, vary, terminate or materially increase, the rate or terms of any Business Employee Benefit Plan (or any plan that would be a Business Employee Benefit Plan if in effect on the date hereof), incentive or bonus (including cash- or equity-based incentive opportunities, commission, sale, and spot bonus opportunities), insurance, pension or other employee benefit plan, payment (including wages and salaries), or arrangement made to, for or with any employee who is expected to be an Employee of the Business, except (A) as required by any applicable Law or any Collective Bargaining Agreement, (B) normal salary or wage increases in the ordinary course of business consistent with past practice, commensurate with similarly-situated employees of Seller or its applicable Affiliate and with the merit increase process implemented consistently across similarly-situated employees of Seller or its applicable Affiliate, (C) as contemplated in Section 8.01 of this Agreement, (D) as may be initiated by Seller or one or more of Seller’s Affiliates with respect to their employees generally in the applicable jurisdiction or geographic location (so long as the action is designed to apply uniformly to eligible Employees of the Business and a material number of eligible similarly situated other employees of Seller or its applicable Affiliate) and (E) arrangements that will not result in any liability under this Agreement or otherwise to Buyer or its Affiliates (including any retention or similar arrangements that will be paid solely by Seller and its Affiliates);

(ii) enter into or materially amend any Collective Bargaining Agreement or other agreement with a labor union, works council or similar organization covering any Employee of the Business, except, in each case, (A) as required by any applicable Law or any Collective Bargaining Agreement as in effect on the date of this Agreement (or as modified as contemplated in this Agreement) or (B) where such agreement or amendment of any Collective Bargaining Agreement applies uniformly to a material number of eligible similarly situated employees of Seller or any of its Affiliates other than Employees of the Business;

(iii) except as required by applicable Law, or as reasonably necessary to avoid a violation of applicable Law, transfer internally (including in response to a request for transfer by an employee), or otherwise alter the duties and responsibilities of, any employee of Seller and its Affiliates (A) in a manner that would affect whether such employee is or is not classified as an Employee of the Business, other than, in the case of any Employee of the Business, such actions that are taken in order to fill a vacancy in the Business in the ordinary course of business consistent with past practice or upon a termination for cause or due to death or disability and (B) in the case of any Raynham Line Employee, other than in the ordinary course of business consistent with past practice, in a manner that would affect (1) whether such employee is or is not classified as a Raynham Line Employee and (2) the production line to which such Raynham Line Employee is related;

(iv) except as required by applicable Law, the terms of any Business Employee Benefit Plan or Collective Bargaining Agreement, (A) change any actuarial or other assumption used to calculate funding obligations with respect to any Assumed Pension Plan, except to the extent required by GAAP (or the applicable accounting standards in any jurisdiction outside of the United States) or the applicable local funding standards or (B) change the manner in which contributions to any Assumed Pension Plan are made or the basis on which such contributions are determined;

(v) make any material change in any of its present financial accounting methods and practices other than changes in the ordinary course of business and other than as required to conform to GAAP or as may be required by applicable Law;

(vi) pledge, sell, lease, transfer, license, assign or otherwise make subject to a Lien (other than any Permitted Liens) any material Transferred Asset

(other than Transferred IP, which is addressed in clause (viii) below), other than the sale of Inventory or obsolete, worn-out or excess equipment or assets in the ordinary course of business consistent with past practice;

(vii) waive or settle any claims or rights of value that relate primarily to the Business which, individually or in the aggregate, are material to the Business;

(viii) pledge or otherwise make subject to a Lien (other than Permitted Liens), sell, transfer, assign, or grant any license or sublicense of any material rights under or with respect to, or otherwise dispose of any material Transferred IP, other than non-exclusive licenses to customers, distributors and suppliers granted in the ordinary course of business consistent with past practice;

(ix) create or allow the Business to create, incur, assume or guarantee any indebtedness for borrowed money (other than as will be discharged on or prior to the Applicable Closing);

(x) terminate any Material Transferred Contract or enter into or any Contract that would have been a Material Transferred Contract if in effect on the date of this Agreement, in each case, other than in the ordinary course of business consistent with past practice and except for renewals or terminations in accordance with the terms of any Material Transferred Contract, as applicable;

(xi) in any material respect modify or amend the payment terms with any customers or suppliers pursuant to any Material Transferred Contract, other than changes (A) in the ordinary course of business or (B) as may be initiated by Johnson & Johnson or one of its Affiliates with respect to the applicable Johnson & Johnson businesses generally;

(xii) fail to make capital expenditures necessary to operate the Business in the ordinary course of business consistent with past practice;

(xiii) acquire (by merger, consolidation, acquisition of equity interests or assets or otherwise) or otherwise purchase, directly or indirectly, any business, line of business, division or equity interests of any Person that would be, individually or in the aggregate, material to the Business, other than acquisitions of Inventory, equipment or machinery in the ordinary course of business;

(xiv) except as would not reasonably be expected to affect Buyer or any of its Affiliates, in each case to a material extent, with respect to Taxes (other than income Taxes) attributable to the Transferred Assets and the Business, make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, settle or compromise any audit or other proceeding relating to a material amount of Tax, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), apply for or request any Tax ruling, or surrender any right to claim a material Tax refund; and

(xv) agree, whether in writing or otherwise, to do any of the foregoing.

(c) Notwithstanding the foregoing, nothing in this Section 6.01 will prevent Seller or any of its Affiliates from effecting (i) the repayment of Indebtedness and the extinguishment of Liens and (ii) the cancellation of any intercompany contracts and other agreements that will not constitute Transferred Contracts, in each case in order to facilitate the consummation of the Transactions, to the extent not otherwise prohibited by this Agreement or the Ancillary Agreements.

SECTION 6.02. No Unreasonable Interference. From the date of this Agreement to the Applicable Closing Date, except as otherwise permitted by this Agreement or consented to by Seller in writing, Buyer shall not unreasonably interfere with the Transferred Assets, the Business or any Employee of the Business in any inappropriate or undue manner.

SECTION 6.03. Disclosure. Seller shall give prompt notice to Buyer of any notice received by Seller or its Affiliates subsequent to the date of this Agreement and prior to the Applicable Closing Date of (or other communication relating to, or the occurrence of), any material default under any Material Transferred Contract or Material Commingled Contract. Seller and Buyer shall give prompt notice to the other of (a) any notice or other communication from any third party to either Seller or Buyer alleging that the consent of such third party is required in connection with the Transactions and (b) any effect, event, occurrence, circumstance or change that, to the knowledge of Seller or Buyer, would constitute a breach of any representation or warranty or covenant of itself contained in this Agreement that could reasonably be expected to cause any of the conditions set forth in Section 5.01(a) or 5.01(b), in the case of Seller, or Section 5.02(a) or 5.02(b), in the case of Buyer, not to be satisfied, it being understood and agreed, however, that if Seller or Buyer fails to provide notice to the other party pursuant to this Section 6.03 such failure to provide notice shall not constitute a breach of covenant for purposes of Article V or Article X.

SECTION 6.04. Publicity. No party to this Agreement shall originate any publicity, news release or other similar public announcement, written or oral, whether relating to this Agreement or any of the other Transaction Documents or the existence of any arrangement between the parties, without the prior written consent of the other party whether or not named in such publicity, news release or other similar public announcement, except (x) each of Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, may issue a press release and file a Current Report on Form 8-K with the SEC in connection with the receipt of the Final Binding Offer Letter, acceptance of the Final Binding Offer Letter and the execution and delivery of this Agreement and each party may, from time to time, refer to the Transactions in customary investor calls, investor meetings and other investor relations activities (including any such calls, meetings or activities specifically related to the Transactions), (y) either party may originate any such publicity, news release or other similar public announcement as may be required by Law or any listing or trading agreement concerning its publicly traded securities and (z) to the extent the contents of such publicity, news release or other similar public announcement have previously been released publicly or are consistent in all material respects with materials that have previously been released (without violation of this Section 6.04); provided that in such event under clauses (x) and (y), the party issuing same shall still be required to consult with the other party, whether or not named in such publicity, news release or other similar public announcement, a reasonable time prior to its release (to the extent practicable) to allow the other party to comment thereon and, after its release, shall provide the other party with a copy thereof. If Buyer, based on the advice of its counsel, determines that this Agreement, or any of the other Transaction Documents, must be publicly filed with a Governmental Entity (other than filings required to be made with the SEC), then Buyer, prior to making any such filing, shall provide Seller and its counsel with drafts of the relevant filings, including a redacted version of this Agreement (and any other Transaction Document) which it intends to file, and will give due consideration to any comments provided by Seller or its counsel.

SECTION 6.05. Commercially Reasonable Efforts; Regulatory Approvals. Subject to any obligation imposed by Law, including all anti-trust and competition Laws:

(a) Subject to the terms and conditions set forth in this Agreement, including Section 2.02(g) or as otherwise provided in this Section 6.05, each of Seller and Buyer shall use its commercially reasonable efforts to (i) make the Anti-Trust Filings and any other filings required by applicable Law, (ii) obtain consents, approvals (including Anti-Trust Approvals), authorizations, qualifications and orders of Governmental Entities and other third parties and (iii) take other actions, in each case as is necessary to consummate the Transactions as soon as reasonably practical following the date of this Agreement; provided that Seller shall have no obligation to pay money or make any concessions to obtain such consents, approvals, authorizations, qualifications and orders. In furtherance of the foregoing, prior to the Applicable Closing, Seller shall provide Buyer with reasonable assistance that Buyer may reasonably request in order to effect an orderly transition of the Business to Buyer, including cooperating in transition planning discussions; provided, however that such assistance shall not unduly interfere with the day to day operations of Seller’s business. In addition to the foregoing, Buyer agrees to provide such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Subject to appropriate confidentiality protections, each of the parties hereto will cooperate with and furnish to the other party such necessary information and assistance as such other party may reasonably request in connection with the foregoing.

(b) As soon as reasonably practicable after the date hereof, but in no event later than ten business days with respect to filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and as soon as reasonably practicable with respect to all other Anti-Trust Filings (unless, in each case, a later date is mutually agreed between the parties), Seller and Buyer shall file the Anti-Trust Filings and any other filings required under any applicable Laws and shall provide to any Governmental Entity whose consent, authorization, order or approval is required in connection with the Transactions any additional information required under any applicable Laws or otherwise properly requested. The parties shall use their commercially reasonable efforts to obtain early termination of any applicable waiting period, to the extent required, from the applicable Governmental Entities. The parties also shall use their commercially reasonable efforts to cooperate by providing information reasonably requested by the other party in order to fulfill the foregoing obligations.

(c) Subject to applicable Law relating to the exchange of information, Buyer and Seller and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Entity in connection with the Transactions, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, any Governmental Entity in connection with the Transactions, (iii) consult with the other party, and consider in good faith the views of the other party, prior to entering into any agreement with any Governmental Entity with respect to the Transactions and (iv) furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the Transactions. Buyer and Seller shall, to the extent practicable, provide each other and their respective counsel with advance notice of and the opportunity to participate in any in-person discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Transactions and to participate in the preparation for such discussion or meeting. Buyer also agrees to keep Seller fully informed about any anti-trust issues raised by any Governmental Entity. Buyer shall (after consulting with and considering in good faith the views of Seller) in its sole discretion control all aspects of the Parties’ efforts to gain Anti-Trust Approvals before any Governmental Entity or in any Action brought to enjoin the Transactions pursuant to any anti-trust or competition Law, and Seller shall cooperate with Buyer to assist in any defense of the Transactions before any Governmental Entity reviewing the Transactions, including by providing as promptly as reasonably practicable such information as may be requested by such Governmental Entity or such assistance as may be reasonably requested by the Buyer in such defense.

(d) For purposes of this Section 6.05, to the extent necessary to obtain the waiver or consent from any Governmental Entity required to satisfy the conditions set forth in Sections 5.01(f) or 5.02(f), as applicable, to obtain consents, approvals, authorizations, qualifications or orders of Governmental Entities or to avoid the entry of or have lifted, vacated or terminated any Principal Closing Legal Impediment or Non-Principal Closing Legal Impediment, Buyer shall: (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the Transactions, the sale, divestiture or disposition (including by licensing any intellectual property rights) of any assets of the Business and/or any other assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); (ii) terminate or modify any existing relationships and contractual rights and obligations; (iii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any of the assets of the Business and/or any other assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); and (iv) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions unlawful or that would prevent or delay consummation of the Transactions, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i) and (ii) of this subsection (d)) necessary to vacate, modify or suspend such injunction or order. For the avoidance of doubt, Buyer’s obligations under this Section 6.05(d) shall be absolute and shall not be qualified or limited by what may be considered commercially reasonable.

(e) To assist Buyer in complying with its obligations set forth in this Section 6.05, Seller shall, and shall cause its Affiliates to, cooperate with Buyer and its Affiliates to effect any of the actions described in Section 6.05(d), including by entering into one or more agreements reasonably requested by Buyer to be entered into by any of them prior to the Applicable Closing with respect to any of the matters contemplated by clauses (i) and (ii) of subsection (d) above; provided, however, that (i) such actions shall relate exclusively to the Transferred Assets, (ii) the effectiveness of such agreement shall be conditioned on the occurrence of the Applicable Closing, (iii) except with respect to the matters addressed in Section 8.02, all rights and obligations of Seller and its Affiliates pursuant thereto shall be assumed by Buyer effective at the Applicable Closing (and any counterparty shall agree to that effect) and (iv) except with respect to the matters addressed in Section 8.02, Buyer shall indemnify for and hold Seller and its Affiliates harmless from all Damages arising from or relating to any such agreement, it being the intent of the parties that Seller and its Affiliates and Buyer and its Affiliates shall be treated as if any such transaction was effected for the account of Buyer and its Affiliates; provided, further, that none of the provisions of (i), (ii), (iii) or (iv) of the immediately preceding proviso shall be construed to affect Buyer’s rights with respect to Seller hereunder or under the Ancillary Agreements, including its rights to indemnification under Article X hereof. Without limiting the generality of the foregoing, if and promptly after being requested by Buyer, Seller’s and its Affiliates’ obligation to cooperate with Buyer pursuant to this Section 6.05(e) shall include (A) entering into confidentiality agreements containing customary terms with any Persons who Buyer identifies to Seller as potential purchasers in a potential transaction of a type described in clauses (i) and (ii) of Section 6.05(d) (“Potential Purchasers”), (B) providing to Buyer and Potential Purchasers such business and financial information (to the extent readily available) relating to the assets of the Business that are to be transferred as part of any such transaction as requested by Buyer or such Potential Purchasers, including such financial information described in Schedule 6.05(e), (C) making any appropriate personnel with expertise in the Business available to Buyer and any Potential Purchasers to participate in a reasonable number (and at reasonable times) of due diligence sessions and management presentations related to any such transaction, (D) using commercially reasonable efforts to provide customary authorization letters to a Potential Purchaser’s financing sources authorizing the distribution of information to such Potential Purchaser’s lenders or investors, subject to customary confidentiality requirements and receipt by the applicable party of release and non-reliance letters, each reasonably acceptable to Seller and Seller’s auditors or other agents, as applicable, and (E) negotiating and entering into transitional service and manufacturing agreements required to obtain approval by the Federal Trade Commission with buyers of divested products as to which Seller retains assets, as necessary to facilitate effective transition of products to new owners (provided that such transitional service and manufacturing agreements are of no greater scope and on no less favorable terms to Seller and its Affiliates than the scope and terms reflected in the applicable Ancillary Agreements).

(f) Seller shall, and shall cause its Affiliates to, give Buyer and its accountants, legal counsel and other representatives reasonable access, during normal business hours and without undue interruption of the Business throughout the period prior to the Applicable Closing, to all of the properties, books and records (other than records relating to income Taxes and attorney-client privileged communications and, for the avoidance of doubt, other than where access to such information is prohibited by applicable Law) to the extent relating to the Business, and will furnish, at Buyer’s expense, Buyer, its accountants, legal counsel and other representatives during such period all such information (other than records relating to income Taxes and attorney-client privileged communications and, for the avoidance of doubt, other than where access to such information is prohibited by applicable Law) to the extent relating to the Business as Buyer may reasonably request; provided that this Section 6.05(f) shall not entitle Buyer or its accountants, legal counsel or other representatives to contact any third party doing business with Seller or access the properties, books or records of any such third party or of Seller or its Affiliates to the extent related to any business of Seller or its Affiliates other than the Business, in each case without Seller’s prior written consent; provided, that in the event any such books and records or information is subject to attorney-client privilege or such access is prohibited by Law, Seller will use commercially reasonable efforts to provide access to the information in a manner that would not violate such privilege or Law. Buyer will hold in confidence all information so obtained.

(g) Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain all Product Registrations required to operate the Business in the Non-Principal Country Units, and Seller shall reasonably cooperate and furnish to Buyer such assistance as Buyer may reasonably request in connection with the foregoing.

SECTION 6.06. Financing. (a) Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be required, to obtain the Financing as promptly as reasonably practicable on the terms (including the “market flex” provisions) and subject only to the conditions contained in the Financing Commitments (and, if applicable in the case of the Alternate Financing, only those conditions specified in the Financing Commitments as being applicable to the Alternate Financing), including to (i) negotiate and enter into definitive agreements with respect to the Financing on the terms (including the “market flex” provisions) and subject only to the conditions contained in the Financing Commitments (and, if applicable in the case of the Alternate Financing, only those conditions specified in the Financing Commitments as being applicable to the Alternate Financing) or on other terms acceptable to Buyer so long as such definitive agreements (A) do not contain any additional or modified conditions or other contingencies to the funding of the Financing than those contained in the Financing Commitments as of the date of this Agreement (and, if applicable in the case of the Alternate Financing, only those conditions specified in the Financing Commitments as of the date of this Agreement as being applicable to the Alternate Financing), (B) are in a form that is otherwise not reasonably likely to impair or delay the funding of the Financing or the Principal Closing and (C) do not reduce the aggregate amount of the Financing set forth in the Financing Commitments as of the date of this Agreement (or, if applicable in the case of the Alternate Financing, reduce the aggregate amount of Financing contemplated by the Alternate Financing Commitments as set forth in the Financing Commitments as of the date of this Agreement), (ii) satisfy, and cause its Subsidiaries to satisfy, on a timely basis all conditions applicable to Buyer or its Subsidiaries contained in the Financing Commitments (or, if applicable in the case of the Alternate Financing, those conditions contained in the Alternate Financing Commitments) and (iii) consummate the Financing contemplated by the Financing Commitments (or the Alternate Financing Commitments, if applicable) at the Principal Closing. Buyer shall, and shall cause its Subsidiaries to, refrain from taking, directly or indirectly, any action that is reasonably likely to result in the failure of any of the conditions contained in the Financing Commitments (or the Alternate Financing Commitments, if applicable) or in any definitive agreement related to the Financing. Without limiting the generality of the foregoing, Buyer shall not have drawn more than $600,000,000 under the revolving credit facility under the Existing Credit Agreement (as defined in the Financing Commitments) as of the Closing (without giving effect to any amounts drawn to fund the Cash Consideration).

(b) For the avoidance of doubt and notwithstanding anything to the contrary in this Section 6.06, Buyer acknowledges and agrees that its obligation to consummate the Transactions on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Financing, the availability of any replacement commitments or receipt of the proceeds therefrom and, accordingly, the parties hereto agree that a failure of Buyer to close the Transactions due to the failure or inability to consummate the Financing constitutes a breach of this Agreement.

(c) Buyer shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitments (or the Alternate Financing Commitments, if applicable) or the definitive agreements relating to the Financing except (i) with Seller’s prior written consent, which consent shall not be unreasonably withheld, (ii) to the extent such modification or waiver is not materially adverse to Seller or (iii) to add additional Financing Sources who had not executed the Financing Commitments as of the date hereof and amend the allocation of economics or other related terms with respect to the existing and additional Financing Sources, provided that, in the case of clauses (ii) and (iii), such amendment, supplement, modification or waiver does not (A) reduce the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Financing Commitments on the date hereof unless the Financing is increased by a corresponding amount), (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing in a manner that could reasonably be expected to materially delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) at the Principal Closing or (C) adversely impact the ability of Buyer or any of its Affiliates to enforce its rights against the other parties to the Financing Commitments (or the Alternate Financing Commitments) or the definitive agreements with respect to the Financing.

(d) If any portion of the Financing becomes unavailable on the terms and conditions (including the “market flex” provisions) contained in the Financing Commitments (or the Alternate Financing Commitments, if applicable), Buyer shall promptly notify Seller, and Buyer shall, and shall cause its

Affiliates to, use commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event, replacement commitments on terms that will enable Buyer to consummate the Transactions and that are not less favorable in the aggregate to Buyer than those contained in the Financing Commitments; provided that such replacement commitments shall not (i) be subject to any additional or modified conditions or other contingencies to the funding of the Financing other than those contained in the Financing Commitments or (ii) otherwise be reasonably likely to impair or delay the funding of the Financing or the Principal Closing. Buyer shall deliver to Seller complete and correct copies of all amendments, supplements, other modifications or agreements (including Redacted Fee Letters) pursuant to which any amended, supplemented, modified or replacement commitments shall provide Buyer with any portion of the Financing.

(e) Seller shall, and shall cause its Affiliates to, and shall cause its and their employees to, use commercially reasonable efforts to provide, and shall direct its and their accountants, legal counsel, other advisors and representatives to use commercially reasonable efforts to provide, all cooperation in connection with the arrangement of the Financing as may be reasonably requested by Buyer, including delivering to Buyer the Marketing Financial Information and using commercially reasonable efforts to (i) deliver to Buyer (A) the financial information described in Schedule 6.06(e) by the dates indicated on Schedule 6.06(e) and (B) by the date that is fifteen (15) calendar days after the last day of each calendar month, a statement of sales with respect to the Business on a monthly basis consistent with such financial information previously provided to Buyer by Seller, (ii) upon reasonable notice, cause Employees of the Business to participate in a reasonable number of meetings and presentations with prospective lenders and investors, and sessions with the ratings agencies contemplated by the Financing Commitments, (iii) reasonably assist Buyer and the Financing Sources in their preparation of (A) any bank information memoranda and related lender presentations, and similar documents required in connection with the Financing, and (B) materials for rating agency presentations (provided that Buyer acknowledges and agrees that no such memoranda, documents, presentations or other materials prepared in connection with the Financing may include any report or opinion of Seller’s independent auditors or otherwise include any reference to Seller’s independent auditors), (iv) reasonably assist Buyer in connection with the preparation of any pledge and security documents and other definitive financing documents as may be reasonably requested by Buyer or the Financing Sources (including using reasonable best efforts to obtain title and lien searches) and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Financing, (v) provide Buyer all documentation and other information with respect to Seller and its Subsidiaries as shall have been reasonably requested in writing by Buyer at least ten (10) business days prior to the Principal Closing Date that is required in connection with the Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent required under the Financing Commitments and applicable to Seller and its Subsidiaries, and (vi) provide executed authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about Seller or its Subsidiaries or securities and executing ratings agency engagement letters as required in connection with the Financing (provided, that Seller shall not be required to pay any cost or expenses relating to rating agency engagement letters). Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of Seller and its Affiliates and (ii) in connection with such requested cooperation, Seller and its Affiliates shall not be required to provide any financial statements or financial information in respect of the Business other than the Marketing Financial Information, and to use commercially reasonable efforts to provide to Buyer (A) the financial information described in Schedule 6.06(e) by the dates indicated on Schedule 6.06(e) and (B) by that date that is fifteen (15) calendar days after the last day of each calendar month, a statement of sales with respect to the Business on a monthly basis consistent with such financial information previously provided to Buyer by Seller. Buyer shall, promptly upon request by Seller, reimburse Seller for all out-of-pocket costs incurred by Seller or any of its Affiliates in connection with such cooperation. In the event that Buyer is provided with any report or opinion of Seller’s independent auditors, Buyer shall not provide such report or opinion or any portion thereof to any of the Financing Sources unless such Financing Sources have executed and delivered to Seller and Seller’s independent auditors an acknowledgment substantially in the form previously provided to Buyer. Buyer and its Affiliates shall, on a joint and several basis, indemnify and hold harmless Seller and its Affiliates from and against any Damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith. Seller shall have the right to consent to the use of the Transferred Trademarks (but not any other trademarks or logos of Seller or any of its Affiliates) in connection with the Financing (which consent shall not be unreasonably withheld, conditioned or delayed); provided nothing in this sentence shall restrict Buyer from using Seller trademarks in a descriptive manner to describe the Transactions.

(f) Buyer shall keep Seller informed on a timely basis of the status of the Financing and any material developments relating to the Financing. Without limiting the generality of the foregoing, Buyer shall give Seller prompt notice of (i) any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach) by any party under the Financing Commitments (or any Alternate Financing Commitment, if applicable) or the definitive agreements relating to the Financing of which Buyer becomes aware, (ii) any termination of the Financing Commitments (or any Alternate Financing Commitment, if applicable), (iii) the receipt of any written notice or other written communication from any Person party to a Financing Commitment (or any Alternate Financing Commitment, if applicable) with respect to any (x) actual or potential default, breach, termination or repudiation of any Financing Commitment (or any Alternate Financing Commitment, if applicable), any definitive agreement relating to the Financing or any provision of the Financing Commitments (or the Alternate Financing Commitments, if applicable), in each case by any party thereto, or (y) material dispute or disagreement between or among any parties to any Financing Commitment (or any Alternate Financing Commitment, if applicable), with respect to the obligation to fund the Financing, including any condition with respect to the obligation to fund the Financing, or the amount of Financing to be funded at the Principal Closing Date, and (iv) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing

Commitments (or the Alternate Financing Commitments, if applicable). As soon as reasonably practicable, and in any event, within two (2) business days after the date Seller delivers to Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.

(g) Buyer acknowledges that the information being provided to it in connection with the Financing is subject to the terms of Section 6.05. With respect to information disclosed to any rating agency (the “Confidential Rating Agency Information”), Buyer shall inform such rating agency of the confidential nature of the Confidential Rating Agency Information and mark any such information provided in writing to such rating agency as “confidential”. Buyer shall be responsible for any breach of this covenant by any such rating agency.

SECTION 6.07. Certain Financial Statements. On or prior to the Principal Closing Date, Seller shall deliver, or cause to be delivered, to Buyer the 2014/2015/2016 Audited Financial Statements and the Comparative Quarterly Financial Statements. Seller shall use commercially reasonable efforts on and after the Principal Closing Date to obtain a consent from Seller’s auditors to the filing of such financial statements in any public filing with the SEC (it being understood that any costs incurred in obtaining any such consent is paid by Buyer).

ARTICLE VII

Post-Closing Covenants

Seller covenants and agrees with Buyer and Buyer covenants and agrees with Seller that during the period commencing after the Principal Closing:

SECTION 7.01. Access. Subject to customary confidentiality undertakings comparable to those included in the Confidentiality Agreement, (a) to the extent reasonably required for accounting, regulatory, compliance, litigation or investigation purposes, or otherwise reasonably required by Seller (other than in connection with a dispute, claim or litigation between Buyer and Seller or any of their respective Affiliates), Buyer and its Affiliates will permit Seller and its duly authorized representatives access during normal business hours (upon twenty-four (24) hours’ written notice to Buyer) to all contracts, books, records and other data relating to the Transferred Assets and Assumed Liabilities conveyed and assumed at any Closing to the extent that such materials were delivered to Buyer, except where such access is prohibited by applicable Law and (b) to the extent reasonably required for accounting, regulatory, compliance, litigation or investigation purposes, or otherwise reasonably required by Buyer (other than in connection with a dispute, claim or litigation between Buyer and Seller or any of their respective Affiliates), Seller will permit Buyer and its representatives access during normal business hours (upon twenty-four (24) hours’ written notice to Seller) to all contracts, books, records and other data relating to the Excluded Assets and Excluded Liabilities retained at any Closing to the extent that such materials were retained by Seller and relate to the Business, except where such access is prohibited by applicable Law. Seller agrees that after the Applicable Closing, Buyer or its authorized representatives may, at Buyer’s cost and expense, make copies of those books and records (or redacted portions thereof) that have not been transferred to Buyer to the extent relating to the Business.

SECTION 7.02. Insurance. Except with respect to insurance proceeds that constitute Transferred Assets pursuant to clause (xiii) of Annex 2.02(a), the coverage under all insurance policies related to the Business and arranged or maintained by Seller or its Affiliates is only for the benefit of Seller and its Affiliates, and not for the benefit of Buyer or the Business. As of the Applicable Closing Date and consistent with Section 2.02(a), Buyer agrees to arrange for its own insurance policies with respect to the Business covering all periods following the Applicable Closing and, without prejudice to any right to indemnification pursuant to this Agreement or any other Transaction Document, agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Business.

SECTION 7.03. Payments from Third Parties. In the event that, on or after the Applicable Closing Date, either party shall receive any payments or other funds due to the other pursuant to the terms of any of the Transaction Documents, then the party receiving such funds shall promptly forward such funds to the proper party. The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under any of the Transaction Documents.

SECTION 7.04. Assurances. For a period of up to the later of (i) eighteen (18) months after the Principal Closing Date and (ii) six (6) months after any Applicable Closing Date, if either Buyer or Seller becomes aware that any of the Transferred Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other and the parties hereto shall, as soon as reasonably practicable and, subject to Section 2.02(g), ensure that such property is transferred, with any necessary prior third-party consent or approval, to:

(a) Buyer, in the case of any Transferred Asset which was not transferred at the Applicable Closing; or

(b) Seller, in the case of any Excluded Asset which was transferred at the Applicable Closing.

SECTION 7.05. Returned Goods. For a period of 180 days after the Applicable Closing Date, Buyer agrees to use commercially reasonable efforts to adhere to the returned goods policy set forth on Schedule 7.05 with respect to all Products of the Business received from customers, whether sold by Buyer or Seller, to the extent any such returned Product has the name or trademark of Seller or an Affiliate of Seller on it.

SECTION 7.06. Tax Matters. (a) Preparation and Filing of Tax Returns; Payment of Taxes. (i) Seller shall prepare all Tax Returns in respect of the Transferred Assets or the Business for all Tax periods ending on or before the Applicable Closing Date or that are due (including applicable extensions) before the Applicable Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice, except as required by applicable Law. Seller shall also prepare (A) all Tax Returns that are required to be included in (or filed with) a Tax Return of an affiliated, consolidated, combined, unitary or aggregate group of which Seller or any of its Affiliates is part for Pre-Closing Tax Periods and (B) any other income Tax Return of Seller or any of its Affiliates. Any Tax Returns required to be prepared pursuant to this Section 7.06(a)(i) shall be filed by Seller (except to the extent prohibited under applicable Law, in which case they shall be timely filed, or caused to be timely filed, by Buyer). With respect to any non-income Tax Return in respect of the Transferred Assets or the Business for a Tax period ending on or before the Applicable Closing Date that is filed after the Applicable Closing Date, Seller shall deliver to Buyer, at least fifteen (15) days prior to the due date for filing such Tax Return (taking into account any applicable extensions), or as soon as reasonably practicable in the event that the due date for the filing of such Tax Return is less than fifteen (15) days after the Applicable Closing Date, a copy of such Tax Return, together with any additional information that Buyer may reasonably request. Buyer shall have the right to review such Tax Return and additional information, if any, prior to the filing of such Tax Return, and Seller shall consider in good faith any reasonable comments submitted by Buyer at least five (5) days prior to the due date of such Tax Return.

(ii) From and after the Applicable Closing Date, Buyer shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns (other than those relating to Transfer Taxes, such Tax Returns being addressed by Section 2.06) required to be filed in respect of the Transferred Assets or the Business. With respect to any Tax Return required to be filed by Buyer with respect to a Straddle Period, Buyer shall deliver to Seller for its approval, at least fifteen (15) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), or as soon as reasonably practicable in the event that the due date for the filing of such Tax Return is less than fifteen (15) days after the Applicable Closing Date, a statement setting forth the amount of Tax for which Seller is responsible pursuant to Section 7.06(c)(i) and a copy of such Tax Return, together with any additional information that Seller may reasonably request. Seller shall have the right to review such Tax Return, statement and additional information, if any, prior to the filing of such Tax Return, and Buyer shall reflect on such Tax Return any reasonable comments submitted by Seller at least five (5) days prior to the due date of such Tax Return. Any Tax Return of a Selling Affiliate for a Tax period that would otherwise be a Straddle Period shall, to the extent permitted by applicable Law, be filed on the basis that the relevant Tax period ended as of the close of business on the Applicable Closing Date. Neither Buyer nor any of its Affiliates shall file an amended Tax Return or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to the Transferred Assets or the

Business for a Pre-Closing Tax Period or a Straddle Period without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any failure by Seller to consent to any such amendment, waiver or extension that would not reasonably be expected to increase the liability of Seller or any of its Affiliates for Taxes under this Agreement will be deemed unreasonable for purposes of this Section 7.06(a)(ii).

(b) Refunds. Seller shall be entitled to retain, or receive prompt payment from Buyer or any of its subsidiaries or Affiliates with respect to (but net of any cost to Buyer or its Subsidiaries or Affiliates attributable to the obtaining and receipt of), any refund, credit, offset or other similar benefit actually received or realized with respect to Taxes attributable to the Transferred Assets or the Business for any Tax period ending on or before the Applicable Closing Date, including any such amounts arising by reason of amended Tax Returns filed after the Applicable Closing Date, but only to the extent that such refund (or credit) does not relate to the Prepaid Tax Amount. Buyer shall be entitled to retain, or receive prompt payment from Seller with respect to (but net of any cost to Seller or its Subsidiaries or Affiliates attributable to the obtaining and receipt of), any refund, credit, offset or other similar benefit actually received or realized with respect to Taxes attributable to the Transferred Assets or the Business for a Tax period beginning after the Applicable Closing Date. Buyer and Seller shall equitably apportion any refund, credit, offset or other similar benefit received or realized with respect to Taxes attributable to the Transferred Assets or the Business for a Straddle Period in a manner consistent with the principles set forth in Section 7.06(c)(vi).

(c) Tax Indemnification.

(i) Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against all liability for (A) any Taxes that are Excluded Liabilities and (B) any Taxes that arise out of or result from (i) the breach of any representation or warranty made by Seller in Section 3.18 of this Agreement as if made on the Principal Closing Date (except as provided in Section 7.06(c)(iii)) or (ii) the breach of any covenant, agreement or obligation of Seller or its Affiliates set forth in this Agreement;

(ii) Seller shall not indemnify, defend or hold harmless Buyer or any of its Affiliates from any liability for Taxes to the extent directly attributable to (A) any election under any provision of the Code or foreign Tax Law effective for any Pre-Closing Tax Period (and the costs attributable to any such election shall be borne solely by Buyer), which election is made after the Applicable Closing Date and is not expressly required by this Agreement or (B) any other action taken or failure to act, in each case after the Applicable Closing Date and outside of the ordinary course of business, by Buyer, any of its Affiliates or any transferee of Buyer or any of its Affiliates, which action or failure to act, as the case may be, would otherwise give rise to a Seller Tax indemnity obligation under this Section 7.06(c) or reduce any Tax asset of Buyer or any of its Affiliates, excluding any such action or failure to act expressly required by this

Agreement, effected with the written consent of Seller or required by applicable Law (including the filing of any Tax Return and any position reflected thereon) (any action or failure to act covered by the immediately preceding clause (A) or (B), a “Buyer Tax Act”);

(iii) Seller shall not indemnify, defend or hold harmless Buyer or any of its Affiliates from any liability for (A) Transfer Taxes for which Buyer is responsible pursuant to Section 2.06(a), (B) Taxes that arise out of or result from the breach of any covenant, agreement or obligation of Buyer or its Affiliates set forth in this Agreement or (C) Taxes for a Post-Closing Tax Period that are described in Section 7.06(c)(i)(B)(i) (except for Taxes that arise out of or result from the breach of the representation in Section 3.18(c)); and

(iv) Buyer and its Affiliates shall indemnify, defend and hold Seller and its Affiliates harmless from and against (A) for any Post-Closing Tax Period, all Tax liabilities with respect to the Transferred Assets or the Business other than any such Tax liabilities that Seller must indemnify Buyer and its Affiliates for under Section 7.06(c)(i), (B) all liability for Transfer Taxes for which Buyer is responsible pursuant to Section 2.06(a), (C) all Tax liabilities attributable to a Buyer Tax Act or (D) Tax liabilities attributable to any breach by Buyer or its Affiliates of any covenant or other agreement hereunder;

(v) Buyer shall not indemnify, defend or hold harmless Seller or any of its Affiliates from any liability for Taxes attributable to a breach by Seller or its Affiliates of any of its covenants or agreements in this Agreement;

(vi) In the case of any Straddle Period:

(A) The periodic Taxes of Seller and the Selling Affiliates that are not based on income or receipts (e.g., property Taxes) for the Pre-Closing Tax Period shall be computed based upon the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire Tax period; and

(B) Taxes of Seller and the Selling Affiliates for the Pre-Closing Tax Period, other than Taxes described in Section 7.06(c)(vi)(A) above, shall be computed as if such Tax period ended as of the close of business on the Applicable Closing Date and, in the case of any Taxes of Seller and the Selling Affiliates attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity, as if the Tax period of such partnership or other “flowthrough” entity ended as of the close of business on the Applicable Closing Date.

(vii) Any indemnity payment required to be made pursuant to this Section 7.06(c) shall be made within thirty (30) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) business days prior to the date on which the relevant Taxes are required to be paid to the applicable Taxing Authority.

(d) Tax Contests.

(i) With respect to any Tax Proceeding relating to (A) a Pre-Closing Tax Period (other than a Straddle Period), (B) any Taxes that are Excluded Liabilities or (C) a consolidated Tax Return (of which Seller or any of its Affiliates is a part), Seller may choose in its sole discretion (at its expense) to control all proceedings and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel), and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the applicable Tax liability and sue for a refund or contest the Tax at issue in such Tax Proceeding; provided, however, that notwithstanding the foregoing, with respect to any such Tax Proceeding other than a Tax Proceeding described by clause (C), to the extent that such Tax Proceeding could reasonably be expected to result in an indemnity obligation of Buyer under Section 7.06(c) or otherwise have an adverse effect on the Transferred Assets or the Business in a Post-Closing Tax Period, Buyer shall have the right to participate in such Tax Proceeding (including attending any conferences and having a reasonable opportunity to comment on any written materials), and no settlement of such Tax Proceeding may occur without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, with respect to any Tax Proceedings described above in clause (A), (B) or (C) that Seller does not control, Seller shall have the right to participate in such Tax Proceeding (including attending any conferences and having a reasonable opportunity to comment on any written materials), and no settlement of such Tax Proceeding may occur without the consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). With respect to any Tax Proceeding relating to a Straddle Period with respect to the Transferred Assets or the Business, Buyer may choose in its sole discretion (at its expense) to control all proceedings and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel), and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the applicable Tax liability and sue for a refund or contest the Tax at issue in such Tax Proceeding; provided, however, that, notwithstanding the foregoing, Seller shall have the right to participate in such Tax Proceeding (including attending any conferences and having a reasonable opportunity to comment on any written materials), and no settlement of such Tax Proceeding may occur without the consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, with respect to any Tax Proceeding relating to a Straddle Period described in the previous sentence that Buyer does not control, Buyer shall have the right to participate in such Tax Proceeding (including attending any conferences and having a reasonable opportunity to comment on any written materials), and no settlement of such Tax Proceeding may occur without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii) Except as otherwise provided herein, Buyer shall control all proceedings with respect to Taxes relating solely to the Transferred Assets or the Business, in each case, for any Post-Closing Tax Period.

(iii) Buyer and each of its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall cooperate in contesting any Tax Proceeding, which cooperation shall include the retention and, upon request, the provision to the requesting party of records and information, including copies of any relevant Tax Returns and supporting work schedules, which are reasonably relevant to such Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding. Buyer and Seller shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.06(d).

(e) Miscellaneous.

(i) Buyer shall not, and shall not cause or permit any Affiliate to, take any action on the Applicable Closing Date other than in the ordinary course of business if such action would have an adverse effect on Seller or any Selling Affiliate with respect to Taxes, except as required by this Agreement or applicable Law or with Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii) Each of Buyer and Seller shall provide the other with such information and records, and make such of its officers, directors, employees and agents available, as may reasonably be requested by such other party in connection with the preparation of any Tax Return or the conduct of any Tax Proceeding relating to the Transferred Assets or the Business for any Pre-Closing Tax Period or a Straddle Period. Notwithstanding anything herein to the contrary, Seller shall not be required to provide Buyer with a copy of, or otherwise disclose the contents of, any consolidated Tax Return.

(iii) Notwithstanding anything herein to the contrary, any claims for any and all Tax matters shall be made only pursuant to, and the procedures with respect thereto shall be governed exclusively by, this Section 7.06 and shall not be governed by the provisions of Article X; provided, however, that Sections 10.01, 10.07, 10.08 and 10.09 shall apply to such claims and such procedures with respect thereto.

SECTION 7.07. Ancillary Agreements. As promptly as practicable after the date of this Agreement, and in any event prior to date on which the Principal Closing would otherwise occur, the parties shall negotiate in good faith, and reasonably agree upon, a Reverse Transition Services Agreement addressing the services set forth on Schedule 7.07 and on terms substantially similar to the terms of the draft Reverse Transition Services Agreement attached hereto as Exhibit I, except as otherwise provided in Schedule 7.07 and except for such changes as are mutually and reasonably agreed by the parties (the “Reverse Transition Services Agreement”). It is the parties’ intent to so agree within ninety (90) days after the date of this Agreement, and the parties shall use commercially reasonable efforts to do so. At the Principal Closing, Buyer and Seller shall enter into, execute and deliver the Transition Services Agreement, substantially in the form attached as Exhibit G (the “Transition Services Agreement”), the Transition Manufacturing Services Agreement, substantially in the form attached as Exhibit H (the “Transition Manufacturing Services Agreement”) and the Reverse Transition Services Agreement.

SECTION 7.08. Bulk Transfer Laws. Buyer acknowledges that Seller and the Selling Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws of any jurisdiction. Buyer hereby waives compliance by Seller and the Selling Affiliates with the provisions of any bulk sale or bulk transfer Laws or similar Laws of any jurisdiction in connection with the Transactions; provided, however, that the foregoing acknowledgment and waiver shall not be deemed to limit, waive, or otherwise modify the representations and warranties of Seller set forth in Article III of this Agreement.

SECTION 7.09. Other Transaction Matters. Each of Seller and Buyer shall, and shall cause each of its Affiliates to, comply with the applicable obligations set forth on Schedule 7.09.

SECTION 7.10. Confidentiality. Each of Seller and Buyer shall keep confidential and shall not, and shall cause its respective Affiliates and its and their respective representatives not to, directly or indirectly, from and after the Applicable Closing Date, without the prior written consent of the other party, disclose to any third party, any confidential or proprietary information related to the Business (in the case of Seller) or Seller (in the case of Buyer); provided that the foregoing restriction shall not (i) apply to information (A) which is or becomes generally available to the public other than as a result of a disclosure in breach of this Section 7.10, (B) becomes available to such party or its Affiliates on a non-confidential basis from a source other than the Business or the other party or its Affiliates (provided, however, such party reasonably believes, in good faith, that such source was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party or any other party with respect to such information) or (C) which has been or becomes independently acquired or developed by such party or its Affiliates or (ii) prohibit any disclosure (x) required by Law so long as, to the extent legally permissible and feasible, such party provides the other party with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Document or the Transactions. If, in the absence of a protective order or the receipt of a waiver hereunder, each of Seller or Buyer is, on the advice of counsel, compelled to disclose any confidential or proprietary information related to the Business to any Governmental Entity, such party may disclose such information to such Governmental Entity; provided, however, that such party shall use commercially reasonable efforts to obtain, at the reasonable request of the other party and at the other party’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the other party shall designate. From and after the Closing, each of Seller and Buyer shall, and shall cause its respective Affiliates to, enforce the provisions, against the other party or parties thereto, of any confidentiality agreement, non-disclosure agreement or other similar agreement or instrument related to the Business (in the case of Seller) or Seller (in the case of Buyer) to which such party or Affiliate of such party is a party.

SECTION 7.11. Certain Post-Closing Financial Statements. On or prior to the date that is 120 days after the Principal Closing Date, Seller shall deliver, or cause to be delivered, to Buyer the Comparative Q3 2017 and Q3 2016 Financial Statements. Seller shall use commercially reasonable efforts to obtain a consent from Seller’s auditors to the filing of such financial statements in any public filing with the SEC (it being understood that any costs incurred in obtaining any such consent is paid by Buyer).

ARTICLE VIII

Employees

SECTION 8.01. Employee Benefits Matters. (a) From and after the date of this Agreement until the Applicable Closing Date, Buyer shall provide Seller with advance copies of, and shall consult with Seller and obtain Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before distributing any communications to any Employee of the Business whether relating to employee benefits, post-Closing terms of employment or otherwise; provided that this sentence shall not apply to (i) any individual, non-commercial conversations or communications regarding matters not covered by any of the Transaction Documents and not otherwise relating to the Business or post-Closing employment of Employees of the Business or (ii) any individual offer letter for a particular country that contains only immaterial differences from a form offer letter for such country for which Buyer and its Affiliates have previously complied with the requirements of this Section 8.01(a) (including obtaining Seller’s consent).

(b) To the extent permitted by applicable Law and as soon as practicable after the date of this Agreement (but in no event later than ten (10) business days following the date hereof), Seller shall provide Buyer with a list on Schedule 8.01(b) containing an identification number, date of hire, position, location, and base salary, wage rate and bonus opportunity (and, in no event later than thirty (30) calendar days after the date of this Agreement, for sales employees, sales incentive targets, as well as actual sales incentives paid during the prior fiscal year), outstanding equity awards (including vesting schedule and exercise price, as applicable), expatriate status and any additional information that is necessary for Buyer to establish payroll systems or employee benefit plans as of the Transfer Time, as applicable, of each individual identified by Seller as expected to be an Employee of the Business, and Seller shall update such information periodically prior to the Applicable Closing Date to reflect new hires, leaves of absence and employment terminations and any other material changes thereto and provide copies of such updated lists and information to Buyer.

(c) In the event the employment of an Employee of the Business does not automatically transfer to Buyer or its Affiliates upon the occurrence of the Applicable Closing by operation of Law, (i) Seller shall take, or cause its respective Affiliates to take, all actions required in accordance with applicable Law in respect of the transfer of employment of such Employees of the Business to Buyer or one of its Affiliates, and Seller shall encourage each Employee of the Business to accept any offers of employment pursuant to this Section 8.01(c) in its communications with such individuals; provided that, for the avoidance of doubt, nothing herein shall be interpreted as requiring Seller or any of its subsidiaries to provide any such Employee of the Business with any additional compensation or benefits or otherwise incur any material liability; and (ii) not less than ten (10) business days prior to the Applicable Closing, Buyer or one of its Affiliates will offer employment, effective at 12:01 A.M., local time, on the day following the Applicable Closing Date (the “Transfer Time”), to such Employee of the Business in accordance with this Agreement. Offers pursuant to this Section 8.01(c) shall (A) be for a position commensurate with the skills and experience of such Employee of the Business and at a geographic work location within fifty (50) miles of the applicable Employee of the Business’ primary work location immediately prior to the Applicable Closing Date (or, to the extent applicable in jurisdictions other than the United States, within such lesser radius as is necessary to ensure severance is not due in connection with such relocation); provided that, to the extent permitted by applicable Law, Buyer may in its sole discretion provide that such geographic work location shall be (on a permanent or temporary basis, as determined by Buyer in its sole discretion) the home residence of such Employee of the Business (a “Home Relocation”); and (B) otherwise comply in all respects with applicable Law (including with respect to compensation and benefits). With respect to any Employee of the Business to whom Buyer or one of its Affiliates is required to make an offer of employment pursuant to this Section 8.01(c), and who, as of the Applicable Closing Date, is on approved leave of absence from work with Seller or its Affiliates (each, an “Inactive Employee”), Buyer shall offer employment to such individual on the earliest practicable date following the return of such individual to work with Seller and its Affiliates and otherwise on terms and conditions consistent with this Section 8.01; provided that such employee returns to work within 180 days following the Applicable Closing Date or such later time as required by applicable Law or the terms of any applicable Collective Bargaining Agreement upon presenting themselves for duty to the Business. Seller shall promptly notify Buyer of the occurrence and end of any such leave of absence. In the case of any Inactive Employee who becomes a Transferred Employee following the day following the Applicable Closing Date, all references in this Agreement to (1) the day following the Applicable Closing Date shall be deemed to be references to the date on which such individual becomes a Transferred Employee and (2) the Transfer Time shall be deemed to be references to 12:01 A.M., local time, on the date that such individual becomes a Transferred Employee. In any jurisdiction where the employment of an Employee of the Business can transfer automatically to Buyer and its Affiliates upon the occurrence of the Applicable Closing by operation of Law, (x) Buyer and Seller agree to take, or cause their respective Affiliates to take, all actions required under applicable Law and all other actions as are necessary or appropriate such that the employment of such Employee of the Business will transfer to Buyer or its Affiliates automatically as of the Transfer Time and (y) in respect of Employees of the Business who are principally employed in Mexico, such Employees of the Business will be transferred to Buyer or one of its Affiliates as of the Applicable Closing Date through “employer substitution mechanics.”

(d) Buyer or its Affiliates shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Seller and the Selling Affiliates from and against, any claims made by any Employee of the Business for any statutory or common law severance or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a Judgment of a court having jurisdiction over the parties hereto) and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of (i) Buyer’s breach of its obligations under this Article VIII or (ii) any claims for severance or other separation benefits in connection with the involuntary termination of employment by Buyer or its Affiliates of any Transferred Employee on or after the Transfer Time (including any such termination that occurs by reason of a Home Relocation). Seller or its Affiliates shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Buyer and its Affiliates from and against, any claims made by any Employee of the Business for any statutory or common law severance or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a Judgment of a court having jurisdiction over the parties) and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, not arising out of Buyer’s breach of its obligations under this Article VIII or under clause (ii) above, including without limitation, any such claim arising out of (x) the applicable Employee of the Business’ refusal to accept an offer of employment made in compliance with this Article VIII from (or to commence employment with), or objection to the automatic transfer of employment to, Buyer or its Affiliates and (y) any claims made by any Employee of the Business in PRC for any statutory severance or other separation benefits (including statutory economic compensation and statutory compensation payable in respect of accrued but not yet taken vacation days or other paid time off for the calendar year in which the Applicable Closing Date occurs) that arise as a result of any such employee who accepts an offer of employment from Buyer or any of its Affiliates making a request that such severance or other separation benefits be paid or provided by Seller or any of its Subsidiaries. Buyer shall not encourage any Employee of the Business regarding a request described in the immediately preceding sentence, and in the event an Employee of the Business asks Buyer a question regarding such request, Buyer shall refer such Employee of the Business to an applicable representative of Seller with respect to such request.

(e) With respect to U.S. Transferred Employees, during the Benefits Continuation Period, Buyer or its Affiliates (i) shall provide to each Transferred Employee (A) no less favorable base salary, wage rate and bonus opportunities, as applicable, than as set forth on Schedule 8.01(b) and (B) employee benefits (other than defined benefit pension or retiree medical and welfare benefits) that are no less favorable, in the aggregate, than those in effect for such Transferred Employee as of immediately prior to the Applicable Closing Date; provided that, for the avoidance of doubt, Buyer may satisfy its obligations pursuant to this clause (i) by providing cash payments or other benefits in lieu of equity compensation or other benefits, and (ii) shall provide an office within a commute of no more than 50 miles from his or her office as of immediately prior to the Applicable Closing Date; provided that, Buyer may in its sole discretion provide for a Home Relocation; provided, further, that if a relocation beyond that distance or a Home Relocation is required and such Transferred Employee’s employment terminates as a result of his or her desire not to accept such a relocation, such Transferred Employee shall receive the severance benefits at the level set forth in Section 8.01(f). Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring either Buyer or any of its Affiliates to continue the employment of any U.S. Transferred Employee for any period after the Applicable Closing Date; provided that such employee shall receive the severance benefits set forth in Section 8.01(f) if terminated under the circumstances described therein.

(f) With respect to U.S. Transferred Employees, during the Benefits Continuation Period, in the event of a termination of any Transferred Employee’s employment by Buyer or its Affiliates without cause (as reasonably determined by Buyer or its Affiliates), Buyer or its Affiliates shall provide severance benefits to each such Transferred Employee that are no less favorable than those severance or termination benefits applicable to such Transferred Employee as of immediately prior to the Applicable Closing Date; provided that such severance benefits shall be provided only if the Transferred Employee timely executes (and does not revoke) a release of claims in favor of Seller, Buyer and their respective Affiliates in a form reasonably satisfactory to Buyer.

(g) With respect to U.S. Transferred Employees, effective from and after the Transfer Time, Buyer or its Affiliates shall (i) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by Buyer or its Affiliates for the benefit of the Transferred Employees (the “Buyer Plans”), service with Seller and the Selling Affiliates prior to the Transfer Time to the extent such service was recognized under the corresponding Listed Plan covering such Transferred Employees, including for purposes of eligibility, vesting and benefit levels and accruals, in each case, except (x) where it would result in a duplication of benefits, or (y) with respect to newly-established Buyer

Plans that do not provide credit for past service to similarly situated employees of Buyer and its Affiliates, and in which at least a comparable number of similarly situated employees of Buyer and its Affiliates (other than the Transferred Employees or newly-hired employees) participate, (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Listed Plan, and (iii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Transfer Time for the plan year in which the Applicable Closing occurs.

(h) If permitted by applicable Law, Seller shall pay to the Transferred Employees (i) all accrued but unpaid vacation for periods prior to the Transfer Time, and (ii) all base salary, wages, commissions or other amounts (but not including any annual bonuses or incentives), in respect of services performed by each Employee of the Business for Seller or its Affiliates, that are earned and accrued but unpaid as of the Transfer Time, as applicable, in each case, to be paid as soon as administratively practicable after the Transfer Time or as required by applicable Law, but in no event later than thirty (30) business days after the Transfer Time. If, under applicable Law, Seller cannot pay the amounts described in the preceding sentence to Transferred Employees, Seller shall reimburse Buyer for any such amounts that Buyer pays to such Transferred Employees. Buyer will cooperate in good faith with Transferred Employees with respect to vacation commitments purchased or reserved by such Transferred Employees prior to the applicable Transfer Time in respect of periods occurring subsequent to such applicable Transfer Time; it being understood that any such vacation commitments ultimately honored by Buyer shall count against the applicable Transferred Employee’s paid-time-off accrued during his or her service with Buyer, or shall be unpaid.

(i) Subject to Seller providing all reasonably necessary support and information in a timely manner, no later than the Applicable Closing Date, Buyer shall establish or cause to be established (or utilize existing Buyer Plans), at its own expense, all necessary retirement, pension, employee welfare and employee benefit plans for Transferred Employees, as applicable. Effective as of the Transfer Time, each Transferred Employee shall cease to be an employee of Seller or the applicable Affiliate and shall cease to participate in any Business Employee Benefit Plan (other than any Assumed Benefit Plan) as an active employee. Other than with respect to a government-sponsored benefit plan, Seller shall be, or shall cause its Affiliates to be, responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (ii) claims for short-term and long-term disability income benefits incurred by any Transferred Employee, and (iii) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, prior to or as of the Transfer Time. Other than with respect to a government-sponsored benefit plan, Buyer shall be, or shall cause its Affiliates to be, responsible for all (A) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (B) claims for short-term and long-term disability income benefits incurred by any Transferred Employee, and (C) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, after the Transfer Time. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (1) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (2) short and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits. Seller and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred prior to the Transfer Time by any Transferred Employee. Buyer and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred on or after the Transfer Time by any Transferred Employee. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs.

(j) Notwithstanding any other provision of this Section 8.01 to the contrary, with respect to each Non-U.S. Transferred Employee, during the applicable Benefits Continuation Period, or such longer period required by applicable Law, Buyer or its Affiliates shall provide to such employee terms and conditions of employment (including seniority and other service credit) that individually, are no less than as required by applicable Law, and in the aggregate, are no less favorable than those provided by Seller and its Affiliates immediately prior to the Transfer Time and (ii) amounts (and, to the extent required by applicable Law, types) of compensation and benefits (including severance benefits and equity compensation benefits) that, individually, are no less than as required by applicable Law and, in the aggregate, are no less favorable than those provided by Seller and its Affiliates immediately prior to the Transfer Time. For the avoidance of doubt, Buyer may satisfy its obligations pursuant to the preceding sentence by providing cash payments or other benefits in lieu of equity compensation or other benefits (unless otherwise required by applicable Law). Without limiting the generality of Section 8.01 or Buyer’s obligations hereunder, with respect to Transferred Employees covered by Collective Bargaining Agreements, effective from and after the Transfer Time, Buyer or one of its Affiliates shall comply with applicable Law concerning Collective Bargaining Agreements in the context of this Agreement.

(k) If any Employee of the Business requires a work permit or employment pass or other legal or regulatory approval for his or her employment with Buyer or its Affiliates, Buyer shall, and shall cause its Affiliates to, use their commercially reasonable efforts to cause any such permit, pass or other approval to be obtained and in effect prior to the Transfer Time (and Seller shall, and shall cause its Affiliates to, use their commercially reasonable efforts to transfer any such permit, pass or other approval to Buyer, to the extent permitted by applicable Law and to cooperate with Buyer or its applicable Affiliate with respect to any ongoing approval process). Notwithstanding the foregoing, to the extent permitted by applicable Law or any Collective Bargaining Agreement, in the event an applicable work permit for an

Employee of the Business is not in place with Buyer or its Affiliate as of the Transfer Time, such Employee of the Business shall be treated as an Inactive Employee hereunder and the parties shall reasonably cooperate to provide for the services of such Employee of the Business to be made available exclusively to Buyer through an employee secondment, services or similar arrangement under which Buyer shall be responsible for all the economic costs of such individual’s compensation and benefits (including reimbursement for any expenses incurred by such Employee of the Business, all applicable fees, Taxes and other amounts owed to third parties and all applicable social or national insurance contributions) for such service period until the applicable work permit can be obtained; provided, however, that Buyer shall, and shall cause its Affiliates to, continue to use their commercially reasonable efforts to obtain the applicable work permit.

(l) As of the Transfer Time, Seller shall provide to Buyer and its Affiliates copies of all employment records for each Transferred Employee required to be provided to Buyer and its Affiliates under applicable Law or as necessary for Buyer to establish payroll systems or employee benefit plans as of the Transfer Time. Seller shall be permitted to retain copies of such employment records, except where prohibited by applicable Law. Buyer and its Affiliates shall ensure that all such records are used only in connection with the employment of such Transferred Employee or as otherwise permitted by applicable Law.

(m) To the extent applicable, the parties hereto acknowledge the applicability of the Transfer Regulations. The parties hereto acknowledge and agree that they shall, and shall cause their respective Affiliates to, comply with the Transfer Regulations to the extent applicable.

(n) Seller and its Affiliates shall bear all the liabilities, costs and obligations relating to any claim or potential claim that a benefit payable to a Transferred Employee under any Business Employee Benefit Plan that is a defined benefit plan in the United Kingdom has transferred to, and is a liability of, Buyer or its Affiliates (including, for the avoidance of doubt, all such liabilities, contingent or otherwise, that exist as of the Applicable Closing Date).

(o) In the United States, pursuant to IRS Revenue Procedure 2004-53, Buyer and Seller and their respective Affiliates shall apply the “standard” method for purposes of employee payroll reporting with respect to any Employee of the Business.

(p) The provisions contained in this Agreement with respect to any Employee of the Business are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including any Employee of the Business (or dependent or beneficiary of any of the foregoing). Nothing herein shall be deemed an amendment of any plan providing benefits to any Employee of the Business.

(q) Notwithstanding anything to the contrary in this Agreement, references to the “Applicable Closing” and “Applicable Closing Date” in this Article VIII and the defined terms used in this Article VIII shall be deemed to mean, with respect to (i) any

Employee of the Business employed at the Raynham Facility who is dedicated to a production line used to manufacture the Products (a “Raynham Line Employee”), the time and the date, respectively, of the Line Transfer of such production line, and (ii) any other Employee of the Business employed at the Raynham Facility (a “Raynham Non-Line Employee”, together with the Raynham Line Employees, the “Raynham Employees”), the time and date as set forth in Schedule 8.01(q)(i) (a “Non-Line Transfer”), and in each case, to the extent permitted by and in accordance with applicable Law. As soon as practicable after the date of this Agreement and in no event later than thirty (30) days after the date of this Agreement, Seller shall provide Schedule 8.01(q)(ii) (the “Raynham Schedule”) which sets forth a true and correct list, as of the date hereof, identifying each Raynham Employee by employee identification number, position, the production line to which any such Raynham Employee who is a Raynham Line Employee is dedicated and whether such Raynham Employee is a Raynham Line Employee or Raynham Non-Line Employee. Within thirty (30) Business Days prior to each Line Transfer or Non-Line Transfer, Seller shall deliver to Buyer an updated Raynham Schedule, current as of the date of delivery. For the avoidance of doubt, Buyer shall make offers of employment to each of the Raynham Employees in accordance with Section 8.01(c) of the Agreement. In the event that a Line Transfer or Non-Line Transfer does not occur, and the action or event causing such Line Transfer or Non-Line Transfer to not occur is initiated, or occurs as a direct result of a breach of this Agreement or any Ancillary Agreement, by (x) Seller, then, with respect to each Raynham Employee whose employment is associated with the applicable production line or would have transferred pursuant to such Line Transfer or Non-Line Transfer, as applicable, such Raynham Employee shall no longer be considered an Employee of the Business for all purposes of the Agreement and Seller may, but shall not be required to, terminate such Raynham Employee’s employment and Seller or the Selling Affiliates shall bear, and shall indemnify and hold harmless Buyer and its Affiliates from and against, all the liabilities, obligations and costs relating to such termination of employment or (y) Buyer, then, with respect to each Raynham Employee whose employment is associated with the applicable production line or would have transferred pursuant to such Line Transfer or Non-Line Transfer, as applicable, such Raynham Employee shall no longer be considered an Employee of the Business for all purposes of the Agreement and Seller may, but shall not be required to, terminate such Raynham Employee’s employment and Buyer or its Affiliates shall bear, and shall indemnify and hold harmless Seller and the Selling Affiliates from and against, all the liabilities, obligations and costs relating to such termination of employment.

SECTION 8.02. Regulatory Approvals. In furtherance of the covenants in Section 6.05(e), in the event Buyer is obligated to effect any sale, divestiture or disposition of any assets of the Business, the parties hereby agree that (a) the parties shall cooperate to identify the Employees of the Business whose employment is related to the assets of the Business subject to the provisions of Section 6.05(d)(i) (the “Divestiture Employees”), (b) notwithstanding anything to the contrary contained herein, the employment of such Divestiture Employees shall not transfer to Buyer and its Affiliates (whether by operation of law, pursuant to Section 8.01(c) or otherwise) and, except as provided below, the Divestiture Employees shall not become Transferred Employees for purposes of this Agreement and (c) with respect to each Divestiture Employee, prior to the Applicable Closing Date, the parties shall enter into one or more agreements containing mutually acceptable terms and conditions regarding the employment of, and the provision of services to Buyer and its Affiliates by, any such Divestiture Employee, between the applicable Closing Date and the consummation of any transaction(s) contemplated in Section 6.05(d)(i). With respect to the Divestiture Employees, Buyer agrees to provide that, and Seller hereby agrees and acknowledges that Buyer and its Affiliates shall have satisfied its obligations under this Article VIII in the event that, a third party purchaser of the assets of the Business subject to the provisions of Section 6.05(d)(i) shall make offers of employment to the Divestiture Employees consistent with the covenants in Section 8.01 and otherwise covenants to employ the Divestiture Employees consistent with Section 8.01 as though (i) such purchaser were Buyer or its Affiliates under Section 8.01, and (ii) the consummation of such transaction (or, if later, the date on when a Divestiture Employee who is on an approved leave of absence returns to work, consistent with the provisions in Section 8.01(c)) were the Transfer Time hereunder, mutatis mutandis (including provisions relating to Transferred Employees); provided that, in the case of Section 8.01(h), the “Transfer Time” shall mean the applicable Divestiture Employee Allocation Time, and Buyer and its Affiliates shall be responsible for all such costs until such Divestiture Employee transfers to the third party purchaser. Notwithstanding anything in this Agreement to the contrary, Buyer or its Affiliates shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Seller and the Selling Affiliates from and against, any claims, costs, liabilities or obligations relating to any Divestiture Employee that arise on or after the applicable Divestiture Employee Allocation Time, excluding any such claims, costs, liabilities or obligations (A) that Seller and its Affiliates would otherwise be responsible for pursuant to the second to last sentence of Section 8.01(d) of this Agreement and (B) that arise during the period beginning on the applicable Divestiture Employee Allocation Time and ending with the consummation of the transaction contemplated in Section 6.05(d)(i) that relates to such Divestiture Employee from (I) any act or omission of Seller and its Affiliates, in each case, in connection with the supervision, management, direction, control or termination of the Divestiture Employees by Seller or its Affiliates or any employee or agent of Seller or its Affiliates (other than a Divestiture Employee) and where such act or omission was not in compliance with applicable Law or the policies of Seller and its Affiliates, (II) any act or omission of any Divestiture Employee, made or failed to be made, as the case may be, at the request of Seller and its Affiliates or any employee or agent of Seller or its Affiliates (other than a Divestiture Employee) and where such act or omission was not in compliance with applicable Law or the policies of Seller and its Affiliates, or (III) an act of fraud or gross negligence by Seller or its Affiliates or an employee or agent of Seller or its Affiliates (other than a Divestiture Employee).

ARTICLE IX

Termination

SECTION 9.01. Buyer Termination. This Agreement may be terminated by Buyer:

(a) at any time prior to the Principal Closing, if (i) Seller shall have failed to comply, in any material respect, with any of Seller’s covenants or agreements contained in this Agreement or (ii) any one or more of the representations or warranties of Seller contained in this Agreement shall prove to have been inaccurate, such that the conditions set forth in Section 5.01 would not be satisfied at the Principal Closing and, in each case, such failure to comply or inaccuracy is not cured prior to the earlier of (1) the Outside Date and (2) twenty (20) business days after written notice thereof is delivered to Seller; provided, however, that such twentieth (20th) business day shall be extended (up to the Outside Date) so long as Seller is using its commercially reasonable efforts to cure such failure to comply or inaccuracy; or

(b) if the Principal Closing shall not have occurred on or before the Outside Date; provided that in the event that (i) the Comparative Quarterly Financial Statements shall not have been delivered to Buyer prior to the Outside Date and (ii) the conditions set forth in Section 5.01 have been satisfied or waived, other than (x) with respect to the delivery of the Comparative Quarterly Financial Statements and (y) the conditions that by their nature are to be satisfied by actions to be taken at the Principal Closing, then the Outside Date shall be automatically extended until October 15, 2017;

provided, however, that Buyer may only terminate this Agreement pursuant to the preceding clauses (a) or (b) if at the time of termination Buyer is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement in a manner that would cause the conditions in Section 5.02 not to be satisfied.

SECTION 9.02. Seller Termination. This Agreement may be terminated by Seller:

(a) at any time prior to the Principal Closing, if (i) Buyer shall have failed to comply, in any material respect, with any of Buyer’s covenants or agreements contained in this Agreement or (ii) any one or more of the representations or warranties of Buyer contained in this Agreement shall prove to have been inaccurate, such that the conditions set forth in Section 5.02 would not be satisfied at the Principal Closing and, in each case, such failure to comply or inaccuracy is not cured prior to the earlier of (1) the Outside Date and (2) twenty (20) business days after written notice thereof is delivered to Buyer; provided, however, that such twentieth (20th) business day shall be extended (up to the Outside Date) so long as Buyer is using its commercially reasonable efforts to cure such failure to comply or inaccuracy;

(b) if the Principal Closing shall not have occurred on or before the Outside Date; provided, that (i) in the event that (A) the Comparative Quarterly Financial Statements shall not have been delivered to Buyer prior to the Outside Date and (B) the conditions set forth in Section 5.01 have been satisfied or waived, other than (x) with respect to the delivery of the Comparative Quarterly Financial Statements and (y) the conditions that by their nature are to be satisfied by actions to be taken at the Principal Closing, then the Outside Date shall be automatically extended until October 15, 2017 and (ii) in the event that the Marketing Period has not been completed by the Outside Date, the Outside Date shall automatically be extended until the second business day following the last day of the Marketing Period; or

(c) at the Principal Closing, if (i) all of the conditions set forth in Section 5.01 (other than those conditions that by their nature are to be satisfied by actions taken at the Principal Closing) have been satisfied, (ii) Seller has irrevocably confirmed in writing that (A) all of the conditions set forth in Section 5.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Principal Closing, provided such conditions would have been satisfied as of such date) have been satisfied or, to the extent permitted by applicable Law, waived by Seller, and (B) it is prepared to consummate the Principal Closing, and (iii) Buyer fails to consummate the Principal Closing within 3 business days following the date the Principal Closing should have occurred pursuant to Section 2.01(a);

provided, however, that Seller may only terminate this Agreement pursuant to the preceding clauses (a), (b) or (c) if at the time of termination Seller is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement in a manner that would cause the conditions in Section 5.01 not to be satisfied.

SECTION 9.03. Effect of Termination. (a) If this Agreement is terminated pursuant to this Article IX, subject to Section 9.03(b), it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents), except that the provisions of this Section 9.03 and Article XI will survive any termination of this Agreement; provided, however, except as set forth in this Section 9.03 that nothing herein shall relieve any party from liability for Damages incurred or suffered by any other party as a result of any fraud, willful misconduct or a knowing and intentional material breach of any covenant contained in this Agreement.

(b) In the event this Agreement is terminated pursuant to Section 9.02(c) and Buyer’s failure to consummate the Principal Closing as described in Section 9.02(c)(iii) is the result of a Financing Failure, then Buyer shall promptly, but in no event later than three business days after the date of such termination, pay to Seller an amount equal to $60 million (the “Termination Fee”) by wire transfer of same day funds (it being understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion). Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is a liquidated damage, and not a penalty.

(c) Notwithstanding anything to the contrary in this Agreement, under the circumstances where the Termination Fee is payable and is paid by Buyer, Seller’s sole and exclusive remedy against any member of the Buyer Group for any damages or monetary remedy for any breach of any representation, warranty, covenant or agreement shall be to terminate this Agreement pursuant to Section 9.02(c) and receive payment of the Termination Fee provided by Section 9.03(b) and other amounts, if any, referenced in Section 9.03(d) and expense reimbursement and indemnification from Buyer in accordance with Section 6.06(e); provided that the foregoing shall not relieve Buyer from liability for any Damages incurred or suffered by Seller to the extent arising from any fraud, willful misconduct or knowing and intentional material breach of any covenant contained in this Agreement. Following the receipt of the Termination Fee pursuant to Section 9.03(b) and other amounts, if any, referenced in Section 9.03(d) and such expense reimbursement and indemnification from Buyer in accordance with Section 6.06(e), no Person shall have any rights or claims against Buyer or any member of the Buyer Group under this Agreement, whether at law or equity, in contract in tort or otherwise, and none of Buyer nor any member of the Buyer Group shall have any liability or obligation to Seller or its Affiliates in connection with this Agreement or the Transactions; provided that the foregoing shall not relieve Buyer from liability for any Damages incurred or suffered by Seller to the extent arising from any fraud, willful misconduct or a knowing and intentional material breach of any covenant contained in this Agreement. The parties hereto acknowledge and agree that in the event of a Financing Failure, Buyer’s failure to pay the Cash Consideration and other amounts to be paid to Seller under this Agreement as a result of such Financing Failure, in and of itself, shall not be deemed to constitute a knowing and intentional material breach of this Agreement (except to the extent the Financing Failure has arisen from Buyer’s knowing and intentional material breach of another covenant of this Agreement). For the avoidance of doubt, while Seller may pursue both a grant of specific performance in accordance with Section 11.06 and the payment of the Termination Fee under Section 9.03(b), under no circumstances shall Seller be permitted or entitled to receive both such grant of specific performance and the Termination Fee (or any portion thereof).

(d) The parties hereto acknowledge that the agreements contained in this Section 9.03 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If Buyer fails promptly to pay the Termination Fee, and, in order to obtain such payment, Seller commences an Action that results in a Judgment against Buyer for the Termination Fee, Buyer shall pay to Seller, together with the Termination Fee, interest on the Termination Fee from the date of termination of this Agreement at a rate per annum equal to the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

ARTICLE X

Indemnification

SECTION 10.01. Survival. All representations and warranties contained in this Agreement shall survive the Principal Closing until the date that is 18 months from the Principal Closing Date, and shall then expire and be of no force or effect; provided, however that (a) the Fundamental Representations shall survive indefinitely, (b) the representations and warranties contained in Section 3.18 (Taxes) shall survive until the date that is thirty (30) days following the expiration of the applicable statute of limitations and (c) the representations and warranties set forth in Section 3.10 (Intellectual Property Rights) shall survive until the date that is two (2) years from the Principal Closing Date. Any representation or warranty that is the subject of any Claim with respect to which notice is delivered by the Indemnified Party to the Indemnifying Party prior to the expiration of the applicable survival period set forth in this Section 10.01 shall survive with respect to such Claim until such Claim is fully and finally resolved. The covenants and agreements contained in this Agreement shall survive indefinitely.

SECTION 10.02. Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, the “Buyer Indemnitees”) against and from any and all Damages which any Buyer Indemnitee may incur or suffer to the extent such Damages arise out of or result from (i) the breach of any representation or warranty made by Seller in this Agreement as if made on the Principal Closing Date, (ii) the breach of any covenant, agreement or obligation of Seller or its Affiliates set forth in this Agreement or (iii) any of the Excluded Liabilities. Notwithstanding that a claim for Damages may fall into multiple categories of this Section 10.02, a Buyer Indemnitee may recover such Damages one time only. Buyer shall take, and shall cause the other Buyer Indemnitees to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto. This Section 10.02 shall not apply to Damages arising out of or as a result of Taxes.

SECTION 10.03. Indemnification by Buyer. In addition to the indemnification set forth in Sections 6.05(e), 6.06(e), 7.06(c)(iv), 7.09, 8.01(d) and 8.02, Buyer shall indemnify and hold harmless Seller against and from any and all Damages which Seller and any of its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, the “Seller Indemnitees”) may incur or suffer to the extent such Damages arise out of or result from (i) the breach of any representation or warranty made by Buyer in this Agreement as if made on the Principal Closing Date, (ii) the breach of any covenant, agreement or obligation of Buyer or its Affiliates set forth in this Agreement or (iii) any of the Assumed Liabilities. Notwithstanding that a claim for Damages may fall into multiple categories of this Section 10.03, a Seller Indemnitee may recover such Damages one time only. Seller shall take, and shall cause the other Seller Indemnitees to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto. This Section 10.03 shall not apply to Damages arising out of or as a result of Taxes.

SECTION 10.04. Limitations on Liability. (a) Except with respect to claims related to breaches of Fundamental Representations or the representations and warranties set forth in Section 3.18 (Taxes), indemnification shall be available to the Buyer Indemnitees or the Seller Indemnitees under clause (i) of Section 10.02 or clause (i) of Section 10.03 (as applicable) with respect to breaches of representations or warranties only to the extent the aggregate amount of Damages otherwise due to the Buyer Indemnitees or the Seller Indemnitees, respectively, for all claims for such indemnification exceeds $10,500,000 and then such indemnification shall be available to the Buyer Indemnitees or the Seller Indemnitees, respectively, for the amount of all such payments due to the Buyer Indemnitees or the Seller Indemnitees, respectively, in excess of such amount, but only for all such Damages up to $105,000,000. Except with respect to claims related to breaches of Fundamental Representations or the representations and warranties set forth in Section 3.18 (Taxes), Seller shall not have any liability under clause (i) of Section 10.02 with respect to breaches of representations or warranties for any individual item or series of related items arising out of the same or similar facts, events or circumstances where the Damages relating thereto are less than $75,000. For the avoidance of doubt, limitations of the scope of Seller’s or Buyer’s liability under this Section 10.04(a) do not apply to indemnification obligations available to Buyer Indemnitees under clauses (ii) and (iii) of Section 10.02 or to Seller Indemnitees under clauses (ii) and (iii) of Section 10.03.

(b) The amount of Damages resulting from any inaccuracy or breach of the representations and warranties contained in this Agreement shall be determined without references to the terms “material,” “materially,” “Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality (including specific monetary thresholds) contained or incorporated in any such representation or warranty, but such qualifications, to the extent contained or incorporated in any such representation or warranty, shall apply for the purposes of determining whether any such inaccuracy or breach has occurred.

(c) The right of the Indemnitees to seek indemnification pursuant to this Article X shall not be affected or deemed waived by reason of the fact that, based on any facts or circumstances known, or that should have been known, to Seller, Buyer or any other Indemnitee, including from any investigation made by or on behalf of such Indemnitee, the information provided in any management presentation, the Data Room or given in writing to such Indemnitee prior to the date of this Agreement (except, for the avoidance of doubt, any disclosure of any fact or item in any portion to the Disclosure Letter), such Indemnitee or any of its representatives knew or should have known that any representation or warranty is, was or might be inaccurate.

SECTION 10.05. Claims. Any Buyer Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this Article X (the “Indemnified

Party”) shall give prompt written notice to the other party (the “Indemnifying Party”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) hereunder may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, including the estimated amount of Damages and the specific basis for indemnification hereunder, to the extent known. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party is prejudiced by such failure.

SECTION 10.06. Defense of Actions. The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, within 30 days of the Indemnifying Party’s receipt of notice of any Claim, to assume the complete defense of any Claim based on any action, suit, proceeding, claim, demand or assessment by any third party with full authority to conduct such defense, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, and to settle or otherwise dispose of the same and the Indemnified Party will reasonably cooperate in such defense; provided the Indemnifying Party will not, in defense of any such action, suit, proceeding, claim, demand or assessment, except with the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any Judgment or enter into any settlement (a) which provides for any relief other than the payment of monetary damages for which Indemnifying Party is obligated to indemnify Indemnified Party hereunder for the full amount of such damages, (b) which does not include as an unconditional term thereof the giving by the third-party claimant to the Indemnified Party of a release from all liability in respect thereof and/or (c) which includes any admission of wrongdoing or misconduct by the Indemnified Party. If the Indemnifying Party has assumed the defense of such action, suit, proceeding, claim, demand or assessment, in accordance with this Section 10.06, (i) the Indemnifying Party shall be liable to the Indemnified Party only for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party and (ii) the Indemnifying Party will afford the Indemnified Party an opportunity to participate in such defense through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall be paid by such Indemnified Party) and shall not enter into any settlement of such Claim for the payment of monetary damages unless (A) the Indemnified Party consents in writing to such settlement or (B) the Indemnifying Party confirms in writing to the Indemnified Party that the Indemnifying Party will be responsible for indemnifying the Indemnified Party for the Damages resulting from such Claim, to the extent provided in (and subject to the parameters of) this Article X. As to those third-party actions, suits, proceedings, claims, demands or assessments with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. The Indemnified Party will not settle any Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld. Notwithstanding anything in this Section 10.06 to the contrary, (x) the Indemnifying Party shall not be permitted to assume the defense of any action, suit, proceeding, claim, demand or assessment if (1) the Claim for indemnification relates to or arises in connection with any criminal Action; (2) the claim seeks an injunction or equitable relief against the Indemnified Party (other than an injunction or equitable relief against the Indemnified Party that is incidental to monetary damages as the primary relief sought); or (3) the amount of Damages suffered or expected to be suffered with respect to such Claim has or would reasonably be expected to result in Damages in excess of the amounts available for indemnification pursuant to this Article X, and (y) the Indemnified Party shall have the right to employ one separate co-counsel and to participate in the defense in such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if, based on advice from counsel, there exists any actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of the third-party Claim. In any event, the Indemnified Party and the Indemnifying Party and their respective counsel shall cooperate in the defense of any third-party Claim subject to this Article X and keep each other informed of all significant developments relating to any such third-party Claim, and provide copies of all relevant correspondence and documentation relating thereto.

SECTION 10.07. Limitation, Exclusivity, No Duplicate Recovery. No Claim for indemnification for a breach of any representation or warranty shall be made or have any validity unless the Indemnified Party shall have given written notice of such Claim to the Indemnifying Party prior to the expiration of the applicable representation or warranty pursuant to Section 10.01. This Article X, Section 6.05(e), Section 6.06(e), Section 7.06(c), Section 7.09, Section 8.01(d), Section 8.01(q) and Section 8.02 provide the exclusive means by which a party may assert and remedy claims for monetary relief pursuant to this Agreement following the Principal Closing Date (other than disputes related to the Consideration Adjustment Statement or purchase consideration allocation, which shall be governed by the terms of Sections 2.04 and 2.05, respectively), including any breach of any representation, warranty, covenant or agreement contained in this Agreement, and Section 11.13 provides the exclusive means by which a party may bring actions against the other party under this Agreement. Each party hereby waives and releases any other remedies or claims that it may have against the other party (or any of its Affiliates) with respect to the matters arising out of or in connection with this Agreement or relating to the Transferred Assets, except that any limitations herein shall not apply (a) for the remedies of injunctive relief or specific performance set forth herein; (b) in the event of fraud, as to which the parties shall have all remedies available at Law or in equity; (c) with respect to the covenants that by their respective terms anticipate performance following the Applicable Closing Date; and (d) as otherwise expressly provided in any Ancillary Agreements. With respect to any Damages arising under this Agreement, (a) Buyer agrees that it shall only seek such Damages from Seller and the Selling Affiliates, and Buyer hereby waives the right to seek Damages from or equitable remedies, such as injunctive relief, against any Affiliate of Seller (other than the Selling Affiliates) or any director, officer or employee of Seller (or any of its Affiliates); provided that such limitations shall not apply in connection with claims for successor liability or fraudulent conveyance and (b) Seller agrees that it shall only seek such Damages from Buyer, and Seller hereby waives the right to seek Damages from or equitable remedies, such as injunctive relief, against any Affiliate of Buyer or any director, officer or employee of Buyer (or any of its Affiliates). Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Indemnified Party be entitled to indemnification under this Article X or under Section 7.06(c) with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Cash Consideration, if any, pursuant to Section 2.04.

SECTION 10.08. Calculation of Damages. Except as otherwise provided in this Article X (or, in the case of any and all Tax matters, in Section 7.06(c)), in any case where the Indemnified Party subsequently recovers from third parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article X (or, in the case of any and all Tax matters, to Section 7.06(c)), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

SECTION 10.09. Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Cash Consideration for Tax purposes unless there is no reasonable basis for doing so under the applicable Tax Law.

ARTICLE XI

Miscellaneous

SECTION 11.01. No Reliance by Buyer; Own Due Diligence. Buyer is relying on its own investigation, examination and valuation of the Business, including the Transferred Assets, and the representations and warranties made by the other party herein, in effecting the transactions covered by this Agreement and the other Transaction Documents. Buyer is purchasing, and Seller is selling to Buyer, the Transferred Assets based on the results of its inspections and investigations, and the representations and warranties, covenants and agreements made to the other party in the Transaction Documents, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in the Transaction Documents.

SECTION 11.02. Financial Information and Projections. (a) In connection with Buyer’s investigation of the Business, Buyer has received from the other party various forward-looking statements regarding the Business (including the estimates, assumptions, projections, forecasts and plans furnished to it) (the “Forward-Looking Statements”). Buyer acknowledges and agrees (i) there are uncertainties inherent in attempting to make the Forward-Looking Statements; (ii) Buyer is familiar with such uncertainties; and (iii) that Seller makes no representation or warranty with respect to any Forward-Looking Statement.

SECTION 11.03. To the Knowledge. “To the knowledge of Seller” or other references to the knowledge or awareness of Seller or its Affiliates means the actual knowledge of those individuals set forth on Schedule 11.03(a). “To the knowledge of Buyer” or other references to the knowledge or awareness of Buyer or its Affiliates means the actual knowledge of those individuals set forth on Schedule 11.03(b).

SECTION 11.04. Waivers. At any time and from time to time prior to the Applicable Closing, the parties hereto may by written agreement signed by both parties, (a) extend the time for, or waive in whole or in part, the performance of any obligation of any party hereto under this Agreement, (b) waive any inaccuracy in any representation, warranty or statement of any party hereto or (c) waive any condition or compliance with any covenant contained in this Agreement. The failure of a party hereto to require performance of any provision hereof at any time shall in no manner affect such party’s right at a later time to enforce such provision. No waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

SECTION 11.05. Modifications and Amendments. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto. Notwithstanding anything to the contrary contained herein, Sections 9.03, 11.06, 11.12 and 11.13 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) and this Section 11.05 may not be amended, supplement, waived or otherwise modified in any manner that is materially adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

SECTION 11.06. Assignability, Beneficiaries, Governing Law and Enforcement. (a) This Agreement and the rights and obligations hereunder shall be binding upon and inure solely to the benefit of the parties hereto, their respective successors and permitted assigns, except that the Financing Sources shall be express third party beneficiaries of Sections 9.03, 11.05, 11.12 and 11.13 and this Section 11.06, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. This Agreement shall not be assignable by either party hereto without the express written consent of the other party hereto, which will not be unreasonably withheld; provided that, without such consent, either Buyer or Seller may assign its rights and obligations hereunder to an Affiliate of Buyer or Seller, respectively (but no such assignment shall relieve such assigning party of its obligations under this Agreement), at any time, or to a third party in connection with a sale or transfer (by means of a merger, stock sale or otherwise) of all or substantially all of Buyer’s business or Seller’s business, respectively. Other than as explicitly set forth herein, including in Sections 10.02 and 10.03, nothing contained herein is intended to confer upon any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. This Agreement shall be governed by the law of the State of New York without reference to the choice of law doctrine of such state.

(b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 11.06(c), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any party is entitled at law or in equity. Each party further agrees that (i) no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.06, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) it will not oppose the granting of such remedy.

(c) Notwithstanding anything in this Agreement to the contrary, it is explicitly agreed that Seller shall be entitled to seek specific performance of Buyer’s obligations to cause the consummation of the Principal Closing only in the event that each of the following conditions has been satisfied:

(i) all of the conditions set forth in Section 5.01 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Principal Closing, provided such conditions would have been satisfied as of such date);

(ii) Buyer has failed to complete the Principal Closing on the date the Principal Closing should have occurred in accordance with Section 2.01(a);

(iii) the Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Principal Closing; and

(iv) Seller has irrevocably confirmed in writing that if specific performance is granted, then it would take such actions required of it by this Agreement to cause the Principal Closing to occur.

SECTION 11.07. Notices. Any notice, request, instruction or other communication to be given hereunder by either party to the other party shall be in writing and delivered personally, or sent by postpaid registered or certified mail, or by email (provided confirmation of email receipt is obtained and such notice, request, instruction or other communication is also subsequently sent within one (1) Business Day thereafter by postpaid registered or certified mail):

if to Seller, addressed to:

DePuy Synthes, Inc.

700 Orthopaedic Drive

Warsaw, IN 46581

Attn: Vice President Law

Email: sfreedma@its.jnj.com

with a copy to:

Johnson & Johnson Law Department

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attn: Assistant General Counsel MD&D

Email: nantoun@its.jnj.com

and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn:    Robert I. Townsend, III, Esq.

            Damien R. Zoubek, Esq.

            Joel F. Herold, Esq.

Email: rtownsend@cravath.com

            dzoubek@cravath.com

            jherold@cravath.com

and if to Buyer, to:

Integra LifeSciences Holdings Corporation

311 Enterprise Drive

Plainsboro, NJ 08536

Attn: General Counsel

Email: richard.gorelick@integralife.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

Attn:    Edward Sonnenschein

            Jason Morelli

Email: ted.sonnenschein@lw.com

            jason.morelli@lw.com

or to such other address for either party as such party shall hereafter designate by like notice.

SECTION 11.08. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

SECTION 11.09. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

SECTION 11.10. Entire Agreement. This Agreement, together with the Annexes, Exhibits and Schedules expressly contemplated hereby and/or attached hereto and the other agreements and certificates delivered in connection herewith including the Confidentiality Agreement, contains the entire agreement between the parties with respect to the Transactions and supersedes all prior agreements or understandings between the parties. Other than the Confidentiality Agreement entered into between the parties, the Transaction Documents are intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth in such agreements is intended by either party to be legally binding.

SECTION 11.11. Payment of Expenses. Except as otherwise set forth in this Agreement, all costs and expenses associated with this Agreement and the Transactions, including the fees of counsel and accountants and fees relating to the Financing, shall be borne by the party incurring such expenses.

SECTION 11.12. Full Exculpation. Notwithstanding anything to the contrary contained herein, no Seller Related Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the Transactions, and no Financing Source shall have any rights or claims against any Seller Related Party in connection with this Agreement, the Financing or the Transactions, in each case, whether at law or equity, in contract, in tort or otherwise; provided that the foregoing will not limit the rights of Buyer or any other party to the Financing under the Financing Commitments (or Alternate Financing Commitments) thereto.

SECTION 11.13. Consent to Jurisdiction; Waivers. (a) All actions and proceedings arising out of or relating to this Agreement or the Financing shall be heard and determined exclusively in the United States District Court for the Southern District of New York (and any appellate court therefrom). Each of the parties hereto hereby: (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (and any appellate court therefrom) for the purpose of any action arising out of or relating to this Agreement or the Financing brought by any party hereto, including against the Financing Sources; provided, that if federal jurisdiction is not available, each of the parties hereto hereby submits to the exclusive jurisdiction of a court of competent jurisdiction that is located in the County, City and State of New York (and any appellate court therefrom); and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement, the Transactions or the Financing may not be enforced in or by the above-named courts.

(b) IN CONNECTION WITH ANY DISPUTE HEREUNDER, OR ARISING OUT OF OR RELATING TO THE FINANCING, EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

(c) IN CONNECTION WITH ANY DISPUTE HEREUNDER, OR ARISING OUT OF OR RELATING TO THE FINANCING, EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR SPECULATIVE DAMAGES OR ANY OTHER TYPE OF DAMAGES THAT ARE NOT REASONABLY FORESEEABLE, IN EACH CASE FROM THE OTHER PARTY HERETO (OR ANY AFFILIATE OF SUCH OTHER PARTY HERETO), INCLUDING ANY CLAIM AGAINST A FINANCING SOURCE, EXCEPT THAT (A) THE COURT SHALL HAVE THE POWER TO AWARD ANY RELIEF PROVIDED BY GOVERNING STATUTE, (B) EACH PARTY AGREES THAT THIS WAIVER DOES NOT COVER ANY RIGHT TO INDEMNITY FOR ANY DAMAGES PAYABLE TO THIRD PARTIES THAT MAY BE IMPOSED OR OTHERWISE INCURRED.

(d) IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES ANY CLAIM FOR PREJUDGMENT INTEREST FROM THE OTHER.

SECTION 11.14. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

SECTION 11.15. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement will be determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Integra LifeSciences Holdings Corporation

By	/s/ Peter J. Arduini
Name:	Peter J. Arduini
Title:	President & Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

DePuy Synthes, Inc.

By	/s/ Susan E. Morano
Name:	Susan E. Morano
Title:	Vice President, New Business Development

[Signature Page to Asset Purchase Agreement]

Annex 2.02(a)

Transferred Assets

The Transferred Assets consist of Seller’s and the relevant Selling Affiliates’ right, title and interest in, to and under the following assets as they exist at the time of the Applicable Closing:

(i) Real Property Leases. The real property leases set forth on Schedule 2.02(a)(i) (the “Transferred Real Property”);

(ii) Inventory. All Inventory owned or held by Seller or any Selling Affiliate at the time of the Applicable Closing excluding the Excluded Inventory;

(iii) Equipment. The machinery equipment (including any associated machine control systems and associated data acquisition hardware resident on the transferring equipment and including any dedicated software applications, but not including any shared computer systems on which the applications run), tools, furniture, fixtures and other tangible personal property (but excluding (x) the Inventory and Transferred IT which are identified separately on this Annex 2.02(a) and (y) personal computers, which are to be retained by Seller and leased to Buyer pursuant to the Transition Services Agreement) that is (A) owned by Seller or any Selling Affiliate and (B) primarily related to or primarily used in the Business, whether located at the sites of Seller or its Affiliates, at a customer facility or the property of any vendor performing manufacturing, warehousing or other services for the Business, together with the interests of Seller or any Selling Affiliate in respect of any warranties relating thereto, other than, for the avoidance of doubt, the Excluded Equipment;

(iv) Goodwill. The goodwill generated by or associated with the Business;

(v) Permits. All permits, licenses, authorizations, franchises, approvals, orders, registrations (but excluding the Product Registrations which are identified separately on this Annex 2.02(a)), certificates, variances or similar rights granted to Seller or any Selling Affiliate by a Governmental Entity primarily related to or primarily used in connection with the operation of the Business prior to the Applicable Closing Date;

(vi) Business Records. The following records, files, data and other materials, whether in hard copy or electronic form, to the extent relating to the Business and in the possession of Seller or any Selling Affiliate (but excluding records or files to the extent they do not relate to the Business): (1) vendor lists, (2) customer lists, (3) a list of the names of the distributors for the Products, (4) pricing lists for the Products, (5) testing and clinical data, market research reports, marketing plans and other marketing-related information and materials (including any underlying Personal Information to the extent transferrable under applicable Law), (6) subject to Section 7.09, advertising, marketing data, marketing plans, sales and promotional materials, (7) quality control, vigilance and regulatory records and (8) ledgers, and other business records (including Transferred Employee Personal Information to the extent transferrable under applicable Law) (collectively, the “Transferred Records”); provided that, to the extent practicable, Buyer shall be entitled to copies or extracts of any such materials relating to the Business that are not included in the Transferred Records;

(vii) Product Registrations. The Product Registrations;

(viii) Intellectual Property. (A) All IP Rights owned or licensed by Seller or any Selling Affiliate and primarily used or held for use in connection with the Business, including (1) the Trademarks set forth on Schedule 2.02(a)(viii)(A)(1) and (2) the Patents set forth on Schedule 2.02(a)(viii)(A)(2), but in each case specifically excluding any IP Rights included in the Excluded Assets (collectively, the “Transferred IP”), and (B) the Licensed IP Contracts and all other licenses, settlements or covenants not to sue relating primarily to Patents and Trademarks included in the Transferred IP (collectively, the “Transferred IP Licenses”);

(ix) Domain Names. The Internet domain names set forth on Schedule 2.02(a)(ix);

(x) IT Systems. All (A) information management systems, databases, software programs and source code and (B) computer hardware, in each case, owned or licensed by Seller or any Selling Affiliate and dedicated exclusively to the Business, including as set forth on Schedule 2.02(a)(x) (collectively, the “Transferred IT”);

(xi) Contracts. (A) All leases, licenses (other than Transferred Real Property and Transferred IP Licenses which are identified separately on this Annex 2.02(a)), bids, tenders, purchase orders, consulting agreements, supply agreements, distribution contracts, manufacturing contracts, maintenance contracts, agreements, commitments, binding arrangements and other contracts (collectively, “Contracts”) exclusively relating to the Business or any of the Transferred Assets and (B) all rights and interests to the extent relating to the Business or any of the Transferred Assets under any Commingled Contract (such rights and interests, the “Business Interests”), but in each case specifically excluding the Excluded Contracts (the Contracts and the Business Interests collectively referred to herein as the “Transferred Contracts”);

(xii) Benefit Plans. All assets of or relating to (including all assets held in trust in any form) and any insurance, administration or other contracts relating to Assumed Benefit Plans to the extent such assets are required to transfer to Buyer and its Affiliates under applicable Law (including where transfer is required in order to apply the Transfer Regulations or to effect a mandatory transfer of employment under the Transfer Regulations, as applicable);

(xiii) Insurance Proceeds. All insurance proceeds actually received by Seller or any Selling Affiliate prior to or after the Applicable Closing under any insurance policy written prior to the Applicable Closing in connection with (i) the damage or destruction of any of the Transferred Assets from and after the date hereof and prior to the Applicable Closing that is, or would have been but for such damage or destruction, included in the Transferred Assets or (ii) any Assumed Liability (other than, in the case of this clause (ii), where (x) insurance proceeds are directly or indirectly funded by Seller or any of its Affiliates through self-insurance or other similar arrangement or (y) where such proceeds are applied by Seller or any Selling Affiliate to acquire, or Seller or any Selling Affiliate otherwise acquires, another asset included in the Transferred Assets);

(xiv) Cash Proceeds of Sales and Dispositions. All net cash proceeds actually received by Seller or any Selling Affiliate prior to or after the Applicable Closing in connection with any sales or other dispositions from and after the date hereof through the Applicable Closing of any asset that would have been included in the Transferred Assets but for such sale or disposition, other than (i) with respect to sales of Inventory in the ordinary course of business consistent with past practice and (ii) where such proceeds are applied by Seller or any Selling Affiliate to acquire, or Seller or any Selling Affiliate otherwise acquires, another asset included in the Transferred Assets;

(xv) Claims; Settlement Proceeds. Any and all claims, causes of action, defenses and rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) arising out of the Transferred Contracts (other than any accounts receivable described in clause (i) of Annex 2.02(b)) and all proceeds of any settlement from and after the date hereof through the Applicable Closing of any such claims, causes of action, defenses and rights of offset or counterclaim that would have been included in the Transferred Assets but for such settlement (other than where such proceeds are applied by Seller or any Selling Affiliate to acquire, or Seller or any Selling Affiliate otherwise acquires, another asset included in the Transferred Assets); and

(xvi) Other. All other assets, properties, Contracts and claims of every nature, tangible and intangible, primarily related to or primarily used in the Business, other than any asset of the type described in clauses (i) through (xx) of Annex 2.02(b).

Annex 2.02(b)

Excluded Assets

The Excluded Assets consist of any assets of Seller or any of its Affiliates that do not constitute Transferred Assets as described on Annex 2.02(a), including the following:

(i) Accounts Receivable. All accounts receivable, notes receivable and similar rights to receive payments or rebates of Seller or any of its Affiliates existing on the Applicable Closing Date and arising out of the operation or conduct of the Business prior to the Applicable Closing Date;

(ii) Cash and Cash Equivalents. (A) All cash and cash equivalents (including marketable securities and other investment assets and all monies received in respect of the sale of warranty programs), other than cash and cash equivalents in respect of clauses (xii)-(xiv) of Annex 2.02(a) and (B) all VAT credits, refunds, or reclaim rights with respect to Taxes arising out of, relating to or in respect of the Business or the Transferred Assets for any Pre-Closing Tax Period, in each case held by Seller or any of its Affiliates on the Applicable Closing Date;

(iii) Hedging or Other Currency Exchange Agreements. All rights to receive payments of Seller or any of its Affiliates pursuant to a hedging or other currency exchange agreement existing on the Applicable Closing Date;

(iv) Benefit Plans. Except with respect to Assumed Benefit Plans as set forth in Annex 2.02(a)(xii), all the assets of and all the assets relating to and all rights under any employee compensation, benefit or welfare plan or any related contract between any Person and Seller or any of its Affiliates (including Business Employee Benefit Plans);

(v) Certain Records. Any records and files not identified as Transferred Records, including (A) the personnel records maintained by Seller or any of its Affiliates, (B) Tax Returns, (C) records (including accounting records) relating to Taxes paid or payable by Seller or any of its Affiliates and all financial and Tax records relating to the Business that form part of Seller’s or any of its Affiliates’ general ledger or otherwise constitute accounting records, (D) records prepared in connection with the Transactions, including bids received from other Persons and analyses relating to the Business, (E) records related to existing agreements of the Business between Johnson & Johnson Health Care Systems, Inc. and any Governmental Entity in the United States until such time when such agreements are cancelled, modified to remove Johnson & Johnson Health Care Systems, Inc. as a party or novated, as applicable, and (F) file copies of the Transferred Records retained by Seller, in each case whether generated before or after the Applicable Closing Date;

(vi) Certain Contracts and Contract Rights. All rights of Seller and its Affiliates under (A) this Agreement and the Ancillary Agreements, (B) any Commingled Contracts, subject to Section 2.02(g), (C) any Contracts related to Shared Services, other than Buyer’s rights under the Ancillary Agreements, (D) any contracts between Seller and any of its Affiliates or between Affiliates of Seller, whether arising before or after the

Applicable Closing Date and (E) any contracts or other relationships between Seller and/or its Affiliates and Arbeitsgemeinschaft für Osteosynthesefragen (the AO)(collectively, the “Excluded Contracts”);

(vii) Insurance. Other than insurance proceeds specified in clause (xiii) of Annex 2.02(a), all current and prior insurance policies arranged or maintained by Seller or any of its Affiliates and all rights of any nature with respect thereto, including all rights to insurance recoveries thereunder and to assert claims with respect to any such insurance recoveries, whether arising before or after the Applicable Closing Date;

(viii) Corporate Organizational Records. The organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller and each of its Affiliates as a corporation or other entity;

(ix) Capital Stock. All shares of capital stock or any other equity interests of Seller’s Affiliates;

(x) Tax Claims. Refunds and credits, claims for refunds or credits and rights to receive refunds or credits from any Taxing Authority with respect to Taxes arising out of, relating to or in respect of the Business or the Transferred Assets for any Pre-Closing Tax Period;

(xi) Real Property. Each of the following: (A) any real property and any buildings, improvements and fixtures thereon, including, for the avoidance of doubt, the Raynham facility, in each case other than the Transferred Real Property; and (B) any leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of Seller or any of its Affiliates (in each case, other than the Transferred Real Property).

(xii) Intellectual Property. Except for Transferred IP and rights under the Transferred IP Licenses, all other IP Rights;

(xiii) Domain Names. All Internet domain names other than those set forth on Schedule 2.02(a)(ix);

(xiv) Excluded IT Systems. All property in the nature of databases, software programs, computer hardware, source code and object code owned or licensed by Seller or any of its Affiliates, in each case that is not otherwise included in the Transferred IT;

(xv) Equipment. Any machinery, equipment, tools and other personal property of Seller or its Affiliates not primarily used in the conduct of the Business and, without limiting the generality of the foregoing, the equipment set forth on Schedule 2.02(b)(xv) (the “Excluded Equipment”);

(xvi) Fleet. The fleet vehicles that are owned or leased by Seller or any of its Affiliates and the leases and other contracts relating thereto;

(xvii) Guarantees. Any guarantee, letter of credit, surety bond (including any performance bond), credit support arrangement or other assurance of payment issued by Seller or an Affiliate of Seller with respect to any Transferred Asset or Assumed Liability;

(xviii) Forms and Policies. Any contract templates, form contracts, general corporate policies and standard operating procedures;

(xix) Excluded Inventory. (A) All inventory of all finished Products, Product specific work in process and Product specific raw materials owned or held by GMED Healthcare BVBA or Johnson & Johnson Pte Ltd, (B) the liquid raw material for bone cement and (C) all inventory of all Product specific work in process and Product specific raw materials located at the Raynham Facility (collectively, the “Excluded Inventory”).

(xx) Other. All assets set forth on Schedule 2.02(b)(xx).

Annex 2.02(c)

Assumed Liabilities

The Assumed Liabilities consist of any and all liabilities and obligations of Seller or any of its Affiliates to the extent arising out of or relating to the Business or any Transferred Asset other than the Excluded Liabilities, including the following liabilities and obligations:

(i) Accounts Payable. All accrued receipts and accounts payable arising out of the operation or conduct of the Business after the Applicable Closing Date;

(ii) Transferred Contract Liabilities. All liabilities and obligations under the Transferred Contracts, whether arising before or after the Applicable Closing Date, but excluding those in respect of the Pre-Closing Accounts Payable;

(iii) Taxes and Transfer Taxes. (A) All Taxes arising out of, relating to or in respect of the Business or the Transferred Assets for all Post-Closing Tax Periods and (B) all Transfer Taxes in accordance with Section 2.06(a);

(iv) Asset Ownership. All liabilities and obligations to the extent relating to, or arising out of, any Transferred Asset, or to the extent relating to, or arising out of, the ownership by Buyer and its Affiliates of any Transferred Asset or associated with the realization of the benefits of any Transferred Asset, in each case, on or after the Applicable Closing Date;

(v) Product Claims. Liabilities and obligations to the extent arising from or relating to lawsuits or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, arising from or relating to the design, manufacture, testing, advertising, marketing, distribution or sale of the Products, whether prior to or after the Principal Closing, including all liabilities and obligations to the extent arising from or relating to (A) warranty obligations, (B) infringement, dilution, misappropriation or other violation of IP Rights, (C) alleged or actual hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or alleged or actual breach of express or implied warranty or representation or (D) the return after the Principal Closing of any Product sold prior to or after the Principal Closing (collectively, “Product Claims”), in each case other than any Excluded Liability;

(vi) Environmental Liabilities. All liabilities and obligations to the extent relating to or arising out of the Business, any Transferred Real Property (or any real property, facility and equipment to the extent subject to any Transferred Real Property) or any Transferred Asset, or the ownership or operation of any of the foregoing, and arising under, based upon, or relating to any Environmental Law, Environmental Claim or Hazardous Materials, in each case, whether arising before or after the Applicable Closing Date;

(vii) Business Claims. Except as otherwise set forth in this Agreement and except for the matters specifically identified as Excluded Liabilities, all obligations and liabilities in respect of any criminal, civil or administrative suit, action or proceeding, pending or threatened, and claims, whether or not presently asserted, to the extent arising out of, relating to the Business or the operation or conduct of the Business before or after the Principal Closing Date (collectively, “Business Claims”);

(viii) Employment Matters. Except as otherwise provided in Article VIII, all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses relating to each (A) Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that (1) arise as a result of an event or events that occur on or after the Transfer Time, (2) Buyer or its Affiliates have specifically agreed to assume pursuant to this Agreement or (3) transfer to Buyer or its Affiliates under applicable Law (including in connection with the application of the Transfer Regulations or the mandatory transfer of employment as contemplated by this Agreement, as applicable) and (B) Employee of the Business (or any dependent or beneficiary of any such employee) who does not become a Transferred Employee as contemplated by this Agreement as a result of a breach by Buyer or any of its Subsidiaries of applicable Law, any Collective Bargaining Agreement or this Agreement (including Section 8.01(d) with respect to severance and other separation benefits obligations to such Employees of the Business (or any dependent or beneficiary of any such employee)) that arise as a result of such breach (such liabilities, obligations, commitments, claims and losses, the “Transferred Employee Liabilities”);

(ix) Liabilities to Suppliers. Other than the Pre-Closing Accounts Payable, liabilities and obligations to suppliers or other third parties, such as licensors, for materials and services, to the extent relating to the Business, ordered in the ordinary course of business on or prior to the Principal Closing Date, but scheduled to be delivered or provided after the Principal Closing Date; and

(x) Liabilities to Customers. Liabilities and obligations to customers under purchase orders for Products (and for which a related account receivable has not yet been recorded) that have not yet been shipped at the Applicable Closing Date.

Annex 2.02(d)

Excluded Liabilities

The Excluded Liabilities consist of the following liabilities and obligations of Seller or any of its Affiliates:

(i) Accounts Payable. All accrued receipts and accounts payable arising out of the operation or conduct of the Business before the Applicable Closing Date (the “Pre-Closing Accounts Payable”);

(ii) Taxes. All Taxes (other than Transfer Taxes) of Seller and the Selling Affiliates (A) arising out of, relating to or in respect of the Business or the Transferred Assets for all Pre-Closing Tax Periods and (B) that are unrelated to the Business and the Transferred Assets, in each case, including any liability of Seller or the Selling Affiliates for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise;

(iii) Employment Matters. Except as otherwise provided in Article VIII, all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses relating to each (A) employee of Seller and its Affiliates, including all former Employees of the Business (or any dependent or beneficiary of any such employee), other than the Transferred Employees and their dependents and beneficiaries or as described in clause (B) of the definition of Transferred Employee Liabilities, in each case, that arise out of an event or events that occur at any time, (B) Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that arise as a result of an event or events that occur prior to the Transfer Time, except for any such liabilities, obligations, commitments, claims and losses described in clause (A)(2) or (3) of the definition of Transferred Employee Liabilities, (C) Business Employee Benefit Plans that are not Assumed Benefit Plans and (D) all Controlled Group Liabilities;

(iv) Excluded Asset Liabilities. Each liability, obligation or commitment to the extent relating to, or arising out of, any Excluded Asset, or to the extent arising out of the distribution to, or ownership by, Seller or any of the Selling Affiliates of any Excluded Asset or associated with the realization of the benefits of any Excluded Asset, whether arising before or after the Principal Closing Date;

(v) Indebtedness. Liabilities and obligations arising from or related to Indebtedness except to the extent expressly identified in items (i) through (x) on Annex 2.02(c); and

(vi) Other. (A) To the extent not otherwise specified in clauses (i)-(x) of Annex 2.02(c), any liabilities of Seller and its Affiliates to the extent not arising from or related to the Business or the Transferred Assets; (B) any obligations of Seller or any of its Affiliates pursuant to the terms of the Transaction Documents; and (C) other liabilities set forth on Schedule 2.02(d)(vi) any other liabilities or obligations of Seller or any Selling Affiliate that Seller designates as an Excluded Liability by a written notice delivered to Buyer prior to the Applicable Closing Date.

107